As filed with the Securities and Exchange Commission on May 4, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NanoDynamics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2819	41-2048510
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

901 Fuhrmann Blvd.
Buffalo, New York 14203
(716) 853-4900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith Blakely, Chief Executive Officer
and Chairman of the Board of Directors
NanoDynamics, Inc.
901 Fuhrmann Blvd.
Buffalo, New York 14203
(716) 853-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fran Stoller, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4159 Facsimile: (212) 214-0706 fstoller@loeb.com	Christopher M. Kelly, Esq. Jones Day 222 East 41st Street New York, New York 10017 Telephone: (212) 326-3939 Facsimile: (212) 755-7306

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to Be Registered	Offering Price(1)	Fee(2)
Common Stock, par value $.001 per share	$97,750,000	$3,001

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price attributable to shares that the underwriters have the option to purchase from the registrant solely to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) with the Securities Act of 1933 based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 4, 2007

           Shares
Common Stock

We are offering           shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We intend to apply to list our shares of common stock on the Nasdaq Global Market under the symbol “NDMX.” We anticipate that the initial public offering price will be between $      and $      per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

Per
	Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us, Before Expenses	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional           shares of common stock to cover over-allotments.

The underwriters expect to deliver shares of common stock to purchasers on or about          , 2007.

Jefferies & Company

The date of this prospectus is          , 2007.

NanoDynamics™

Addressing Global Challenges.

TO DO:
Energy
Water
Food
Environment

Revolution™ 50 H Hybrid
Solid Oxide Fuel Cell

Water remediation filter

Rotating Tube Reactor
for process intensification

ND®NanoCide I
wallboard treatment

Carbon Nanotubes

ND®Silver paint treatment

© 2007 NanoDynamics, Inc., All Rights Reserved

NanoDynamics

You should rely only on information contained in this prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus or in any free writing prospectus that we may provide to you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our common stock.

Page

Prospectus Summary	1
Risk Factors	6
Cautionary Note Regarding Forward-Looking Statements	19
Use of Proceeds	20
Dividend Policy	21
Capitalization	22
Dilution	23
Selected Consolidated Financial Data	24
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Business	37
Management	51
Principal Stockholders	64
Certain Relationships and Related-Party Transactions	65
Description of Capital Stock	66
Shares Eligible for Future Sale	69
Material United States Federal Income and Estate Tax Consequences to Non-United States Holders	71
Underwriting	74
Notice to Investors	77
Legal Matters	78
Experts	78
Where You Can Find Additional Information	78
Index to Consolidated Financial Statements	F-1
EX-3.1: CERTIFICATE OF INCORPORATION
EX-3.2: FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EX-3.3: AMENDED AND RESTATED BYLAWS
EX-10.1: LICENSE AND ROYALTY AGREEMENT
EX-10.2: LICENSE AND ROYALTY AGREEMENT
EX-10.3: LICENSE AND ROYALTY AGREEMENT
EX-10.4: RESEARCH AGREEMENT
EX-10.5: LICENSE AGREEMENT
EX-10.6: NONEXCLUSIVE LICENSE
EX-10.7: TECHNOLOGY COMMERCIALIZATION AGREEMENT
EX-10.8: EMPLOYMENT AGREEMENT
EX-10.9: EMPLOYMENT AGREEMENT
EX-10.10: EMPLOYMENT AGREEMENT
EX-10.11: CONSULTING AGREEMENT
EX-10.12: 2004 STOCK OPTION PLAN
EX-10.13: 2007 INCENTIVE PLAN
EX-10.14: LEASE AGREEMENT
EX-10.15: LEASE AGREEMENT
EX-10.16: LEASE AGREEMENT
EX-10.17: SUBLEASE AGREEMENT
EX-10.18: SUBLEASE AGREEMENT
EX-21.1: LIST OF SUBSIDIARIES
EX-23.2: CONSENT OF DELOITTE & TOUCHE LLP

“NanoDynamics®,” “ND®” and “NDMX®” are registered trademarks that we own. “Revolutiontm,” “Cell-Poretm” and “TechBanktm” are additional trademarks we use in our business. Other trademarks, trade names and service marks used in this prospectus are the property of their respective owners.

i

PROSPECTUS SUMMARY

This summary highlights information about NanoDynamics, Inc. and the offering contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus before making an investment decision, including the information presented under the heading “Risk Factors” and in the consolidated financial statements and notes thereto included elsewhere in this prospectus. In this prospectus, except as otherwise indicated or as the context may otherwise require, all references to “NanoDynamics,” “we,” “us” and “our” refer to NanoDynamics, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

Our Company

We develop and market products, advanced materials and process technologies that provide clean technology solutions for today’s global challenges. We focus principally on the energy, environmental and infrastructure markets. We are capitalizing on the increasing demand for cleaner energy and water, and the emphasis on sustainable renewable resources. We are leveraging our extensive intellectual property portfolio and process and design engineering expertise to deliver value-added products, advanced materials and solutions to our customers in our targeted markets. We have multiple core products with near-term commercialization opportunities that we are pursuing through collaborative relationships with strategic partners and potential customers. These core products include:

•	Revolutiontm Solid Oxide Fuel Cells — We have developed fuel cells that have many advantages over existing technologies with broad application in portable, residential and distributed power generation. Our fuel cells offer high efficiency, quick start times, fuel flexibility and very high power densities.

•	Cell-Poretm Water Filters — We have developed proprietary filter products with up to 1,000 times the active surface area of conventional sand bed filters, making them highly effective in removing contaminants from drinking water. Our water filters are currently being evaluated by potential customers for municipal, industrial and residential applications.

•	Advanced Materials — We produce a broad range of advanced materials, including nano-sized metal and ceramic powders, carbon nanotubes, nanostructured steel and nanocement. We are pursuing several applications for the integration of our advanced materials, including hygienic (antibacterial, antimicrobial and antifungal) surfaces, high strength composites and building materials, and advanced energy systems such as lithium-ion batteries, thermoelectric systems and photovoltaic modules.

•	Process Intensification Technologies — We have developed process intensification technologies that reduce energy consumption, decrease use of hazardous chemicals and solvents, improve throughput rates and lower capital investment requirements, thereby offering significant advantages over conventional chemical processing techniques and biofuel synthesis.

Market Opportunity

Clean technology refers to the application of innovative technologies to optimize the use of limited natural resources, offering a cleaner or less wasteful alternative to conventional energy, traditional products, materials and processes while adding economic value. According to the trade publication, Clean Edge “Clean Energy Trends 2007,” the clean technology sector has experienced significant growth, with annual revenues increasing 39% to $55 billion in 2006 from $40 billion in 2005, and the market is forecast to grow to $227 billion by 2016. Factors impacting the clean technology trends in our target markets — energy, environmental and infrastructure — are as follows:

•	Energy — The growing demand for energy, concerns over the level and volatility of energy prices, uncertainty regarding security of energy supplies and concerns over the environmental consequences of current industrial and consumer practices are driving demand for efficiency gains and alternative resources throughout the global energy sector. These demands have led to the adoption of significant policy initiatives and incentive programs in Japan, Germany, Spain, France, Italy, Greece and a number of states in the United States, as well as the implementation of international treaties such as the Kyoto Protocol, aimed, in part, at optimizing the use of natural resources to offer cleaner or less wasteful alternatives to traditional products, materials and processes. Companies capable of offering significant efficiency gains or cost-effective, environmentally-friendly alternatives to conventional energy are poised for substantial growth.

•	Environment and Water — Heightened awareness over environmental problems we face today, such as greenhouse gases, air pollution and water and soil contamination, has led to an increase in demand for innovative and viable processes and technologies to create “greener” manufacturing facilities. Furthermore, an increase in the awareness of the potential health consequences associated with a variety of contaminants in drinking water, such as arsenic and lead, has resulted in the increased government scrutiny of the public water supply and the implementation of ever more stringent water-quality standards in the United States, as well as countries such as India and China where increases in chemical contaminants in the water supply are creating serious health hazards. Companies that can meet the growing demand for new materials, products and technologies that can satisfy these regulatory requirements will benefit from these trends.

•	Infrastructure — Significant investment in the infrastructure sector continues as emerging countries spend heavily on new projects and developed countries update their infrastructure. The production of cement, a fundamental building material used throughout the world, accounts for a significant percentage of carbon dioxide emissions globally, thereby contributing to significant green-house gas emissions. Companies with products or capabilities that (1) reduce the amount of cement or other materials used in, (2) reduce the energy consumption required by, or (3) lower the overall cost of, a building project are poised to benefit from the continuing growth in infrastructure investment. Furthermore, recent focus on the health and financial impact of the proliferation of mold and other microbial organisms on building materials in residential and commercial spaces has led to a growing demand for improved building materials that contain antimicrobial and antibacterial properties to prevent the onset of mold.

Our Approach

Our objective is to identify, develop and commercialize novel solutions to address the global challenges faced primarily in the energy, environment and infrastructure markets by leveraging our broad portfolio of proprietary technologies, advanced materials and process design expertise in commercially relevant ways. Our management and technical team, relying on their industrial experience and extensive technical expertise, take an opportunistic approach to maximizing stockholder value by matching the novel properties and characteristics of our proprietary technologies with market needs and customer demands. We seek to capitalize on our opportunities at multiple points in the value chain based on our assessment of a number of factors, including capital requirements, time to market, distribution and sales channels and the regulatory environment. Working alone or in collaboration with others, we will sell manufactured products to end users, provide materials or components to other companies for use in the manufacture of their products, or enter into license arrangements.

Our goal is to leverage our materials and process and design engineering expertise to become a leading provider of clean technology products and solutions. The key elements of our strategy are as follows:

•	Provide economical clean technology solutions to our customers and partners. As government regulations become increasingly stringent and environmental issues are brought to the forefront of corporate responsibility and consumer focus, it is vital that our products, materials and process technologies provide effective and economical solutions for our customers and collaborative partners. We are therefore focused on offering highly effective clean technology solutions that offer significant cost savings and efficiency advantages.

•	Focus on high-value products, advanced materials and processes with clear near-term commercial opportunities. Utilizing our advanced, proprietary processing technologies, which do not require substantial capital investment, labor content or expensive materials, we are creating solutions offering customers significant value beyond what is available with conventional products, materials and processes. All of our initiatives are analyzed and evaluated for near-term commercial viability, market size and potential customer interest before we invest our resources in research and development.

•	Leverage our intellectual property portfolio. We are pursuing opportunities to leverage our extensive patent portfolio, trade secrets and technical know-how to develop new products, advanced materials and process technologies for our own use, as well as for our partners and customers.

•	Expand and leverage our strategic and business alliances for market penetration. We are pursuing the expansion of our domestic and international strategic alliances, which may take the form of joint ventures, strategic partnerships, cost savings agreements or distribution and marketing arrangements in order to accelerate our penetration into both domestic and international energy, environmental and infrastructure markets.

•	Pursue growth through selected acquisitions. We are pursuing additional growth through the selective acquisition of businesses, products or intellectual property that serve strategic business and technology purposes, such as (1) expanding our market share in existing products, (2) increasing our product offering and revenue base in complementary markets or applications, (3) accelerating the integration and use of our products, advanced materials and process technologies into existing business lines, or (4) accelerating our channels to market.

Competitive Strengths

We believe we are well positioned to become a leader in the clean technology sector given our competitive strengths, which include the following:

•	Strong intellectual property and scientific leadership position that serve as high barriers to entry. We have an extensive and growing patent portfolio, including 19 issued U.S. patents and over 35 U.S. patent applications, and continually seek opportunities to acquire intellectual property that we believe will lead to commercial applications.

•	Cost-advantaged, high-quality design capabilities and proprietary processes. Our design and process capabilities enable us to achieve superior product quality more efficiently and more economically than conventional methods, thereby meeting today’s government and industry requirements and consumer demands.

•	Valuable strategic alliances. We have established strategic alliances with multiple large global enterprises, including Otsuka Chemical Co., Ltd. and Tata Chemicals Limited, that are enabling us to assess the commercial potential of our products and technologies, define our market opportunities earlier in the development process, identify our customer base and access our markets more quickly.

•	Key research relationships. We have established key strategic research and development relationships with leading academic and scientific institutions, including Clarkson University, Purdue University, The Ohio State University and the U.S. Naval Research Laboratories, to strengthen or expand our existing technology base.

•	Proven management and technical team with relevant and extensive commercial experience. We have assembled a multi-disciplinary management and technical team with extensive experience in manufacturing operations and advanced materials science, with the ability and relevant experience to bring products from the applied development stage through commercialization and full-scale production.

•	Diverse potential end markets. Our products, advanced materials and process technologies have potential application in a wide variety of end markets including electronics, semiconductors, consumer products, military and defense, biomedical and life sciences and transportation. We believe this diversity of markets provides us with numerous opportunities to create revenue streams and avoid reliance on a limited number of customers or applications.

Corporate Information

We were incorporated in Delaware on March 15, 2002. Our principal offices are located at 901 Fuhrmann Boulevard, Buffalo, New York 14203. Our telephone number is (716) 853-4900 and our website address is www.nanodynamics.com. Information contained on or accessible through our website is not a part of this prospectus.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use a portion of the net proceeds of this offering for capital equipment and expansion of our manufacturing capabilities, research and development, and sales and marketing activities. The remaining net proceeds will be used for general corporate purposes, including working capital and the possible in-licensing or acquisition of products or businesses that are complementary to ours.

Over-allotment option	We have granted the underwriters an option to purchase up to an additional shares solely to cover over-allotments.

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page 6 of this prospectus before investing in our common stock.

Proposed Nasdaq Global Market symbol	NDMX

The number of shares of common stock to be outstanding after the offering is based on 19,876,212 shares outstanding as of May 1, 2007. Unless we specifically state otherwise, the information contained in this prospectus:

•	is based on the assumption that the underwriters will not exercise the over-allotment option granted to them by us;

•	excludes 918,800 shares issuable upon exercise of stock options outstanding as of May 1, 2007, which have a weighted-average exercise price of $6.30 per share, and 3,079,200 additional shares reserved as of May 1, 2007 for future issuance under our stock-based compensation plans; and

•	excludes 563,971 shares issuable upon exercise of warrants outstanding as of May 1, 2007, which have a weighted-average exercise price of $6.16 per share.

Summary Consolidated Financial Data

We have derived the following summary of our consolidated balance sheet data at December 31, 2006 and our consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

The as adjusted balance sheet data reflects the balance sheet data as of December 31, 2006, as adjusted to reflect our receipt of the estimated net proceeds from our sale of           shares of our common stock in this offering at an assumed initial offering price of $      per share, the midpoint of the estimated price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Year Ended December 31,
	2004	2005	2006

Consolidated Statement of Operations Data:
Revenues	$1,105,056	$3,279,295	$4,362,447

Costs and expenses:
Costs of revenues	783,594	2,553,800	3,525,362
Research and development	3,176,650	5,612,681	8,836,961
Selling, general and administrative	2,621,751	5,626,167	7,905,687

Total costs and expenses	6,581,995	13,792,648	20,268,010

Operating loss	(5,476,939)	(10,513,353)	(15,905,563)
Other income, net	40,942	175,889	1,189,564

Net loss	$(5,435,997)	$(10,337,464)	$(14,715,999)

Net loss per share—basic and diluted	$(0.41)	$(0.67)	$(0.79)

	December 31, 2006
	Actual	As Adjusted

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$10,744,832
Total assets	17,686,257
Total liabilities	3,611,846
Accumulated deficit	(33,884,190)
Total stockholders’ equity	14,074,411

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information contained in this prospectus before making an investment decision. Please note that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties. The risks and uncertainties described below are not the only ones we face. Any of the following risks could materially adversely affect our business, financial condition, results of operations or liquidity. In such event, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to our Business

We have a limited operating history, have incurred substantial operating losses and may never achieve profitability.

From our inception in March 2002 through December 31, 2006, we have incurred net losses of approximately $33.9 million in the aggregate. Our losses have resulted principally from research and development and from selling, general and administrative expenses associated with our operations. We expect our losses to continue for the foreseeable future as a result of significant increases in expenses for research and product development, manufacturing and selling, general and administrative costs. Our revenue to date has been generated from the initial sales of sample and qualification products and advanced materials and research and development contracts with companies and governmental entities, as well as government grants. In order to achieve profitability, we must develop products, advanced materials and process technologies that can be commercialized by us or through collaborations with our partners. We cannot assure you that any of our products, advanced materials and process technologies will prove to be commercially viable or that we will ever achieve profitability. Even if we do achieve profitability, we cannot predict the level of such profitability.

Some of our products, advanced materials and process technologies are at an early stage of development and may never be successfully developed.

Some of our technologies are new and unproven and will require significant and lengthy development efforts before we can determine their viability. During the development process, we may experience technological issues that we may be unable to overcome. For example, we may be unable to successfully synthesize our nanostructures or design our products and advanced materials, utilize cost-competitive manufacturing processes, establish collaborative relationships or obtain the funding necessary to complete the development process. Because of these uncertainties it is possible that some or all of our products, advanced materials and process technologies may not be successfully developed. If we are not able to successfully develop a substantial number of our products, advanced materials and process technologies, we will be unable to generate significant product revenue or build a sustainable or profitable business.

Our products, advanced materials and process technologies, even if successfully developed, may not achieve market acceptance or be successfully commercialized.

To date, we have not generated significant revenue from the sale of any products, advanced materials or process technologies we have developed. Increasing our revenue and achieving profitability will depend substantially on our ability to achieve wide-scale market and customer acceptance of our clean technology solutions. Such acceptance will depend, in large part, on the continuation of recent trends in the energy, environmental and infrastructure markets for effective and economic clean technology solutions to address global concerns. Significant markets may never develop for clean technology solutions in general or for our solutions in particular, or these markets may develop more slowly than we anticipate as a result of many factors, some of which are beyond our control, including:

•	changes in government policies and regulations that make it more difficult, time-consuming or costly to adopt clean technology alternatives;

•	any reduction in domestic or international government funding, incentives or other support of clean technology solutions;

•	the emergence of more competitive technologies and products, including other clean technologies and products that could render our products obsolete;

•	an unwillingness by large industry players to commit the resources necessary to modify, expand or adopt new production methods necessary to incorporate our products as components of, or additives to, their products;

•	perceptions or concerns regarding the safety or reliability of new technologies in general or our products and advanced materials (or the end-user products which incorporate them) in particular;

•	the availability of cheaper or more effective alternative technologies or products; or

•	the lack of sufficient financial or economic incentives, including incentives established by government agencies.

If we are unable to achieve wide-scale commercial acceptance of our products, advanced materials and process technologies by our target markets and potential customers in a timely manner, we will be unable to generate significant revenue or build a sustainable or profitable business.

Because our products and advanced materials will generally be components of, or additives to, end products, the commercial viability of many of our products and advanced materials is tied to the success of third parties’ existing and potential end products.

Few of the products and advanced materials that we are developing are designed for direct use by the ultimate end user, and most of our products and advanced materials will be components of, or additives to, other products. For example, our nano-sized and micron-sized metal powders are designed to be incorporated into or used as additives to a wide variety of end products to enhance performance and reliability and lower cost. Other potential products, such as our solid oxide fuel cells, or SOFCs, and our Cell-Poretm water filters, are similarly expected to be components of third-party products. As a result, the market for our products and advanced materials is dependent upon third parties creating or expanding markets for their end-user products that utilize our products and advanced materials. If such end-user products are not developed, or the market for such end-user products diminishes or fails to develop, the market for our component products and advanced materials would be expected to similarly diminish or collapse. This would limit our ability to generate revenues and would harm our business and operations.

Our ability to commercialize our products, advanced materials and process technologies will depend, in large part, on the efforts of third parties and collaborative arrangements, over which we may have little or no control.

We will need to leverage the financial, development, manufacturing, marketing and sales capabilities of our collaborative partners in order to commercialize most of our products, advanced materials and process technologies; however, we may have limited or no control over our partners’ development and commercialization schedules or the sales and marketing of their end-user products. We cannot assure you that any of our current or future partners will perform their development, manufacturing, marketing or sales obligations in a timely manner or will devote sufficient resources to the collaborative effort. Our partners may elect not to proceed with the development of our products and advanced materials for a variety of reasons, including their intentions to develop competing technologies, changes in strategic focus or personnel, budgetary constraints, general economic conditions, environmental concerns, changes in the marketplace, regulatory issues or other reasons. If our partners fail to provide sufficient resources to the development and commercialization of their end-user products or elect not to proceed, our financial, development, manufacturing, marketing or sales efforts may be unsuccessful and we may be unable to generate significant revenue or achieve profitability. In addition, our collaborations may require us to use our partners as the exclusive licensee or distributor for certain of our products, advanced materials or process technologies, which may limit our revenues from sales. Furthermore, we may not be able to enter into new collaborations for our target markets, which would limit our access to important financial, development, marketing and sales resources.

We have limited manufacturing experience and may be unable to successfully develop, either in-house or through third parties, large-scale commercial manufacturing capabilities.

To date, our manufacturing activities have been limited to pilot scale production of our products and advanced materials. We will be required to manufacture commercial quantities of our products, advanced materials and process technology equipment that are substantially larger than our current capabilities or contract with third-party manufacturers with such capabilities in order to meet commercial demand, assuming it develops. While we have allocated a portion of the net proceeds of this offering to expand our in-house manufacturing operations, we may not be successful in our scale-up efforts either in terms of quantity we are able to produce, uniformity of quality, compliance with applicable regulatory requirements or cost of production. Reliance on third-party manufacturing arrangements will subject us to the risks that:

•	our products, advanced materials and process technology equipment may be in competition with other products or companies for access to these facilities and may be subject to delays in manufacture if our contract manufacturers give other products greater priority than our products, advanced materials and process technology equipment; or

•	if our contract manufacturers are not satisfying our needs, retaining alternative qualified sources could be difficult, expensive and force us to temporarily suspend production.

As manufacturing becomes a larger part of our business, whether internally or through third parties, we will become increasingly subject to various risks associated with the manufacturing and supply of products, including the following:

•	if we fail to supply products or advanced materials in accordance with contractual terms, including terms related to time of delivery and performance specifications, we may become liable for direct, special, consequential and other damages, even if manufacturing or delivery was outsourced;

•	raw materials used in the manufacturing process, labor and other key inputs may become scarce and expensive, causing our costs to exceed cost projections and associated revenues;

•	manufacturing processes typically involve large machinery, fuels and chemicals, any or all of which may lead to accidents involving bodily harm, destruction of facilities and environmental contamination and associated liabilities; and

•	we may have, and may be required to, make representations as to our right to supply or license intellectual property and to our compliance with laws, and such representations are usually supported by indemnification provisions requiring us to defend third parties and otherwise make them whole if we license or supply products that infringe on third-party technologies or violate government regulations.

Any failure to adequately manage risks associated with the manufacture and supply of our products and advanced materials could lead to losses or significant liabilities, which would adversely affect our business, operations and financial condition.

We intend to expand our operations and increase our expenditures in an effort to grow our business, and if we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results may suffer.

During the past year, we have significantly increased our research and development expenditures in an attempt to accelerate the commercialization of certain products, particularly our SOFCs. Our business plan anticipates continued additional expenditures on development, manufacturing and other growth initiatives. We may not achieve significant growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion. If we fail to ensure that our management, control and other systems keep pace with growth, we may experience a decline in the effectiveness and focus of our management team, problems with timely or accurate reporting, issues with costs and quality controls and other problems associated with a failure to manage rapid growth, all of which would harm our results of operations.

We are dependent on technology licensed from third parties and disputes could arise regarding intellectual property rights or funding obligations that could limit our ability to exploit our licenses.

We have licensed a portion of our technology from educational institutions and research centers, including Purdue University and Clarkson University, as well as private companies. These licenses give us the right to use certain technology previously developed by researchers at these licensors or under our sponsorship. In certain cases, we also have the right to practice improvements on the licensed technology to the extent they are encompassed by the licensed patents and within our fields of use. Our licensors may currently own and may in the future obtain additional patents and patent applications that are necessary for the development, manufacture and commercial sale of our nanotechnology-based products and advanced materials. We may be unable to agree with one or more of these licensors that certain intellectual property developed by researchers at these licensors is covered by our existing licenses. In the event that the new intellectual property is not covered by our existing licenses, we would be required to negotiate new license agreements. We may not be able to reach agreement with the licensors on the terms of the licenses and the terms may not permit us to sell our nanotechnology-based products and advanced materials at a profit after payment of royalties or on commercially reasonable terms, if at all, which could harm our business.

Certain of our licenses require us to meet certain financial, technical or commercial requirements in order to maintain our rights to those technologies. Our failure to meet those requirements could lead to various adverse consequences, including the loss of exclusive rights or loss of all rights to key aspects of those technologies. We cannot predict whether we will be able to meet all requirements necessary to retain rights to our licensed technology. If we lose the exclusive rights to a technology, we do not know to what extent we can mitigate that loss, our collaborative agreements may terminate early and our business could be harmed.

We may not be able to protect our patents and other intellectual property, and we could incur substantial costs asserting, defending and maintaining our intellectual property rights.

Our intellectual property is important to our business. We rely on patents, trademarks and other policies and procedures related to confidentiality to protect our intellectual property. Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies and our nanotechnology-based products and advanced materials. Patent positions may be highly uncertain and may involve complex legal and factual questions, including the ability to establish patentability of the technology for which we seek patent protection. As a result, we cannot predict the breadth of claims that will ultimately be allowed in our patent applications, if any, including those we have licensed or the extent to which we may enforce these claims against our competitors. The degree of future protection for our proprietary rights is therefore highly uncertain and we cannot assure you that:

•	we were the first to file patent applications or to invent the subject matter claimed in patent applications relating to the technologies or product candidates upon which we rely;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	others did not publicly disclose our claimed technology before we conceived the subject matter included in any of our patent applications;

•	any of our pending or future patent applications will result in issued patents;

•	any of our patent applications will not result in interferences or disputes with third parties regarding priority of invention;

•	any patents that may be issued to us, our collaborators or our licensors will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies that are patentable;

•	the patents of others will not have an adverse effect on our ability to do business; or

•	new proprietary technologies from third parties, including existing licensors, will be available for licensing to us on reasonable commercial terms, if at all.

In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business. With respect to certain of our inventions, we have decided not to pursue patent protection outside the United States because we do not believe it is cost effective. Accordingly, our international competitors could develop and receive foreign patent protection for the technologies for which we are seeking U.S. patent protection, enabling them to sell products that we have developed.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly, and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We also rely in our business on trade secrets, know-how and other proprietary information that we seek to protect, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. These agreements may be breached and may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information. In addition, even if these trade secret protections are effective, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology. Our inability to maintain the proprietary nature of our technologies and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

We have not commissioned an extensive investigation concerning our freedom to practice or the validity or enforceability of our proprietary technologies or products, and we may be held to have infringed upon the intellectual property rights of others.

Our ability to freely develop, commercialize and distribute or practice our products, advanced materials or process technologies may be dependent upon the duration and scope of other patents held by third parties. Our patent, prior art and infringement investigations have been conducted primarily by us. Although we have consulted with our patent counsel in connection with our technology rights investigations, our patent counsel have not undertaken extensive independent analyses to determine whether our products, advanced materials or process technologies infringe upon any issued patents or whether our patent applications relating to our proprietary technologies could be invalidated or rendered unenforceable for any reason or could be subject to interference proceedings.

There may be patents or patent applications of which we are unaware, and avoiding patent infringement may be difficult. For example, in recent years, several thousand patent applications have been filed with the U.S. Patent and Trademark Office that refer to nanoscale materials or structures, as well as fuel cells. The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere are costly, time consuming to pursue and could result in the diversion of our limited financial and managerial resources.

In the event of a successful claim of infringement, we may be required to:

•	pay substantial damages;

•	stop using our technologies and methods;

•	stop certain research and development efforts;

•	attempt to develop non-infringing products or methods; or

•	obtain one or more licenses from third parties.

There can be no assurance that any license required would be made available in a timely manner, on acceptable terms or at all. Failure to obtain needed patents, licenses or proprietary information held by others could have a material and adverse effect on our business.

We have limited resources to devote to research and development, which may adversely impact our ability to continue to have a pipeline of products necessary to be competitive.

Due to our limited resources, we must determine which of the products, advanced materials and process technologies in our pipeline we believe have the greatest potential as profitable opportunities and then focus our research and development efforts on those specific products, advanced materials and process technologies. We are also required, pursuant to our existing research and development agreements, to devote the efforts of specific employees toward specific projects. However, the products, advanced materials and process technologies we choose or are obligated to pursue may never become commercially successful. To date, we have funded certain of our early stage research projects and feasibility studies through government grants and contracts. The applicable government agencies are not obligated to extend these agreements and, in certain cases, may terminate the funding prior to expiration, regardless of whether we have demonstrated technological feasibility or have met specified milestones. In addition, we may not be successful, in light of changing government priorities, in securing future government contracts or grants, which may require us to seek alternative sources of revenue or capital. If we are unable to focus our research and development efforts and manage our resources effectively, we may be unable to continue to develop a sufficient product pipeline to compete successfully in our target markets.

We are dependent on a limited number of key personnel, advisors and consultants.

We believe our future success will depend upon our ability to retain highly skilled personnel, including Keith Blakely, our Chairman and Chief Executive Officer, Richard Berger, our President and Chief Operating Officer, Glenn Spacht, our Vice President and Chief Technical Officer, and others. These individuals have extensive experience in executive management, manufacturing operations, advanced materials, fuel cells and assisting companies to develop and sell new products based on a technology platform. As we seek to expand our operations, hiring of additional qualified technical and manufacturing personnel may be difficult due to the limited availability of qualified professionals. The number of people with relevant experience in specific fields of interest is limited and we face intense competition for these types of employees. We may not be successful in attracting, training and retaining personnel in the future. Failure to attract, train and retain personnel, particularly technical and manufacturing personnel, would impair our ability to maintain and grow our business.

We depend on the services of certain scientific advisors and consultants to assist us with certain technical and business development activities. Because they are not our employees, we do not have access to all of their time or work product and may have difficulty obtaining the amount of time and attention from these scientific advisors and consultants that we need. These scientific advisors and consultants may also have research interests that conflict with ours or economic interests that are more closely aligned with those of our competitors to which they also may provide services. In addition, we do not have any assurance that these scientific advisors and consultants will continue to provide services to us or, if not, that they will not provide services to our competitors. If we are unable to continue to use the services of these individuals, our development efforts or our strategic relationships may be harmed. Because these individuals are employed by third parties, we also face the risk that their employers will attempt to assert that development efforts these scientific advisors have undertaken on our behalf belong to their employer. Any dispute over the ownership or rights to the intellectual property developed by these scientific advisors and consultants could disrupt our business, be costly to resolve and could prevent us from developing certain technologies or applications.

Third parties have rights to use our technology, which could limit our revenues.

A portion of our technology is licensed from educational institutions and research centers funded by various government agencies. Under these funding arrangements, a government agency has a non-exclusive, royalty-free, irrevocable world-wide license to practice or have practiced the technology developed under these arrangements. In some cases, a government agency may have the right to require that a compulsory license be granted to one or more third parties selected by the government agency. The grant of one or more licenses for our technologies to third parties could have a material and adverse effect on our business.

Our business subjects us to environmental laws that may impose substantial costs and limitations on our operations.

Our business operations are subject to numerous foreign, federal, state and local environmental and health and safety laws and regulations, including those relating to emissions to air, discharges to water, treatment, storage and disposal of regulated materials, the manufacture of chemical substances and remediation of soil and groundwater contamination. The nature of our business, including historical operations at our current facilities and any former facilities, exposes us to risks of liability under these laws and regulations. We are required to obtain various permits pursuant to environmental laws and will likely be required to obtain others as our operations continue to evolve. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, we may incur substantial costs, including fines, damages, criminal or civil sanctions, and remediation costs, or experience interruptions in our operations for any violations arising under these laws and regulations.

In the event of an improper or unauthorized release of or exposure of employees or others to hazardous substances, we could be subject to civil damages due to personal injury or property damage caused by any such release or exposure. Certain environmental requirements provide for strict and, under certain circumstances, joint and several, liability for investigation and remediation of releases of hazardous substances into the environment and liability for related damages to natural resources. We expect to continue to be subject to increasingly stringent environmental and health and safety laws and regulations. It is difficult to predict the future interpretation and development of environmental and health and safety laws and regulations or their impact on our future earnings and operations. We may be required to seek regulatory clearance or approval in order to develop and commercialize new products; and we cannot assure you that we will be able to obtain such clearance or approval. We anticipate that compliance will continue to require increased capital expenditures and operating costs as our operations continue to evolve. Any increase in these costs, or unanticipated liabilities arising, for example, out of discovery of previously unknown conditions or more aggressive enforcement actions, could adversely affect our results of operations, and there is no assurance that they will not have a material adverse effect on our financial condition.

In addition, we are developing and selling products and advanced materials, such as nano-sized and micron-sized metal powders, nano-sized ceramic powders, nanostructured carbon (nanotubes) and nanostructured steel and other metals. Nanotechnology materials have a limited historical safety record, and their health effects are largely unknown. Nanotechnology materials may be hazardous to health or the environment, and the discovery of adverse health or environmental impacts could harm our business or impair our ability to develop and sell commercially viable products and materials. If and when the markets for nanotechnology-based products and advanced materials develop, environmental regulations could be adopted that limit the use of such products and advanced materials, which could harm our business and impair our ability to develop and sell commercially viable products and materials.

We face intense competition, and if we are unable to gain sufficient market share, our business and financial condition will be adversely impacted.

Since our products and advanced materials are based upon new technologies that have not been widely commercialized, we face intense competition not only at the product and material level for market share, but also at the technology level for market acceptance. Our competition includes not only other new technology solutions, but also well-established conventional technologies. Most of our competitors have substantially greater financial, research and development, manufacturing and sales and marketing resources than we do, and may complete research, development and commercialization of products and materials more quickly and effectively than we can. We may also face significant competition from our current and future collaborators as a result of licensing or other commercial relationships we establish with them. If our current and future collaborators expand their product offerings to compete directly with our products and advanced materials, our revenue and operating results could be negatively affected. We also face competition from companies similar to ourselves that are developing new products and have not generated significant revenue.

A substantial portion of our revenues to date have been generated from government contracts, and we are subject to the risks associated with such contracts.

For the year ended December 31, 2006, we derived approximately 89% of our revenues from contracts with U.S. federal and state governmental agencies. Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts, such as allowing the government to terminate a contract for convenience and permitting the government to do the following:

•	reduce or modify contracts or subcontracts, including changes in payment amounts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	claim rights in products and systems produced by us; and

•	suspend or debar us from doing business with the federal government.

In addition, the following changes in federal and state government contracting policies could cause governmental agencies to reduce their purchases or research allocations under new or existing contracts or exercise their contract termination or non-renewal rights, any of which materially adversely affect our government contracting business:

•	budgetary constraints affecting government spending generally, or federal defense and intelligence spending in particular, and annual changes in fiscal policies or available funding;

•	changes in government programs, priorities, procurement policies or requirements;

•	new legislation, regulations or government union pressures on the nature and amount of services the government may obtain from private companies;

•	governmental shutdowns (such as occurred during the federal government’s 1996 fiscal year) and other potential delays in the government appropriations process; and

•	delays in the payment of our invoices by government payment offices due to problems with, or upgrades to, government information systems, or for other reasons.

We are subject to export regulations.

Certain of our products and advanced materials may be of use in military and information gathering or anti-terrorism activities. U.S. government export regulations may restrict us from selling or exporting these products and advanced materials into other countries, exporting our technologies to those countries, conveying information about our technologies to citizens of other countries or selling these products and advanced materials to commercial customers. We may be unable to obtain export licenses for products, advanced materials or technologies, if necessary. We do not currently have the ability to assess whether national security concerns would affect our products or advanced materials and, if so, what procedures and policies we would need to adopt to comply with any existing or future regulations that may apply to us. If the U.S. government places expanded export controls on certain of our products, advanced materials or technologies, the markets for those products, materials or technologies and sources of revenue will be limited. Further, we may face penalties in the form of fines or other punishment for failure to comply with such regulations.

Product liability or defects could negatively impact our business.

Any liability for damages resulting from malfunctions or design defects with our products and advanced materials could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, any well-publicized actual or perceived problem could adversely affect the market’s perception of our products and advanced materials, which could result in a decline in demand for our products and advanced materials and divert the attention of our management, which also could materially adversely affect our business, financial condition, results of operations and prospects.

If we acquire or invest in other companies, assets or technologies and we are not able to integrate them with our business, or we do not realize the anticipated financial and strategic goals for any of these transactions, our financial performance may be impaired.

As part of our growth strategy, we will consider acquiring or making investments in companies, assets or technologies that we believe are strategic to our business. We do not have extensive experience in integrating new businesses or technologies, and if we do succeed in acquiring or investing in a company or technology, we will be exposed to a number of risks, including:

•	we may find that the acquired company or technology does not further our business strategy, that we overpaid for the company or technology or that the economic conditions underlying our acquisition decision have changed;

•	we may have difficulty integrating the assets, technologies, operations or personnel of an acquired company, or retaining the key personnel of the acquired company;

•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

•	we may encounter difficulty entering and competing in new product or geographic markets or increased competition, including price competition or intellectual property litigation; and

•	we may experience significant problems or liabilities associated with product quality, technology and legal contingencies relating to the acquired business or technology, such as intellectual property or employment matters.

In addition, from time to time we may enter into negotiations for acquisitions or investments that ultimately are not consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs. If we were to proceed with one or more significant acquisitions or investments in which the consideration included cash, we could be required to use a substantial portion of our available cash. To the extent we issue shares of capital or stock or other rights to purchase capital stock, including options and warrants, existing stockholders might be diluted. In addition, acquisitions and investments may result in the incurrence of debt, large one-time write-offs, such as acquired in-process research and development costs, and restructuring charges.

Risk Factors Relating to our Common Stock and the Offering

One of our founders will continue to have a significant ownership interest in our company after the offering.

After the consummation of this offering, Allan Rothstein, one of our founders and the former Chairman of our Board of Directors, together with his wife and children, will control approximately  % of our outstanding common stock, or approximately  % if the underwriters exercise their over-allotment option in full. Mr. Rothstein, therefore, will have the ability to influence the outcome of matters submitted to stockholders for their approval, including the election and removal of directors, amendments to our certificate of incorporation, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets, and his interests may conflict with the interests of our other stockholders. This concentrated ownership will limit your ability to influence corporate matters.

We do not intend to pay dividends in the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the Board of Directors considers relevant.

We have broad discretion to use the net proceeds from this offering and our investment of these proceeds may not yield a favorable return.

Our management has broad discretion as to how to spend and invest the net proceeds we receive from this offering, and we may spend or invest these net proceeds in ways with which our stockholders may not agree and that do not necessarily improve our operating results or enhance the value of our common stock. Accordingly, you will need to rely on our judgment with respect to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether they are being used or invested appropriately. Until the net proceeds are used, we plan to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution of your investment and may experience additional dilution in the future.

If you purchase shares of our common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of $      per share, representing the difference between our pro forma net tangible book value after giving effect to this offering and the initial public offering price (the midpoint of the estimated price range set forth on the cover page of this prospectus). In the future, we may also acquire other companies or assets, raise additional capital or finance other transactions by issuing equity, which may result in additional dilution to you.

An active trading market for our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. Although we will apply to have our common stock listed on the Nasdaq Global Market, an active trading market for our shares may never develop and, if developed, may not be sustained following this offering. If an active market for our common stock does not develop, it may be difficult to sell shares you purchase in this offering without depressing the market price for the shares, or at all.

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general and the market for clean technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

•	the success of our development efforts and beta tests;

•	announcements by our collaborators with respect to beta test results;

•	the success of our efforts to acquire or in-license additional products or advanced materials;

•	developments concerning our collaborations and partnerships, including but not limited to those with our commercialization partners;

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations by us, our collaborators or our competitors;

•	new products or services introduced or announced by us or our commercialization partners, or our competitors and the timing of these introductions or announcements;

•	actual or anticipated changes in earnings estimates or recommendations by securities analysts;

•	conditions or trends in the clean technology and alternative energy industries;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors;

•	changes in the market valuations of similar companies;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key technical or management personnel;

•	disputes or other developments relating to intellectual property, proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies; and

•	trading volume of our common stock.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially.

Certain provisions in our charter documents and Delaware law may inhibit potential acquisition bids for us and prevent changes in our management.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in management that our stockholders might deem advantageous. Specific provisions in our charter documents include:

•	our ability to issue preferred stock with terms that the Board of Directors may determine, without stockholder approval; and

•	limitations on convening stockholder meetings.

As a result of these and other provisions in our charter documents, the price investors may be willing to pay in the future for shares of our common stock may be limited.

In addition, we will be subject to Section 203 of General Corporation Law of the State of Delaware, which imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock, the price of our stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Upon consummation of this offering, based on the number of shares outstanding as of May 1, 2007, there will be           shares of our common stock outstanding. All shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act. The remaining 19,876,212 shares of our common stock outstanding, including the shares of common stock owned by our executive officers and directors, will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We, our directors and executive officers and the holders of substantially all of our outstanding common stock have entered into “lock-up” agreements pursuant to which neither we nor they will sell any shares of our common stock without the prior consent of Jefferies & Company, Inc. (or our consent in the case of certain stockholders) for 180 days after the date of this prospectus. Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules of SEC and the Nasdaq Stock Market have imposed various new requirements on public companies, including changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage as we currently have.

Any failure to maintain effective internal controls over our financial reporting could materially adversely affect us.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules that will require us to include in our annual reports on Form 10-K, beginning with the Form 10-K for the year ending December 31, 2008, an assessment by management of the effectiveness of our internal control over financial reporting. In addition, our independent auditors must attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. While we intend to diligently and thoroughly document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective. Furthermore, even if management were to reach such a conclusion, if our independent auditors are not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the price of our common stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404.

Our internal control over financial reporting may be insufficient to detect in a timely manner misstatements that could occur in our financials statements in amounts that may be material.

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and therefore are not required to make an assessment of the effectiveness of our internal control over financial reporting for that purpose. We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404 by the date on which we are required to so comply. However, any significant deficiencies in our control systems may affect our ability to comply with SEC reporting requirements and Nasdaq Stock Market listing standards or cause our financial statements to contain material misstatements, which could negatively affect the market price and trading liquidity of our common stock and cause investors to lose confidence in our reported financial information, as well as subject us to civil or criminal investigations and penalties.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and could materially affect actual results, levels of activity, performance or achievements.

Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•	unfavorable results of our research and product development efforts;

•	unfavorable results of beta testing;

•	failure to achieve market acceptance of our products;

•	the outcome of plans for manufacturing, sales and marketing;

•	the introduction of competitive products;

•	impairment of license, patent or other proprietary rights;

•	the success or loss of our existing collaborative arrangements with strategic partners and potential customers;

•	our ability to enter into future collaborative agreements;

•	increased government regulation;

•	failure to implement our strategy;

•	deteriorating financial performance; and

•	other factors described elsewhere in this prospectus under the heading “Risk Factors.”

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.

USE OF PROCEEDS

We estimate that we will receive approximately $      million in net proceeds from the sale of our common stock in this offering, or approximately $      million if the underwriters’ over-allotment option is exercised in full, based on an assumed initial offering price of $      per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering substantially as follows:

•	approximately $27 million for capital equipment and expansion of our manufacturing capabilities, including expenditures necessary for commercial production of our SOFCs and Cell-Poretm water filters and for the establishment of a new facility;

•	approximately $15 million for research and development; and

•	approximately $5 million for sales and marketing activities.

We intend to use the remaining net proceeds for general corporate purposes, including working capital and the possible in-licensing or acquisition of products and businesses that are complementary to our own. Currently, we have no specific plans, agreements or commitments with respect to any future acquisitions or in-licensing and we are not currently engaged in any negotiations with respect to any transaction of that nature. We cannot assure you that we will complete any acquisitions or that, if completed, any acquisitions will be successful.

An increase or decrease in the assumed initial public offering price by $1.00 per share would cause the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, to increase or decrease by approximately $      million (or approximately $      million if the underwriters’ over-allotment option is exercised in full). Separately, an increase or decrease in the number of shares of common stock sold by us in this offering by 10% would cause the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, to increase or decrease by approximately $      (or approximately $      million if the underwriters’ over-allotment option is exercised in full). Any increase or decrease in the net proceeds from this offering would increase or decrease the amount available to us to for general corporate purposes.

Pending these uses, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that funds are readily available to fund our research and development operations.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any future debt instruments and such other factors as our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of December 31, 2006:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of an aggregate of 560,525 shares of our common stock in April 2007 pursuant to a private placement and an exchange offer to holders of shares of a subsidiary; and

•	on an as adjusted basis to give further effect to our sale of common stock in this offering at an assumed initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the use of the net proceeds by us.

You should read the following table in conjunction with the information set forth under “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto, included elsewhere in this prospectus.

	December 31, 2006
	Actual	Pro Forma	As Adjusted
	(Dollars in thousands)

Cash, cash equivalents and short-term investments:
Cash and cash equivalents	$2,323	$4,712	$
Short-term investments — at fair value	8,422	8,422

Total cash, cash equivalents and short-term investments	$10,745	$13,134	$

Capital lease obligations, including current portion	$117	$117	$

Stockholders’ equity:
Preferred stock, par value $.001 per share; 1,000,000 shares authorized: no shares issued and outstanding
Common stock, par value $.001 per share; 79,000,000 shares authorized; 19,305,219 shares issued and outstanding, actual; 19,865,744 shares issued and outstanding, pro forma; shares issued and outstanding, as adjusted	19	20
Common stock subscribed of NanoDynamics Energy, Inc.; 450,235 shares at December 31, 2006, actual	2,726	—
Additional paid-in capital	45,466	50,327
Accumulated deficit	(33,884)	(33,884)

	14,327	16,463
Subscriptions receivable	(253)	—

Total stockholders’ equity	14,074	16,463

Total capitalization	$14,191	$16,580	$

The number of shares of common stock to be outstanding after the offering excludes the following:

•	918,800 shares issuable upon exercise of stock options outstanding as of May 1, 2007, which have a weighted-average exercise price of $6.30 per share, and 3,079,200 additional shares reserved as of May 1, 2007 for future issuance under our stock-based compensation plans; and

•	563,971 shares issuable upon exercise of warrants outstanding as of May 1, 2007, which have a weighted-average exercise price of $6.16 per share.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock upon the completion of this offering.

Our net tangible book value as of December 31, 2006, after giving retroactive effect to the issuance of 560,525 shares of our common stock in April 2007, but without giving effect to this offering, was $16.4 million, or $0.82 per share of common stock. Net tangible book value per share is determined by dividing tangible stockholders’ equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding. Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of common stock in this offering at an assumed initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), our pro forma net tangible book value at December 31, 2006 would have been $      million, or $           per share. This represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution of $      per share to new stockholders purchasing shares of common stock in this offering. The following table illustrates this dilution per share:

Initial public offering price		$
Net tangible book value at December 31, 2006	$
Increase attributable to new investors

Pro forma net tangible book value after this offering

Dilution to new investors		$

An increase or decrease in the assumed initial public offering price by $1.00 per share would increase or decrease our pro forma net tangible book value per share after this offering by $     , and would increase or decrease the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

Separately, an increase in the number of shares sold by us in this offering by 10% would result in a pro forma net tangible book value per share of $          , and the dilution in pro forma net tangible book value per share to new investors would be $      per share. Similarly, a decrease in the number of shares sold by us in this offering by 10% would result in a pro forma net tangible book value per share of $          , and the dilution in pro forma net tangible book value per share to new investors would be $      per share. The pro forma information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The following table summarizes as of May 1, 2007, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing shares of common stock in this offering before deducting the underwriting discount and estimated offering expenses payable by us:

	Shares		Total
	Purchased		Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share

Existing stockholders	19,876,212		$52,210,761		$2.63
New investors

Total		100.0%		100.0%

If options are issued having an exercise price that is less than the offering price in this offering, new investors will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical financial data derived from our consolidated financial statements for the period from March 15, 2002 (inception) to December 31, 2002, and the years ended December 31, 2003, 2004, 2005 and 2006. Our audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006 are included elsewhere in this prospectus.

The information in the following table should be read together with our audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006 and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments.

	March 15, 2002
	(inception) through	Year Ended December 31,
	December 31, 2002	2003	2004	2005	2006
Consolidated Statement of Operations Data:
Revenues	$—	$20,500	$1,105,056	$3,279,295		$4,362,447

Costs and expenses:
Costs of revenues	—	7,611	783,594	2,553,800		3,525,362
Research and development	189,074	1,493,097	3,176,650	5,612,681		8,836,961
Selling, general and administrative	282,131	1,247,673	2,621,751	5,626,167		7,905,687

Total costs and expenses	471,205	2,748,381	6,581,995	13,792,648		20,268,010

Operating loss	(471,205)	(2,727,881)	(5,476,939)	(10,513,353)		(15,905,563)
Interest expense	(2,481)	(52,269)	(31,127)	(103,080)		(41,560)
Interest and dividend income	—	2,871	80,449	183,485		518,313
Other income, net	—	—	—	160,281		846,999
Equity in loss of affiliates	(32,063)	(111,702)	(8,380)	(64,797)		(134,188)

Net loss	$(505,749)	$(2,888,981)	$(5,435,997)	$(10,337,464)		$(14,715,999)

Net loss per share:
Basic	$(0.05)	$(0.27)	$(0.41)	$(0.67)	$	$(0.79)
Diluted	$(0.05)	$(0.27)	$(0.41)	$(0.67)	$	$(0.79)
Weighted-average shares outstanding:
Basic	10,390,000	10,612,177	13,161,769	15,435,721		18,696,235
Diluted	10,390,000	10,612,177	13,161,769	15,435,721		18,696,235

Consolidated Cash Flow Data:
Cash used in operating activities	$(275,019)	$(2,236,134)	$(4,440,163)	$(8,940,982)		$(11,770,009)
Cash (used in) provided by investing activities	(107,716)	(1,362,094)	(8,089,280)	2,299,751		(8,889,658)
Cash provided by financing activities	385,000	5,504,192	13,978,118	11,372,326		14,894,413

	As of December 31,
	2002	2003	2004	2005	2006
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,265	$1,908,229	$3,356,904	$8,087,999	$2,322,745
Short-term investments	—	—	5,833,124	1,002,296	8,422,087
Property and equipment, net	24,381	1,292,278	3,592,496	4,818,283	4,213,398
Total assets	49,998	3,367,346	13,467,182	15,953,310	17,686,257
Total debt	—	1,999,337	1,999,337	2,026,419	116,751
Total stockholders’ (deficit) equity	(505,749)	555,125	9,631,332	10,499,083	14,074,411

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the information set forth in “Selected Consolidated Financial Data,” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve numerous risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We develop and market products, advanced materials and process technologies that provide clean technology solutions for today’s global challenges, with a principal focus on the energy, environmental and infrastructure markets.

To date, we have generated most of our revenues from contract research and development services. For the year ended December 31, 2006, 89% of our revenues were derived through grants from U.S. federal and state governmental agencies, and the remaining 11% was derived from development agreements with strategic partners and the sale of products and advanced materials. Historically, our operating results have been dependent on unpredictable revenue sources, and we expect that we will continue to experience this trend as we further develop our products, advanced materials and process technologies and expand our marketing and sales efforts. Our success will depend on our ability to commercialize a significant number of our products, advanced materials and process technologies.

We expect to continue to devote the majority of our time, energy and capital resources on the acquisition and development of proprietary technologies for commercialization. We manage our business as a single reportable segment in accordance with Statement of Financial Accounting Standards, or SFAS, No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Financial Operations Overview

The following is an overview of the key financial measures discussed in our results of operations.

Revenues

We currently generate most of our revenues from research and development services. Our contracts with the governmental agencies are either fixed-price or cost-plus-fee contracts. We have also recognized revenues through agreements with strategic partners that offer a strategic alliance with respect to several of our primary technologies. Commercial sales of our products and advanced materials to date have been composed primarily of the sale of golf balls, copper powder, copper flake and silver powder. We expect that we will continue to experience unpredictability in our revenues and operating losses as we continue to further develop our product lines and expand our marketing and sales efforts.

Costs of Revenues

Our costs of revenues are primarily incurred from governmental contracts that have been awarded to us. The costs associated with each contract vary significantly depending on the type of work being performed and the deliverable expected at the completion of the project, which, in turn, causes our percentage of costs to revenues to vary significantly by grant.

Research and Development Expenses

Our research and development expenses have consisted primarily of costs associated with the research related to the development of potential products and advanced materials, compensation and other expenses for research and development personnel, costs for consultants and contract research organizations. Research and development expenses also include costs related to the development of commercial manufacturing capabilities for our portable SOFCs, Cell-Poretm water filters and advanced materials, depreciation of research and development equipment and, in 2006, an impairment of equipment.

We expect that we will continue to expand our research and development team in 2007 as we continue to pursue the research and development of both new products and technologies.

Stock Compensation Expense

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), which requires companies to measure and recognize compensation expense for all share-based payments at fair value. Share-based payments include stock option grants and other equity-based awards granted under any long-term incentive and stock option plans we may have. We adopted SFAS 123(R) effective January 1, 2006. We used the prospective transition method, which requires us to record compensation cost only for awards issued, modified, repurchased or cancelled after January 1, 2006. Additionally, as required under the prospective transition method, we will continue to account for previously issued awards that were outstanding at January 1, 2006 using pre-existing accounting standards (Accounting Principles Board Opinion No. 25 or the minimum value method of SFAS No. 123), which did not require us to record compensation expense for fixed-price stock options if the exercise price of the option equaled or exceeded the fair market value of our common stock at the grant date.

Selling, General and Administrative Expenses

Our selling, general and administrative, or SG&A, expenses include costs associated with salaries and other expenses related to selling and marketing and other administrative costs. In addition, we have incurred expenses through the use of consultants and other outsourced service providers to take advantage of specialized knowledge and capabilities that we required for short durations of time to avoid unnecessary hiring of full-time staff.

We expect to hire more full-time employees in 2007, primarily in the sales department, as several of our products and advanced materials move from the pilot stage to the commercialization stage. We also expect to continue to incur increased legal, accounting and consulting charges in connection with our growth and development and operation as a public company. Accordingly, we expect SG&A expenses to continue to increase in 2007. In addition, we expect stock compensation expense to increase with the implementation of our 2007 incentive plan and the continuation of our 2004 stock option plan as we continue to grant equity awards to attract and retain key employees.

As a public company, we will incur significant legal, accounting and other costs that we have not previously incurred as a private company. The Sarbanes-Oxley Act of 2002 and related rules of the SEC and the Nasdaq Stock Market regulate corporate governance practices of public companies. We expect that compliance with these public company requirements, including ongoing costs to comply with Section 404 of the Sarbanes-Oxley Act, which includes documenting, reviewing and testing our internal control over financial reporting, will significantly increase our general and administrative costs. These costs will also include the costs of our independent registered public accounting firm to issue an opinion on our assessment and the effectiveness of our internal control over financial reporting on an annual basis beginning with the year ended December 31, 2008. We also may incur higher costs for director and officer liability insurance.

Interest Income

Interest income and other income, net consists of interest earned on our cash, cash equivalents and short-term investments.

Results of Operations

The following table sets forth a summary of our consolidated statement of operations data for the three years ended December 31, 2004, 2005 and 2006.

	Year Ended December 31,
	2004	2005	2006

Consolidated Statement of Operations Data:
Revenues	$1,105,056	$3,279,295	$4,362,447

Costs and expenses:
Costs of revenues	783,594	2,553,800	3,525,362
Research and development	3,176,650	5,612,681	8,836,961
Selling, general and administrative	2,621,751	5,626,167	7,905,687

Total costs and expenses	6,581,995	13,792,648	20,268,010

Operating loss	(5,476,939)	(10,513,353)	(15,905,563)
Interest expense	(31,127)	(103,080)	(41,560)
Interest and dividend income	80,449	183,485	518,313
Other income, net	—	160,281	846,999
Equity in loss of affiliates	(8,380)	(64,797)	(134,188)

Net loss	$(5,435,997)	$(10,337,464)	$(14,715,999)

Comparison of Years Ended December 31, 2006 and 2005

Revenues

Revenues for the year ended December 31, 2006 were $4.4 million, as compared to $3.3 million for the year ended December 31, 2005 representing an increase of $1.1 million, or 33%. The increase in revenues was primarily due to the addition of two SOFC government contracts that were awarded in 2006. We expect the majority of our revenue for 2007 to be from development contracts with the government and strategic partners.

Costs of Revenues

Costs of revenues increased to $3.5 million for the year ended December 31, 2006 from $2.6 million for the year ended December 31, 2005. The increase of $0.9 million, or 35%, was primarily due to additional costs associated with completing the research associated with the two SOFC government contracts awarded in 2006.

Research and Development Expenses

Research and development expenses increased to $8.8 million for the year ended December 31, 2006 from $5.6 million for the year ended December 31, 2005. Approximately $2.1 million of the $3.2 million increase was due to the hiring of new scientists, engineers and technicians to accelerate the development of our SOFCs and to expand our research and development efforts of several incubating technologies, as well as the increased use of consultants and contractors to facilitate the development of new product opportunities. Approximately $0.3 million of the increase was due to the additional costs associated with the increase in materials and supplies to support our research efforts, and approximately $0.8 million of the increase was due to impairment of certain research equipment as a result of the discontinuation of certain in-house metal powder commercial production capabilities. We expect that our research and development team will continue to grow in 2007 as we continue the research and development of both new products and technologies. We believe this effort will result in additional business opportunities and greater revenues and operating income. However, there can be no assurance that such research and development efforts will be successful.

Selling, General and Administrative Expenses

SG&A expenses increased $2.3 million, or 41%, to $7.9 million for the year ended December 31, 2006 from $5.6 million for the year ended December 31, 2005. Approximately $1.0 million of the increase was attributable to payroll and other expenses as a result of hiring new employees, and approximately $1.3 million was attributable to the increase in our legal, accounting and consulting expenses as we continued to develop our corporate infrastructure and prepare for our initial public offering. We expect to hire more full-time employees in 2007, primarily in the sales department as several of our products move from the pilot stage to the commercialization stage.

Interest and Dividend Income

Interest and dividend income was $0.5 million for the year ended December 31, 2006 and $0.2 million for the year ended December 31, 2005. The interest and dividend income for 2006 was attributable to significant cash balances on hand from the net proceeds received from the sale of our common stock and the common stock of one of our subsidiaries in 2006 and the latter half of 2005, which were invested in various short-term investments.

Interest Expense

Interest expense decreased to $42,000 for the year ended December 31, 2006 from $0.1 million for the year ended December 31, 2005. During 2005, we incurred increased interest expense primarily as a result of the borrowings outstanding under our $2.0 million operating line of credit, which we repaid in April 2006.

Income Taxes

We have incurred operating losses since our inception and consequently did not pay any federal or state income taxes in 2006 or 2005. We have a deferred income tax asset at December 31, 2006 and 2005 of approximately $14.5 million and $8.2 million, respectively, resulting primarily from temporary differences between the accounting and tax bases of organizational costs, net operating losses, or NOLs, and tax credit carryforwards. Due to uncertainty as to our ability to generate sufficient taxable income in the future to utilize the NOLs and tax credit carryforwards, we have recorded a valuation allowance for the full amount of the deferred income tax assets at December 31, 2006 and 2005. We do not anticipate recognizing any current income tax costs or benefits in the near future until we begin to demonstrate that we will generate taxable income in the future.

We conduct operations in a designated New York State Empire Zone and are qualified to benefit from certain investments in production, equipment and employees. We generated net refundable tax credits of $0.5 million in each of 2006 and 2005. The tax credits are recognized over the estimated lives of the investment assets for which the credits were derived. Included in other income are tax credits recognized of approximately $0.7 million and $44,600 in 2006 and 2005, respectively.

Net Loss

Our net loss increased to $14.7 million for the year ended December 31, 2006 from a net loss of $10.3 million for the year ended December 31, 2005. This increase in net loss was primarily due to the increase in research and development and SG&A expenses described above.

Comparison of Years Ended December 31, 2005 and 2004

Revenues

Revenues for the year ended December 31, 2005 were $3.3 million, as compared to $1.1 million for the year ended December 31, 2004, representing an increase of $2.2 million, or 200%. The increase in revenues was primarily due to the addition of several government contracts that were awarded to us in 2005.

Costs of Revenues

Costs of revenues increased to $2.6 million for the year ended December 31, 2005 from $0.8 million for the year ended December 31, 2004. The increase of $1.8 million, or 225%, was primarily due to additional costs associated with completing the research associated with the additional government contracts awarded.

Research and Development Expenses

Research and development expenses increased $2.4 million, or 75%, to $5.6 million for the year ended December 31, 2005 from $3.2 million for the year ended December 31, 2004. Approximately $0.6 million of the increase was due to the growth in the employment of scientists, engineers and technicians in 2005, and approximately $1.3 million was attributable to the increased use of consultants and contractors to help with the improvement and expansion of the development of new product opportunities.

Selling, General and Administrative Expenses

SG&A expenses increased $3.0 million, or 115%, to $5.6 million for the year ended December 31, 2005 from $2.6 million for the year ended December 31, 2004. Approximately $0.6 million of the increase was attributable to payroll and other related expenses as a result of hiring new employees, and approximately $1.4 million was attributable to the costs associated with increased accounting and legal services related to our financing efforts.

Interest and Dividend Income

Interest and dividend income was $0.2 million for the year ended December 31, 2005 and $80,000 for the year ended December 31, 2004. The increase in interest and dividend income was attributable to cash balances on hand from the net proceeds received from the sale of our common stock in 2005 and 2004.

Interest Expense

Interest expense increased to $0.1 million for the year ended December 31, 2005 from $31,000 for the year ended December 31, 2004. The 2005 amount included interest expense incurred on borrowings outstanding under our $2.0 million operating line of credit that were outstanding for the entire year, of which $14,400 was capitalized as part of construction in progress of our fixed assets.

Income Taxes

We have incurred operating losses since our inception and consequently did not pay any federal, state or foreign income taxes in 2005 or 2004. We had a deferred income tax asset at December 31, 2005 and 2004 of approximately $8.2 million and $3.9 million, respectively, resulting principally from temporary differences between the accounting and tax bases of organizational costs, NOLs and tax credit carryforwards. Due to uncertainty as to our ability to generate sufficient taxable income in the future to utilize the NOLs and tax credit carryforwards, we have recorded a valuation allowance for the full amount of the deferred income tax assets at December 31, 2005 and 2004. We do not anticipate recognizing any current tax costs or benefits until we begin to generate taxable income in the future.

We conduct operations in a designated New York State Empire Zone and are qualified to benefit from certain investments in production, equipment, and human capital. We generated refundable tax credits of $0.5 million in 2005. The tax credits are recognized over the estimated lives of the investment assets for which the credits were derived. Included in other income are tax credits recognized of $44,600 in 2005.

Net Loss

Our net loss for the year ended December 31, 2005 was approximately $10.3 million compared to a net loss of approximately $5.4 million for the year ended December 31, 2004, representing an increase of $4.9 million. This increase was primarily due to the increase in research and development and SG&A expenses as described above.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily with proceeds from loans from stockholders, bank financing and equity financing.

To date, we have received aggregate gross proceeds of approximately $52.2 million from the sale of shares of our common stock and the common stock of one of our subsidiaries as follows:

•	during 2003, we sold a total of 1.3 million shares of common stock for gross proceeds of $4.0 million;

•	during 2004, we sold a total of 3.5 million shares of common stock for gross proceeds of $17.7 million;

•	during 2005 and 2006, we sold a total of 3.9 million shares of common stock for gross proceeds of $25.2 million; and

•	during 2006 and the first quarter of 2007, one of our subsidiaries sold shares of common stock for gross proceeds of $4.3 million; in April 2007, we sold approximately 100,000 shares of common stock for gross proceeds of $1.0 million and conducted an exchange offer pursuant to which we exchanged the outstanding shares of our subsidiary for a total of approximately 459,000 shares of our common stock and returned approximately $0.2 million of the gross proceeds raised by the subsidiary.

As of December 31, 2006, we had $10.7 million of cash, cash equivalents and short-term investments. We have invested a substantial portion of our available funds in money market funds, auction rate securities and government agency securities for which credit loss is not anticipated. We have established guidelines relating to diversification and maturities of our investments to preserve principal and maintain liquidity.

Other than the minimum royalty commitments we have agreed to in connection with our strategic collaborations, we currently have no material cash commitments, except for normal recurring trade payables, lease expense, accrued expenses and ongoing research and development costs, all of which we anticipate funding through our existing working capital, funds provided by operating activities and our capital raising activities. We believe that our existing cash, cash equivalents and short-term investments, cash provided by operating activities and the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months.

Our primary liquidity needs are for financing working capital, investing in capital expenditures, supporting product development efforts, introducing new products and advanced materials and enhancing existing products and advanced materials, and marketing our products and advanced materials. To the extent that existing cash, cash equivalents and short-term investments, cash from operations, cash from short-term borrowings and the net proceeds from this offering are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Additionally, one of our business strategies is to pursue additional growth through the selective acquisition of businesses, products or intellectual property that serve strategic business and technology purposes. Although we are currently not a party to any agreement or letter of intent with respect to potential investment in, or acquisitions of, businesses, products or intellectual property, we may enter into these types of arrangements in the future, which may also require us to seek additional equity or debt financing.

Our working capital requirements vary by contract type. On cost-plus-fee programs, we typically bill our incurred costs and fees monthly as work progresses, which results in minimal working capital investment. On fixed-price contracts, we typically are paid as we deliver products or update reports, and working capital is needed to fund labor and expenses incurred during the lead time from contract award until contract deliveries begin.

Cash Flows

Operating Activities

Our net cash used in operating activities was $11.8 million for the year ended December 31, 2006 as compared to $8.9 million for the year ended December 31, 2005. The increase in cash used in operating activities was primarily attributable to cost increases in research and development and SG&A expenses that exceeded increases in revenues.

Our net cash used in operating activities was $8.9 million for the year ended December 31, 2005 as compared to $4.4 million for the year ended December 31, 2004. The increase in cash used in operating activities was primarily attributable to cost increases in research and development and SG&A expenses that exceeded increases in revenues.

We have incurred losses from operations during each of the last three years as a result of our continued research and development activities. We anticipate continued losses from operations in the near future until our product development efforts result in significant revenues and operating income.

Investing Activities, Including Capital Expenditures

For the year ended December 31, 2006, our net cash used in investing activities was approximately $8.9 million as compared to net cash provided by investing activities of approximately $2.3 million for the year ended December 31, 2005. The decrease was due primarily to the purchase of fixed assets and the purchase of marketable securities in 2006. The marketable securities purchased were primarily auction rate preferred securities. We anticipate continuing to expend significant amounts of dollars for fixed assets in the near future as we continue to invest in the research and development of our SOFCs, Cell-Poretm water filters and other technologies and the pilot production lines for SOFCs, Cell-Poretm water filters and process intensification technologies.

For the year ended December 31, 2005, our net cash provided by investing activities was approximately $2.3 million as compared to net cash used in investing activities of approximately $8.1 million for the year ended December 31, 2004. The increase was primarily due to proceeds from the sale of short-term investments that were purchased with funds received from the sale of common stock in 2005 and 2004.

Financing Activities

For the year ended December 31, 2006, our net cash provided by financing activities was approximately $14.9 million as compared to $11.4 million for the year ended December 31, 2005. This change was primarily due to the receipt of gross proceeds from the sale of our common stock in the first quarter of 2006. During 2003, we secured a $2.0 million operating line of credit arrangement with a financial institution. Borrowings were secured by investments held at the financial institution by our former Chairman of the Board of Directors. The borrowings were paid in full in April 2006. We do not generate enough funds from our operating activities to support all of our research and development efforts, and we have not secured any lines of credit other than the $2.0 million operating line of credit, which has been terminated.

For the year ended December 31, 2005, our net cash provided by financing activities was approximately $11.4 million as compared to $14.0 million for the year ended December 31, 2004. This change was primarily due to the receipt of gross proceeds from the sale of our common stock.

Contractual Obligations

The following table describes our long-term contractual obligations and commitments as of December 31, 2006:

	Payments due by Period
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
	(Dollars in thousands)

Operating lease obligations	$913	$313	$571	$29	$—
Capital lease obligations	117	50	67	—	—
Purchase obligations	—	—	—	—	—
Royalty obligations	3,982	112	601	919	2,350	(1)

Total	$5,012	$475	$1,239	$948	$2,350

(1)	This amount represents minimum royalty obligations to be paid by us in years five through ten assuming the agreements do not terminate prior to expiration.

Lease Obligations

We lease our headquarters and related factory space under a noncancellable operating lease through November 2009, with one three-year renewal option remaining under the original lease. In addition, we lease laboratory and office space under various noncancellable operating leases through February 2010. In accordance with SFAS No. 13, “Accounting for Leases,” we recognize the lease expense on a straight-line basis. The excess of the straight-line rent expense recognized over the amount of rent actually paid is reflected as a long-term deferred rent obligation in our financial statements. Our aggregate monthly lease payments are currently approximately $34,000.

License Agreements and Research and Development Agreements

We enter into various license agreements with entities to give us the right to use certain intellectual property, patents and related technology. The terms of the agreements vary between seven years and the expiration of the related patents. Generally, we can terminate these agreements at anytime upon 60 to 90 days’ prior written notice, or the agreements expire upon the expiration or abandonment of the related license patents. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. We may also be obligated to pay specified royalty fees based on percentages of sales as defined in the agreements. We believe that we have the ability to satisfy the various requirements under such agreements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our consolidated results of operations, financial position or cash flows.

While our significant accounting policies are described in Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies and estimates to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We receive payments under research and development contracts and government contracts. These payments are non-refundable but are reported as deferred revenue until they are recognizable as revenue. We follow the following principles in recognizing revenue:

Fixed-Fee Agreements — Fixed-fee research and development contracts generally provide us with an up-front fee on scheduled progress payments and a contractually defined period of service. Fees for services we perform under fixed-fee research and development contracts are primarily recognized ratably over the period we perform the services based on costs incurred as compared to estimated total contract costs.

Variable-Fee Agreements — Variable-fee research and development contracts generally provide us with fees based upon an agreed-upon rate for time incurred by full-time equivalent research staff. Fees for services we perform under variable-fee research and development grants generally provide us with payments based on costs incurred over a contractually defined period of research. Payments received under grants are recognized as revenues as costs are incurred over the period we perform the research. We retain ownership and exclusive rights to all inventions made under these arrangements except for nonexclusive, nontransferable, irrevocable, paid-up licenses granted to the U.S. government to practice directly or indirectly the subject invention throughout the world.

Under all arrangements, revenue is not recognized unless there is persuasive evidence of an arrangement, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable and collection is reasonably assured. Upon the completion of each of our current research and development contracts and government grants, no further obligations exist under these arrangements. We retain the rights to commercialize the technology developed under research and development contracts and government contracts without any royalty obligations.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets or the lease terms (including renewal options that are reasonably assured) for leasehold improvements.

We review our long-lived assets, including property and equipment that are held and used for our operations, for impairments whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, as required by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If such an event or change in circumstances is present, we will estimate the undiscounted future cash flows, less the future outflows necessary to obtain these inflows, expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of the related assets, we will recognize an impairment loss to the extent the carrying value exceeds the fair value. Our judgments related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of the assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in domestic and foreign economic conditions and changes in operating performance. Our review of our long-lived assets led us to record an impairment charge in 2006. As we make future assessments of the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize additional material impairment charges.

Income Taxes

We have a deferred income tax asset, resulting principally from temporary differences between the accounting and income tax bases of organizational costs, NOLs and tax credit carryforwards. In assessing the realizability of deferred tax assets, management considers, within each taxing jurisdiction, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the consideration of the weight of both positive and negative evidence, management has determined that it is more likely than not that the deferred tax assets as of December 31, 2006 related to our NOLs and tax credit carryforwards will not be realized. We do not anticipate recognizing any current income tax costs or benefits until we begin to generate taxable income in the future.

Stock-Based Compensation

Effective January 1, 2006, we adopted the provisions of SFAS 123(R). SFAS 123(R) replaces SFAS No. 123 and supersedes Accounting Principles Board Opinion No. 25. We adopted the provisions of SFAS 123(R) using the prospective transition method and related SEC guidance included in Staff Accounting Bulletin No. 107. The prospective transition method requires us to record compensation cost in accordance with SFAS 123(R) only for awards issued, modified, repurchased or cancelled after January 1, 2006. Additionally, as required under the prospective transition method, we will continue to account for previously issued awards that remain outstanding at January 1, 2006 using pre-existing accounting standards (Accounting Principles Board Opinion No. 25 or the minimum value method of SFAS No. 123), which did not require us to record compensation expense for fixed stock options if the exercise price of the option equaled or exceeded the fair market value of our common stock at the grant date.

The fair value of our common stock has historically been established by our Board of Directors. We have considered the guidance in the American Institute of Certified Public Accountants, Audit and Accounting Practice Aid Series, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” to determine the fair value of our common stock for purposes of setting the exercise prices of stock options granted to employees and others. This guidance emphasizes the importance of the operational development in determining the value of the enterprise. We are at the early stage of our development and, to date, have been focused on research and development activities.

Our Board of Directors estimated the fair value of our common stock based upon several factors, including our financial condition, our cash burn rate and an analysis of the possible sources and costs of raising additional capital. We are at an early stage of development, primarily focused on product development while preparing for the potential commercialization of our technologies.

In connection with the initiation of the public offering process, we reassessed the estimated fair value of our common stock as of the dates of the issuance of equity instruments, dating back to January 1, 2006. The only grant of options that we made in 2006 was on March 31, 2006. We determined that the fair value of our common stock was $6.50 per share on the grant date. The stock options granted on March 31, 2006 coincided with the timing of our offering of common stock at $6.50 per share, which is the exercise price of the options granted. We believe that the offering was made at arms-length and that the price per share at which the common stock was sold approximated the fair value of our common stock.

We estimated the fair value of stock awards granted in 2006 using the Black-Scholes pricing model, consistent with that used for pro forma disclosures. Management is required to make certain assumptions with respect to selected model inputs, including expected volatility and expected life of the options. We determined that it was not practical to estimate the expected volatility of our share price. Accordingly, we applied the provisions of SFAS 123(R), which permit the use of a “Calculated Value.” We identified several public entities that operate in similar lines of business, which included companies that develop fuel cells and companies that develop nanotechnology based materials. We believe that the entities we identified exhibit characteristics similar to ours. We then calculated the weighted-average of the entities in determining the calculated volatility of 102% for options and warrants granted in 2006. The expected lives of the options granted, which represent the period of time that the options are expected to be outstanding, is based primarily on historical data. Other selected model inputs include expected dividend yield and risk-free rate. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period commensurate with the estimated expected life of the option. If factors change and result in different assumptions in the application of SFAS 123(R) in future periods, the stock option expense that we record for future grants may differ significantly from what we have recorded in the current period. A five percent change in volatility would not have resulted in any material change to our results of operations.

Stock-based compensation expense is only recorded for those awards that are expected to vest. Forfeiture estimates for determining appropriate stock-based compensation expense are estimated at the time of grant based on historical experience and demographic characteristics. A five percent annual forfeiture rate estimate was used for the stock-based compensation expense recorded during 2006.

Equity instruments issued to non-employees are recorded at their fair value as determined in accordance with SFAS 123(R) and Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period. A five percent change in volatility would not have resulted in any material change to our results of operations.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes and reduces the diversity in current practice associated with the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return by defining a “more-likely-than-not” threshold regarding the sustainability of the position. We adopted FIN 48 effective January 1, 2007. We expect that the adoption of FIN 48 will not have any material impact on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB No. 108. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB No. 108 became effective for us in 2006 and its adoption did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS 157. SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 serves to clarify the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect that fair-value measurements have on earnings. SFAS 157 is to be applied whenever another standard requires or allows assets or liabilities to be measured at fair value. We will be required to adopt SFAS 157 effective January 1, 2008. We are currently evaluating the impact that the adoption of SFAS 157 will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” or SFAS 159. SFAS 159 provides entities with an option to choose to measure eligible items at fair value at specified election dates. If elected, an entity must report unrealized gains and losses on the item in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; is irrevocable (unless a new election date occurs), and is applied only to entire instruments and not to portions of instruments. We will be required to adopt SFAS 159 effective January 1, 2008. We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Our cash, cash equivalents and short-term investments as of December 31, 2006 consisted primarily of money market funds, seven-day and 28-day auction rate securities and government agency securities. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term marketable securities. The primary objective of our investment activities is to preserve principal while maximizing the income we receive from our investments without significantly increasing risk. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. The return on the auction rate securities, which are rated AAA, is designed to track short-term interest rates due to a “Dutch” auction process, which resets the coupon rate (or dividend rate). Existing holders (at their option), and potential new investors, then enter into a “blind” competitive-bid process in which they specify the lowest interest/dividend rate and quantity they are willing to accept. The lowest rate at which all of the securities can be placed becomes the interest/dividend rate for these securities until the next auction date. Thus, unless there is a failed auction, an investor can, by electing not to bid, recoup the principal amount of its investment at each auction date. However, there is potential for a failed auction in which existing holders are unable to liquidate their position in the security. Historically, auctions that fail have been rare, largely due to broker-dealers providing “clearing bids,” and purchasing auction rate securities is a way to ensure the success of each auction, to help the issuer avoid paying the maximum rate and to provide liquidity to investors who wish to sell. In the unlikely event of a failed bid, dividend income from the investment would continue to be earned uninterrupted. Accordingly, we would not expect our results of operations or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

BUSINESS

Business Overview

We develop and market products, advanced materials and process technologies that provide clean technology solutions for today’s global challenges. We focus principally on the energy, environmental and infrastructure markets. The increasing demand for clean energy and water, and the emphasis on sustainable renewable resources, provide the opportunity for us to leverage our extensive intellectual property portfolio and process and design engineering expertise to deliver value-added products, advanced materials and solutions to our customers in our target markets. We have multiple core products with near-term commercialization opportunities that we are pursuing with strategic partners and potential customers. These core products include:

•	Revolutiontm Solid Oxide Fuel Cells — We have developed fuel cells that offer numerous competitive advantages over existing technologies with broad application in portable, residential, and distributed power generation. Our fuel cells offer high efficiency, quick start times, fuel flexibility and very high power densities.

•	Cell-Poretm Water Filters — We have developed proprietary filter products with up to 1,000 times the active surface area of conventional sand bed filters, making them highly effective in removal of contaminants from drinking water. Our water filters are currently being evaluated by potential customers for municipal, industrial and residential applications.

•	Advanced Materials — We produce a broad range of advanced materials, including nano-sized metal and ceramic powders, carbon nanotubes, nanostructured steel and nanocement. We are pursuing several applications for the integration of our advanced materials, including hygienic (antibacterial, antimicrobial, and antifungal) surfaces, high strength composites and building materials, and advanced energy systems such as lithium-ion batteries, thermoelectric systems and photovoltaic modules.

•	Process Intensification Technologies — We have developed process intensification technologies with the potential for significant advantages over conventional chemical processing techniques and biofuel synthesis. Our process intensification technologies reduce energy consumption, decrease use of hazardous chemicals and solvents, improve throughput rates and lower capital investment requirements.

We have collaborative arrangements with multiple strategic partners who are working with us to determine the commercial potential of our products, advanced materials and process technologies, define our market opportunities, identify our customer base and access our markets. These collaborative arrangements are with well-known national and international companies, such as Kodak, Tata Chemicals and Otsuka Chemical. We are also in discussions with national and local government agencies, individual organizations and utility companies in Japan, China, India, Ukraine and South Korea that are seeking clean technology solutions. Lastly, we are party to agreements with certain government organizations for the demonstration of our products for military and non-military applications. We expect that these relationships will develop into commercialization opportunities as we work alone or together with our collaborative partners to sell manufactured products to end users, provide materials or components to other companies for use in the manufacture of their products, or enter into royalty-bearing or value-sharing license arrangements.

Overview of Clean Technology

Clean technology refers to the application of innovative technologies to optimize the use of limited natural resources, offering a cleaner or less wasteful alternative to conventional energy practices and traditional products, materials and processes while adding economic value. The dramatic growth in clean technology’s global prominence can be attributed to national and global policy action, local market drivers, high energy prices, increasing technological maturity, better understanding of technology risk, public and private capital investment intended to promote clean technology and product development, and market acceptance of the relevance of clean technology solutions. Growth is happening in all sectors, countries and investment stages as the occurrence of climate change is no longer a topic that is debated, but rather a problem for which solutions are being sought. According to the trade publication, Clean Edge “Clean Energy Trends 2007,” the clean technology sector has experienced significant growth, with annual revenues increasing 39% to $55 billion in 2006 from $40 billion in 2005 and is forecast to continue on this trajectory and become a $227 billion market by 2016.

Developing Trends in Our Markets

Energy

A variety of factors including growing demand for energy, concerns over the level and volatility of energy prices, uncertainty regarding access to energy supplies and concerns over the environmental consequences of current industry practices are driving demand for efficiency gains and alternative resources throughout the global energy sector. As a result, industry participants are focused on developing more efficient ways to harness, store, distribute and release energy in order to address these global trends that are expected to fundamentally change the industry landscape.

According to World Energy Outlook 2006, global energy demand is projected to grow to more than one and a half times current demand over the next 25 years, as population growth continues to accelerate and developing nations such as India and China continue to expand their industrial bases. Moreover, in many instances, developing nations are looking for alternative energy technologies suitable for off-grid applications that are capable of providing energy without having to build, extend or repair expensive, complicated or aging electrical transmission grid infrastructure. Uncertainties regarding the volume of reserves and volatility in energy markets have raised public focus on initiatives to decrease energy dependence on foreign and potentially unstable supply sources. These trends are evolving against the backdrop of a heightened awareness and sensitivity regarding the environmental consequences of current industrial and consumer practices with respect to the depletion of non-renewable resources and the volume and toxicity of emissions associated with the processing and use of conventional energy. This heightened awareness has prompted policy initiatives, incentive programs and market growth, which are all helping to validate the importance of optimizing the use of natural resources to offer a cleaner or less wasteful alternative to traditional products, materials and processes. Given these trends, companies capable of offering significant efficiency gains or cost-effective, environmentally-friendly alternatives to conventional energy are poised for substantial growth.

Significant incentive programs have been adopted in Japan, South Korea, Germany, Spain, France, Italy, Greece and a number of states in the United States. The Japanese government, through the Ministry of Economy, Trade and Industry, or METI, is actively supporting the commercialization of residential cogeneration systems. In 2005, METI funded the commercialization process through a $23 million Large Scale Monitoring Program, involving subsidies for approximately 400 cogeneration systems across the market. As a three-year program, the goal of METI’s Large Scale Monitoring Program is to prepare Japan’s 46 million households for the full-scale introduction of fuel cell cogeneration systems. In South Korea, the Ministry of Commerce, Industry and Energy recently announced cash incentives to reduce greenhouse gas emissions. The South Korean government has set aside approximately $5.3 million annually for cash incentives based on its expectation that it will be able to reduce the country’s greenhouse gas emissions by one million tons each year. Similarly, within the European Union, incentive programs such as feed-in tariffs, the green certificate system, tendering systems and tax benefits influence energy markets. International treaties such as the Kyoto Protocol require signatory countries to reduce their emissions of carbon dioxide and other green house gases, or engage in emission trading as a means of reducing global pollution. According to the World Bank, the global trading of carbon credits nearly doubled from $11 billion in 2005 to $22 billion in 2006, with 88% directly resulting from the European Union’s emissions trading system established as part of the Kyoto Protocol.

Environment and Water

The harmful effects on the environment of certain human activities have come to the forefront in public debate over the last 20 years. Fossil fuels have contributed significantly to many of the environmental problems we face today — greenhouse gases, air pollution and water and soil contamination. Well-known public figures, grassroots organizations and even educational institutions have led efforts to increase public awareness of the detrimental effects that these activities have had, and will continue to have, on our environment. Although a variety of factors contribute to these effects, manufacturing facilities have been associated historically with negative environmental consequences. This has led to an increase in demand for innovative and viable processes and technologies to create “greener” manufacturing facilities, which can help reduce the harmful by-products and wastes created by many industrial manufacturing processes. Furthermore, successful prevention of soil and air contamination will require more efficient processes that release less solvents into the environment.

Access to potable water is also an important and growing priority and a major challenge in many parts of the developing world. Given recent and forecasted increases in population and generation of wastewater, along with the rising need for water, treated wastewater will be a critical component of the overall water supply. While access to drinking water in India, for example, has increased over the past decade, there continue to be significant health concerns associated with contaminants in the water supply. According to the World Bank, 21% of communicable diseases in India are water related. Chemical contaminants such as arsenic, lead and selenium pose a very serious health hazard in India. In addition, as the water table levels continue to decrease in two of the most rapidly-developing countries, India and China, a need for increased access to water through deeper drilling methods and renewable freshwater sources persist. With this over-extraction of groundwater, the concentration of chemicals in the water supply is increasing regularly. Concurrent with the increasing consumption of water and generation of wastewater, there has been an increase in the awareness of the potential health consequences associated with a variety of contaminants, such as arsenic and lead. As a result of the concerns generated by these factors, governments are increasingly scrutinizing the contents of the public water supply and implementing ever more stringent water-quality standards. In the United States, the Environmental Protection Agency, or EPA, reduced the standard for the allowable amount of arsenic levels in drinking water from 50 parts per billion to 10 parts per billion. These growing and heightened standards are challenging conventional technologies and creating demand for new materials, products and technologies that can allow municipalities to satisfy these regulatory requirements. While numerous technologies are being developed in an attempt to address these challenges, few, if any, are able to economically achieve desired results.

Infrastructure

Significant investment in the infrastructure sector continues as emerging countries spend heavily on new projects while developed countries update their infrastructure. Many materials used in infrastructure projects have not seen significant improvement or enhancement in their performance characteristics in many decades. Improvements that have occurred generally have been marginal in nature and have not altered the economics of the production or the performance of these materials. The production of these materials is typically energy intensive, resulting in a variety of negative environmental impacts. Cement is a fundamental building material used around the world that is manufactured in a fashion dating back to the first half of the twentieth century. According to a Massachusetts Institute of Technology report, the production of cement accounts for approximately 5% to 10% of carbon dioxide emissions globally, thereby contributing to significant green-house gas emissions. Companies with products or capabilities that (1) reduce the amount of cement or other materials used in, (2) reduce the energy consumption required by, or (3) lower the overall cost of, a building project are poised to benefit from the continuing growth in infrastructure investment.

Furthermore, recent events, such as Hurricane Katrina, brought vast public attention to the already growing concern about the proliferation of mold and other microbial organisms on building materials in residential and commercial spaces. Mold can produce allergens and, in some cases, potent toxins or irritants. In addition to being an issue of economic concern for companies doing business within the infrastructure industry, the widespread growth of mold represents both a significant health risk for the general population and a threat to the environment. According to the Insurance Information Institute’s estimates, insurance companies spent at least $3 billion on mold-related claims during 2002, the most recently reported year. In addition to mold remediation efforts, many companies in the building materials and construction industry are seeking improved building materials that contain antimicrobial and antibacterial properties to prevent the onset of mold. According to Frost & Sullivan, revenues of the U.S. antimicrobial coatings markets were $175 million in 2005 and are estimated to reach $559 million in 2012.

Our Approach

Our objective is to identify, develop and commercialize novel solutions to address the global challenges faced primarily in the energy, environment and infrastructure markets by leveraging our broad portfolio of proprietary technologies, advanced materials and process design expertise in commercially relevant ways. Our management and technical team, relying on their industrial experience and extensive scientific expertise, take an opportunistic approach to maximizing stockholder value by matching the novel properties and characteristics of our proprietary technologies with market needs and customer demands. We seek to capitalize on our opportunities at multiple points in the value chain based on our assessment of a number of factors, including capital requirements, time to market, distribution and sales channels and the regulatory environment. Working alone or in collaboration with others, we will sell manufactured products to end users, provide materials or components to other companies for use in the manufacture of their products, or enter into license arrangements.

Our goal is to leverage our advanced materials, as well as our process and design engineering expertise, to become a leading provider of clean technology products and solutions for the energy, environmental and infrastructure markets. The key elements of our strategy are as follows:

•	Provide economical clean technology solutions to our customers and partners. As government regulations become increasingly stringent and environmental issues are brought to the forefront of corporate responsibility and consumer focus, it is vital that our products, advanced materials and process technologies provide effective and economical solutions for our customers and collaborative partners. We are therefore focused on offering highly effective clean technology solutions that offer significant cost savings and efficiency advantages.

•	Focus on high-value products, advanced materials and processes with clear near-term commercial opportunities. We are pursuing the manufacture and sale of products, materials and process technologies that are capable of generating and sustaining high gross profit margins. Utilizing our advanced, proprietary processing technologies, which do not require substantial capital investment, labor content or expensive materials, we are creating solutions offering customers significant value beyond what is available today with conventional products, materials and processes. All of our initiatives are analyzed and evaluated for near-term commercial viability, market size and potential customer interest before we invest our resources in research and development.

•	Leverage our intellectual property portfolio. We are pursuing opportunities to leverage our extensive patent portfolio, trade secrets and technical know-how to develop new products, advanced materials and process technologies for our own use, as well as for our partners and customers.

•	Expand and leverage our strategic and business alliances for market penetration. We are pursuing the expansion of our domestic and international strategic alliances, which may take the form of joint ventures, strategic partnerships, cost savings agreements or distribution and marketing arrangements in order to accelerate our penetration into both domestic and international energy, environmental and infrastructure markets.

•	Pursue growth through selected acquisitions. We are pursuing additional growth through the selective acquisition of businesses, products or intellectual property that serve strategic business and technology purposes, such as (1) expanding our market share in existing products, (2) increasing our product offering and revenue base in complementary markets or applications, (3) accelerating the integration and use of our products, advanced materials and process technologies into existing business lines, or (4) accelerating our channels to market.

Competitive Strengths

We believe we are well positioned to become a leader in the clean technology sector given our competitive strengths, which include the following:

•	Strong intellectual property and scientific leadership position that serve as high barriers to entry. We acquire and develop technology and pursue patent protection on new concepts, products and process technologies that we believe will lead to commercial applications. We have an extensive and growing patent portfolio, including 19 issued U.S. patents and over 35 U.S. patent applications, as well as numerous related foreign patents and applications. In addition, we continually seek opportunities to acquire intellectual property from others, when we believe that such intellectual property will enhance our business.

•	Cost-advantaged, high-quality design capabilities and proprietary processes. Our design and process capabilities enable us to achieve superior product quality more efficiently and more economically than conventional methods, thereby meeting today’s government and industry requirements and consumer demands.

•	Valuable strategic alliances. We have established strategic alliances with multiple large global enterprises that are enabling us to assess the commercial potential of our products, advanced materials and process technologies, define our market opportunities earlier in the development process, identify our customer base and access our markets more quickly. We have entered into several agreements, including a cross-licensing agreement with Otsuka Chemical and a development agreement with Tata Chemicals.

•	Key research relationships. We have established key strategic research and development relationships with leading academic and scientific institutions, including Clarkson University, Purdue University, The Ohio State University and the U.S. Naval Research Laboratories, to strengthen or expand our existing technology base.

•	Proven management and technical team with relevant and extensive commercial experience. We have assembled a multi-disciplinary management and technical team with extensive experience in manufacturing operations and advanced materials science, with the ability and relevant experience to bring products from the applied development stage through commercialization and full-scale production.

•	Diverse potential end markets. While we are focusing our initial commercialization efforts on solutions for the energy, environment and infrastructure markets, our products, advanced materials and process technologies have potential application in a wide variety of end markets, including electronics, semiconductors, consumer products, military and defense, biomedical and life sciences and transportation. We believe this diversity of markets provides us with numerous opportunities to create revenue streams and avoid reliance on a limited number of customers or applications.

Products, Advanced Materials and Process Technologies

We are focusing our initial commercialization efforts in four principal areas — SOFCs for the energy market, filtration products for the environmental market, nanotechnology-based materials for the infrastructure and environmental markets and process intensification technologies for more efficient chemical processing and biofuel synthesis.

Revolutiontm Solid Oxide Fuel Cells

We have developed SOFCs that, as a result of proprietary designs and materials, offer numerous important competitive advantages over alternative systems. Accordingly, our fuel cells are expected to have near-term applications in the portable, residential and distributed power generation markets. Our SOFCs offer high efficiency, quick start times, considerable fuel flexibility and very high power densities, thereby providing an answer to the demand for alternative energy technologies that are either suitable for off-grid applications or capable of leveraging local natural resources.

Traditional energy producing technologies typically rely on a multi-step process involving fuel combustion (e.g., coal and oil) to produce heat and a volume expansion (e.g., water to steam), which is then used to drive a mechanical device that, in turn, is used to produce electricity. These multiple steps result in lower overall efficiency, which equates to more fuel being consumed to produce the same amount of electricity as produced by SOFCs, thereby resulting in higher greenhouse gas emissions and other pollutants.

Fuel cells are electrochemical devices that reduce the level of wasted energy by converting the chemical energy stored in fuels directly into electrical energy. Fuel cells may use hydrogen or hydrocarbons to produce water, heat, electricity and, in the case of a hydrocarbon, carbon dioxide. Certain available alternative fuel cell technologies, including proton exchange membrane fuel cells, or PEMs, have inherent limitations in terms of fuel flexibility, start times or conversion efficiency that limit their usefulness. PEMs, for example, utilize hydrogen as the primary fuel, a resource that is not readily available, not easily stored and would require the creation of an expensive infrastructure to deliver hydrogen on a global scale. By comparison, SOFCs use high temperature ceramic materials within the fuel cell to generate power and are capable of using a wider range of fuels including methane, propane, butane, kerosene, diesel and others. SOFCs operate at a higher fuel conversion efficiency, or ratio of fuel consumed to electricity created, than PEMs, as well as high specific power, or ratio of power output per unit of weight. These characteristics make SOFCs a highly effective source of electric power generation in numerous applications where batteries or generators are either impractical or inadequate.

In normal operation, a portable or distributed generation unit would undergo frequent on/off cycles, taking the fuel cell from room temperature to 800°C repeatedly. This requirement has proven to be a major issue for many conventional SOFC technologies, which have been limited by long start times, generally measured in hours or in some cases longer, and significant performance degradation due to thermal cycling. Accordingly, we focused our engineering efforts on improving start times and have created SOFCs that have demonstrated over 300 start/stop thermal cycles with no observed degradation in performance. As shown in the table below, our SOFCs can consistently achieve full power production in under 10 minutes, demonstrating one of the major advantages of our technology — high thermal shock resistance.

Comparison of Fuel Cell Characteristics

		Molten	Typical	NanoDynamics
	PEM	Carbonate	Planar SOFC	MicroTubular SOFC
Power Density (milliwatts / cm2)	~200	~200	~300	~2,000
Operating Temperature (deg C)	<100	650	800-1000	750-850
Theoretical Maximum Fuel Conversion Efficiency	~35%-60%	~50%	~65%	~65%
Start Time	Less than 1 Minute	More than 8 Hours	More than 1 Hour	10 minutes
Fuel	Hydrogen	Hydrogen, Propane, Methane, Natural Gas, Butane, Ethanol, Diesel, Gasoline	Hydrogen, Propane, Methane, Natural Gas, Butane, Ethanol, Diesel, Gasoline	Hydrogen, Propane, Methane, Natural Gas, Butane, Ethanol, Diesel, Gasoline
External Reformer for Hydrocarbon Operation?	Yes	No	No	No
Long-Term Stability?	No	Yes	Yes	Yes
Effect of 50 Start/Stop Thermal Cycles	Minimal	Significantly Degraded Performance	Significantly Degraded Performance	None

Our SOFC technology offers a combination of high efficiency, quick start times, fuel flexibility, high power densities and simple, well-understood manufacturing techniques that we believe will allow us to produce highly-economical fuel cell components and systems. The design of our SOFC is focused on modularity and ease of manufacturing, allowing larger energy-producing systems to be constructed by combining two or more stack modules, thereby achieving the cost efficiencies associated with high-volume and standardized production. Our initial portable system, the Revolutiontm 50, is configured to generate 50 watts of power — enough to power multiple personal electronic devices, such as laptops, PDAs, cell phones, global positioning systems, as well as larger appliances, such as outdoor advertising and signage, battery chargers and certain military equipment. We believe this product and its design are noteworthy for several reasons, particularly size, weight and volume efficiency. Most fuel cells capable of producing 10 to 100 watts of power can provide between 300 and 800 watt hours per kilogram. By comparison, our Revolutiontm 50 is capable of producing between 550 and 2,000 watt hours per kilogram depending on the configuration. This is important for applications where the power source must be carried or transported (e.g., power supplies for soldiers, electric wheelchairs, power lawn equipment, power tools, etc.).

We are currently pursuing several commercial applications for the Revolutiontm 50, as well as a Revolutiontm 250 portable system we are developing for military, marine and outdoor advertising applications. However, we believe the most significant commercial opportunity for our SOFC technology lies in the design and manufacture of larger systems (one to five kilowatt) for residential, small industrial and other applications. Countries such as Japan, China, India, Ukraine and South Korea have expressed a growing desire to increase their use of distributed power and local, sustainable resources, improve operating efficiencies and reduce costs. Each of these countries is actively promoting the development of fuel cells. The ability of our SOFC to operate using a variety of fuel sources, together with our high conversion efficiency, positions us to address this need. Currently, we are in discussions with governmental agencies, industrial organizations and utility companies regarding the development and production of a 1,000 watt system that can be operated with propane fuels for small residential applications. We are also pursuing several strategic partnerships in Asia, Europe and North America to create systems tailored to the demands of each local market.

Cell-Poretm Water Filter

By combining a proprietary process we acquired for making a highly porous ceramic, which we refer to as Cell-Poretm, with our patented nanomaterials, we have created a highly effective filter for eliminating contaminants from drinking water. By itself, Cell-Poretm has more than 10 times the surface area of competitive plastic products and is less expensive to produce. We enhance Cell-Poretm by using it as a base system to carry nanomaterials that increase the active surface for contaminant removal by over 1,000 times conventional sand bed filters and over 100 times the surface area of Cell-Poretm alone. The increased surface area allows for faster removal and smaller, more cost-effective water filtration systems, with very little resistance to water flow through the media. Our Cell-Poretm water filtration products have been demonstrated to be effective in removing phosphates and organic contaminants from animal farms and septic systems before they are discharged into public lakes or rivers.

One immediate application for our Cell-Poretm water filtration products is the removal of arsenic and lead from water — a serious problem for over 50 million people in 4,000 communities in the United States where 2005 levels of these contaminants exceeded current EPA standards. The arsenic problem is worse yet in India, Bangladesh, Africa, China and South America. Because the world-wide water demand is doubling approximately every 20 years, more effective filtration products will become increasingly important in a stringent regulatory environment.

We have developed product concepts and prototypes for point-of-use, point-of-entry and municipal water treatment applications utilizing Cell-Poretm. We are working with Kinetico, a division of Axel Johnson Group, a world leader in water solutions, to develop an under-the-sink home filter application. Cell-Poretm water filters can also be used in applications such as aquaculture, where water is circulated and reused and requires intensive and specialized treatment.

Advanced Enabling Materials

We have developed a number of advanced enabling materials, many of them nanotechnology-based, with broad application in the energy, environmental and infrastructure markets. The term “nanotechnology” refers to the manipulation of matter — both materials and devices — at or near the atomic or molecular level; the dimensions of such materials or devices being measured in nanometers (one-billionth of a meter). By organizing atoms into structures of different shapes and sizes on a nanoscale, important new properties, including electrical, optical and physical, can give rise to new materials, devices and applications that are useful across a broad range of industries and markets. Our advanced materials are “enabling” in that their use in connection with other products accomplishes one or more of the following:

•	Enhances performance — e.g., by increasing strength or conductivity, reducing weight, improving chemical stability, or increasing tolerance to heat and other harsh operating conditions or environments;

•	Reduces costs — e.g., by reducing raw material usage, simplifying production, allowing for greater product uniformity, or decreasing manufacturing times; and

•	Prolongs product life — e.g., by increasing resistance to corrosive elements, improving wear resistance, or improving product quality.

We are focusing our initial commercialization efforts for our advanced materials in the areas of metal powders, nanoceramics and carbon nanotubes.

Metal Powders — We manufacture a broad range of nano-sized and micron-sized metal powders, including copper, silver and nickel, in dry, non-agglomerated form, or in the form of an easily dispersible wet “pre-dispersion” that can be incorporated into a wide variety of end products to enhance performance and reliability and lower cost. Our metal powders have application in the internal and external construction of electronic packages and circuits, as additives to thermal cooling fluids to enhance the heat capacity of these systems and as antimicrobial and antifungal additives for building, industrial and consumer goods, among others. Our ND®Silver, for example, has been designed and engineered for increased electrical conductivity in low temperature processing scenarios and for bacteria and mold prevention. We are developing, in collaboration with others, ND®Silver products for the semiconductor, electronic and printing industries.

Nanoceramics — We have applied our expertise in nanoceramic synthesis to the development of a number of important products. One of these is a family of nanoceramic particles in a liquid dispersion that can be used to coat surfaces and impart wear resistance, electrical conductivity and other desirable properties to substrate materials. We are pursuing applications for these nanoceramics in industrial and consumer products. Another important development is our nanocement — a new formulation of cement with improved mechanical properties and more rapid setting times. We have demonstrated that a minor addition of this proprietary nanocement to ordinary Portland cement increased strength by 60% to over 200% after normal cure times and significantly shortened the time required to achieve normal strengths. We believe the impact of such a product on the concrete industry could be significant and intend to target both end users of cement, where the nanocement additive has the greatest value by reducing the amount of cement required, and cement producers, who can benefit from the opportunity to significantly reduce the energy consumption and environmental impact of cement production. We are currently pursuing additional applications for our nanocement in sheet rock, roofing tiles, blast protection, insulating cinder block and facades, veneers and interiors.

Carbon Nanotubes — We have developed a next-generation process for producing nanostructured carbon products, including multi-walled carbon nanotubes, or CNTs, at a significantly lower cost than alternative methods, which we believe can facilitate large-scale adoption of these materials. CNTs are one-sixth the weight of steel and 100 times as strong, but historically the widespread use of CNTs has been prohibited by their high cost (i.e., between $1.00 and $20.00 per gram). Utilizing our proprietary process technology, we are able to manufacture CNTs for a fraction of that price (i.e., $0.03 per gram). We are focused on incorporating our low cost CNTs in applications such as polymer composites (improving impact strength and other mechanical properties such as stiffness and tensile strength), battery anodes (enhancing power density and charging speeds by displacing graphite) and electronic applications (increasing the thermal and electric conductivity of matrix materials and offering electro-magnetic interference shielding characteristics). We are scaling up our production process in the United States and, through our relationship with Otsuka Chemical, a similar scale up is underway in Japan.

Process Intensification Technologies

Process intensification is an approach to improving chemical processes by reducing or eliminating the inefficient stages of conventional production methods. Process intensification builds on the concept that “smaller is better.” Using various designs, liquid processes are converted from three dimensional systems (large tanks) to two dimensional systems (thin layers and narrow channel tubes), allowing for continuous, as opposed to batch, processes, improved heat transfer, more rapid processing and greater flexibility in process conditions. When intensified process modules are used to develop a manufacturing facility, both the physical and energy footprints are reduced dramatically. Other associated benefits of process intensification are speed to market, reduced inventory, improved product quality and “green” engineering. As a result, we believe significant opportunities exist to deploy process intensification across a wide variety of industries.

Utilizing our expertise in advanced equipment design and our proprietary process modeling, we have developed a variety of chemical reactors that will allow cleaner, greener, safer and more efficient scale-up of chemical manufacturing processes. Our rotating tube reactor, or RTR, uses a continuous mode enabling chemical reactions to be induced faster and in a more energy efficient and selective manner. We are pursuing applications of the RTR in the synthesis of metals, inorganics, pigments and polymers as well as a range of processes used in biodiesel, ethanol and low-sulfur diesel fuel production. Through close collaboration with end users, we intend to lease or sell process intensification equipment along with a license of the proprietary and patented process technologies in order to establish long-term revenue streams. In March 2007, we delivered an RTR unit to Kodak for beta testing in the production of toner particles used in digital imaging. We are focusing our in-house efforts on biofuel synthesis.

Commercial Relationships and Business Collaborations

An important element of our business strategy is to continue to establish and expand upon strategic arrangements and business alliances that will enable us to enter markets more effectively, develop new products collaboratively with end users and intermediary suppliers and create ongoing royalty or profit-sharing streams through out-licensing and joint venture arrangements. In other cases, a combination of our intellectual property with another organization’s may be required to address a market need. Furthermore, there are certain markets that would not be easily accessible to a newcomer and in which we can offer our technology expertise to enhance an established organization’s market share. To date, we have established collaborative arrangements with several industry leaders and other potential end users or distributors of our products, materials and process technologies. The following sets forth information regarding some of our key strategic relationships:

U.S. Army.  We have entered into three contracts with the U.S. Army relating to the use of our SOFCs for direct power applications and battery charging. We successfully completed one contract for $0.9 million in 2006. A second contract for $1.7 million for the design, demonstration and delivery of a portable 50 watt SOFC that utilizes military logistics fuels is expected to be completed within the next 90 days. In March 2007, we entered into a third contract for $1.7 million requiring us to deliver a 250 watt SOFC system utilizing military logistics fuel by the middle of 2008.

Tata Chemicals Limited.  In March 2005, we entered into a technology development and evaluation agreement with Tata Chemicals Limited, a major cement producer located in India, to develop and synthesize powders for use in the production of enhanced cement. Our nanocement was developed pursuant to this agreement. The nanocement technology is jointly owned by us and Tata Chemicals, and we have collaborated with Tata Chemicals in the filing of a patent application covering this technology in the United States or India. We are currently evaluating the commercial potential for nanocement and, if feasible, establishing a joint commercial program for its marketing and sale. If we are unable to agree on a commercial program with Tata Chemicals for the nanocement, each party has the right to sublicense the technology from the other on a non-exclusive worldwide basis in return for the payment of a 1% royalty payable quarterly on all sales of products incorporating the technology for a period of 20 years from the date of the agreement.

Otsuka Chemical Co., Ltd.  In January 2006, we entered into a 20-year technology commercialization agreement with Otsuka Chemical Co., Ltd., a Japanese producer of pharmaceutical, industrial and agricultural chemicals. The agreement covers the worldwide sale of certain carbon nanotubes jointly developed and owned by us and Otsuka Chemical and products containing such carbon nanotube materials. Under the agreement, each party agrees that the other may independently sell the nanotube materials and products containing nanotube materials in return for payment to the other of royalties. The amount of the royalty payments would be on a sliding scale and would decrease as net sales increase. For the sale of nanotube materials, the royalty is on a sliding scale of 5.0% to 1.0%, and for the sale of products containing nanotube materials, the royalty is on a sliding scale of 2.5% to 0.5%. Additionally, if either party grants a sublicense relating to the production of the nanotube materials to a third party, the granting party must pay the other party a royalty of 20% of all sublicensing income.

Kodak.  During 2006, Kodak conducted various tests in our facilities to assess the feasibility of utilizing our process intensification equipment for the removal of certain solvents and improved particle shape in the production of digital printing toner particles. In March 2007, we entered into a proprietary equipment agreement with Kodak permitting it to conduct a two-month beta test of the process intensification equipment at Kodak’s facilities. If the tests, which are currently ongoing, are successful, the parties have agreed that the purchase price for any commercial units of the equipment purchased by Kodak will include both an upfront purchase price as well as a percentage sharing of any manufacturing cost savings realized by Kodak as the result of its utilization of our process intensification equipment.

Our History

From our inception in 2002 through 2006, we focused on identifying, acquiring and developing proprietary technologies and determining which target markets could best be served by the products, materials and processes developed from these technologies. During this period, we developed or acquired the rights to intellectual property and established research and development relationships with a number of academic institutions and government organizations for the purpose of expanding our intellectual property portfolio. While research and development was integral to our growth during this period, our ability to ultimately transition to a product and solution driven company that is focused on revenue-generating commercialization activities depended upon forging commercial manufacturing relationships, capabilities and infrastructure early on that would allow us to exploit the technologies we developed and acquired. Accordingly, we entered into dialogues and pursued relationships with industry leaders and other end users that could assist us in our commercialization strategy.

Our focus on commercial applications of our proprietary technologies led us to the development of our first commercial product in November 2005, our U.S. Golf Association-approved NDMXtm golf ball. This is a hollow, metal-core golf ball incorporating our nanotechnology-based material that results in less spin than a conventional polymer-core ball and, accordingly, reduces hooking and slicing. We currently sell the golf ball on our website and are in discussions with potential collaborative partners for the wide-scale marketing and distribution of this product.

Research and Development

During the years ended December 31, 2004, 2005 and 2006, we spent approximately $3.2 million, $5.6 million and $8.8 million, respectively, on research and development to support the products, advanced materials and process technologies that we manufacture or intend to commercialize. Since our inception, we have also funded a portion of our research and development expenses with government grants and corporate collaborations.

Research and development activities at our Buffalo, New York facility are focused primarily on our SOFC products and our nanomaterial synthesis processes. These efforts are conducted by a team of scientists and engineers with multi-disciplinary backgrounds who have undertaken several successful collaborative process and product development programs with industrial partners and numerous government research contracts designed to extend our suite of intellectual property and demonstrate the feasibility of novel products and products for future commercialization.

Our Columbus, Ohio facility conducts advanced materials research programs relating to our Cell-Poretm water filtration products, nanocement and various nanoceramic materials and processes. This research center employs approximately 21 people, mostly with scientific and technical backgrounds, in an incubator facility near The Ohio State University. Our Columbus facility has been very successful in obtaining research and development grants from various governmental agencies in order to support in-house technical and pre-commercial efforts.

In 2005, we opened a small laboratory facility in Pittsburgh, Pennsylvania to support the testing and characterization of products that we are developing for applications in biological, antimicrobial and life science applications. Current projects include a nano-enabled time release biocide, ND®Silver-based antimicrobial formulations for medical, consumer and infrastructure applications, and chemical/biological sensors incorporating nanotechnology.

We have recently established a new demonstration and development facility in Potsdam, New York adjacent to Clarkson University focused on demonstrating the efficacy of our patent pending process intensification technology in various manufacturing processes.

In addition to the extensive research and development activities described above, we regularly evaluate the research of universities and government-sponsored laboratories, fund specific research projects and encourage private inventors, large corporate laboratories and other research and scientific organizations to consider us as a potential partner in the commercialization of their intellectual property. We have funded research programs with leading faculty at Purdue University, Clarkson University, Rutgers University, Pennsylvania State University, The Ohio State University and other academic institutions.

Intellectual Property

The proprietary nature of, and protection for, our products, materials, processes and know-how are important to our business. We seek patent protection in the United States and internationally for our intellectual property where available and when appropriate. In addition, we rely on trade secrets, know-how and continuing innovation to develop and maintain our competitive position.

Our policy is to patent or in-license the technology, inventions and improvements that we consider important to the development of our business. We have built a portfolio of more than 134 patents and patent applications that we either own or have licensed around our key products and technologies. As of March 31, 2007, this portfolio included 19 issued U.S. patents and over 35 pending U.S. patent applications, as well as related foreign applications. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

Manufacturing

Our Buffalo, New York facility currently has approximately 35,000 square feet dedicated to pilot scale manufacturing of our SOFCs and CNTs. Pilot production of our Cell-Poretm water filters and nanocement is currently conducted at our Columbus, Ohio facility while production of our process intensification equipment is conducted at our Potsdam, New York site. We anticipate transferring scale-up operations for all of these products to our Buffalo facility by the fourth quarter of 2007. Currently, we have tolling agreements with a third-party manufacturer for the production of our ND®Silver. We intend to transfer the manufacturing of our SOFCs to an additional facility in 2008.

We believe that our Buffalo facility provides sufficient capacity to meet the limited manufacturing activities in which we are currently engaged; however, as demand for our products increases, we anticipate that we will make significant capital investments to increase our current in-house manufacturing capabilities and significantly expand our contract manufacturing relationships. We have allocated a portion of the proceeds of this offering to establish an additional facility for the commercial scale manufacturing of the cells and stacks for our SOFCs. See “Use of Proceeds.”

We will consider a variety of factors in determining whether to conduct manufacturing activities in-house or through third-party contract manufacturers, including whether a particular product has a well-developed commercial supply base and whether we believe we can maintain control over the use and exploitation of our intellectual property when outsourced. When the supply base is not developed, or our materials, designs or processes require greater trade secret protection, we have and will continue to invest in developing our manufacturing infrastructure.

Competition

We face significant competition with respect to the products and materials that we have either commercialized or are in the process of commercializing in the near future. Since our products and materials are based upon pioneering technologies that offer fundamental solutions in the energy, environmental and infrastructure industries, we compete not only at the product and material level for market share, but also at the technology level for market acceptance. Our competition includes not only other alternative technology solutions, but also well-established conventional technologies. Most of our competitors have substantially greater financial, research and development, manufacturing and sales and marketing resources than we do, and may complete research, development and commercialization of products and materials more quickly and effectively than we can. The basis of competition may result from various factors including cost, performance, durability, product quality, environmental impact, customer service and technical support as well as the availability of alternative products, materials or process technologies.

Competition in several energy segments, including generation, infrastructure, storage and efficiency, has intensified as a result of political instability, price volatility and supply concerns. Global oil and gas companies are becoming even larger and more powerful as increased profits have allowed them to exert more influence on governments worldwide and explore opportunities in biofuels as well as wind, solar, geothermal and hydro power to take advantage of market opportunities to diversify their revenue stream. Given their size, these companies are able to readily access capital markets and other private sources of funding. With our SOFC product, we compete not only with companies that are developing solid oxide fuel cell technology, but also with companies that are developing PEMs, phosphoric acid fuel cells, molten carbonate fuel cells and alkaline fuel cells. Our SOFCs also compete with other distributed generation technologies, including microturbines and reciprocating engines, and with certain types of battery technologies, which are available at prices competitive with existing forms of power generation. Our SOFCs will also compete, in some applications, with solar- and wind-powered systems. We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase.

We are competing in the environmental market against larger established players with significant intellectual property and greater access to financial resources. They have the capacity to develop new materials and products in-house in an attempt to address new restrictions or new market opportunities around the world. We also face competition from small niche players providing point-of-use items, such as under-the-sink water filter units, as well as academic institutions, governmental agencies and other public and private organizations pursuing the development of technology that can be used for applications similar to those of our products. With our Cell-Poretm water filters, we expect to compete with a wide variety of companies that supply water filtration products, including those that produce ultraviolet membranes and ion exchange systems. We will be engaged in a segment of the water filtration industry that is highly competitive and rapidly changing.

In the infrastructure market, we compete with several large domestic and multi-national advanced materials and chemical companies, as well as suppliers of traditional materials. The opportunity to introduce products and materials that would provide performance enhancements to traditional materials will positively impact the infrastructure markets in well-developed and developing nations around the world. We will compete with producers of lower cost traditional materials, as well as large conglomerates that are able to leverage their internal technology and financial resources to fund research and development projects to explore solutions similar to those we are pursuing. These conglomerates have established sales networks and relationships that allow them to adapt quickly to the changing needs of customers. We also face competition from companies similar to ourselves that are developing new products and have not generated significant revenue.

Sales and Marketing

To date, our commercialization efforts have focused on establishing strategic arrangements and business alliances to assist us in assessing the commercial potential of our products and technologies, define our market opportunities, identify our customer base and access our markets. In addition, we have undertaken marketing initiatives including participation in trade shows, customer calls, product sampling, technical bulletins and brochures, industry publications and news releases and a website both for general information purposes and for the sale of selected nanomaterials and our nano-enabled golf ball. In addition, we recently launched Tech Banktm, an online forum offering information on our intellectual property rights that are available for sale, licensing, partnering or joint development.

We are in the process of recruiting a Vice President of Sales and Marketing. However, until we have hired such an individual, our executive officers, product managers and technical personnel will continue to lead our sales and marketing efforts. We have allocated a portion of the net proceeds from this offering to build a sales and marketing team for each of our core product areas, as well as to expand our advertising and promotional activities. See “Use of Proceeds.”

Government Regulation

Our business involves the use of a broad range of hazardous chemicals and materials. We are required to obtain various permits pursuant to environmental law related to hazardous chemicals and materials, and will likely be required to obtain others as our operations continue to evolve. Any violation of environmental laws or regulations, material change in environmental laws or regulations or their enforcement or failure to properly use, handle, store, release or dispose of hazardous chemicals and materials could result in restrictions on our ability to operate our business and could require us to incur potentially significant costs for personal injuries, property damage and environmental cleanup and remediation. We regularly assess our compliance with environmental laws and regulations and management of environmental matters. We believe we are currently substantially in compliance with environmental laws, and we have not incurred any material restrictions in our business operations. To date, our research and prototype operations have only required us to notify the EPA of our activities. Additional permitting will be required as commercial operations continue to evolve at our Buffalo, New York facility.

In our Buffalo, New York and Columbus, Ohio facilities and all of our operations, we are subject to the plant and laboratory safety requirements of various occupational safety and health laws and regulations.

We are also subject to federal procurement regulations associated with our U.S. government contracts. In addition, the reporting appropriateness of costs and expenses under our government contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the U.S. Department of Defense. The contracts and subcontracts to which we are party are also subject to potential profit and cost limitations and standard provisions that allow the U.S. government to terminate such contracts at its convenience. We will be entitled to reimbursement of our allowable costs and to an allowance for earned profit if any of the contracts are terminated by the U.S. government of convenience.

Sales of some of our potential products and services internationally may be subject to the policies and approval of the U.S. Department of State, Department of Commerce or Department of Defense. Any international sales may also be subject to U.S. and foreign government regulations and procurement policies, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings.

Employees

As of March 31, 2007, we had 106 employees, including 67 in research and development and 39 in selling, general and administrative functions. As of March 31, 2007, 18 of our employees had doctoral degrees, and an additional 10 of our employees had other advanced degrees in the sciences. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We believe that our employee relations are good.

Facilities

Our principal offices are located in Buffalo, New York. We lease approximately 54,000 square feet of office, laboratory and manufacturing space. We also lease a combined total of approximately 12,500 square feet of laboratory and office space at our facilities in Columbus, Ohio, Pittsburgh, Pennsylvania and Potsdam, New York. We lease 3,400 square feet of office space in Great Neck, New York. We use approximately one-third of the office space in Great Neck, New York for executive and administrative functions and we sublease the remaining space to a third party.

Legal Proceedings

From time to time, we are involved in litigation relating to claims arising out of our ordinary operations. We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Significant Employees

The following table sets forth the names and ages of each of our executive officers, directors and director nominees:

Name	Age	Position

Keith Blakely	50	Chief Executive Officer and Chairman of the Board of Directors
Richard Berger	60	President, Chief Operating Officer and Director
Anthony DeSimone	37	Vice President and Chief Accounting Officer
Glenn Spacht	60	Vice President, Chief Technical Officer and Director
Diane McMahon	57	General Counsel and Secretary
Lawrence Goldstein	64	Director
Herbert Goodman	84	Director Nominee
Kurt Landgraf	60	Director Nominee

Keith Blakely has served as our Chief Executive Officer since May 2002, as a member of our Board of Directors since our inception in March 2002 and as Chairman since April 2007. From 1981 to 2001, Mr. Blakely served as the founder, President, Chief Executive Officer and Chairman of Advanced Refractory Technologies, Inc., a technology-based company specializing in the development of advanced materials, until it was acquired by a unit of Tyco International. From October 2001 to August 2002, Mr. Blakely was Chief Executive Officer of AP Materials, Inc., a nanomaterials research and development company. Mr. Blakely is a member of the Board of Directors of First Wave Technologies, Inc., a technology development company. Mr. Blakely holds a B.S. in Biology from the State University of New York (SUNY) at Buffalo. Mr. Blakely is the brother-in-law of Mr. Berger, our President and Chief Operating Officer.

Richard Berger has served as our President and Chief Operating Officer since May 2002 and as a member of our Board of Directors since our inception in March 2002. From October 1996 to May 2001, Mr. Berger was the President and Chief Executive Officer of Speedline Technologies, a supplier of capital goods to the electronics industry. From October 2002 until October 2005, Mr. Berger was also the President and Chief Executive Officer of EO Tech Growth, Inc., an optics company. Mr. Berger has also served as President of The InVentures Group, Inc., a management consulting company, since June 2001. Mr. Berger is also a member of the Board of Directors of First Wave Technologies, Inc. and the Pacific Industrial Development Corporation, an electronics materials company. Mr. Berger holds a B.A. in Business Administration from Bowling Green State University. Mr. Berger is the brother-in-law of Mr. Blakely, our Chief Executive Officer and Chairman of the Board of Directors.

Anthony DeSimone has served as our Vice President and Chief Accounting Officer since June 2005 and served as our Controller from May 2003 to June 2005. From 2000 until joining us in May 2003, Mr. DeSimone was Chief Financial Officer and Chief Operating Officer of Osgood Machinery, a company engaged in the manufacture and sale of machine tools. From 1997 to 2000, Mr. DeSimone was Controller of Buffalo Brake Beam, a manufacturer of brake beams for train cars. Mr. DeSimone is an Adjunct Professor at the State University of New York (SUNY) at Buffalo. Mr. DeSimone is a certified public accountant and holds a B.A. in Accounting from State University of New York (SUNY) at Buffalo.

Glenn Spacht has served as our Vice President and Chief Technical Officer and a member of the Board of Directors since May 2002. From 1995 until joining us in May 2002, Mr. Spacht served as Executive Vice President and Secretary of Fuel Cell Components and Integrators, Inc., a fuel cell components manufacturer. From 1992 to 1993, Mr. Spacht served as the chairman of NASA’s Committee on Manufacturing Technology and Development. In 1995, Mr. Spacht was named a Fellow of the American Institute for Aeronautics and Astronautics. Mr. Spacht holds a B.S. in Aerospace Engineering from Pennsylvania State University, received his M.S. in Aeronautics and Astronautics from Polytechnic University and is a 1987 graduate from the Program for Management Development from the Harvard Business School.

Diane McMahon joined us as General Counsel in March 2007. Ms. McMahon has over 25 years of experience in both private practice and industry as a corporate attorney. From 2001 until 2007, she has been in private practice as a sole practitioner providing legal services to a number of companies in the technology sector. She has provided legal services to us since August 2003. She is a founder and officer of First Wave Technologies, Inc. and a Trustee of the New York State Science, Technology and Innovation Foundation (NYSTAR). Ms. McMahon holds a J.D. from the State University of New York (SUNY) at Buffalo.

Lawrence Goldstein has served as a member of our Board of Directors since March 2007. Mr. Goldstein is currently a member of the Board of Directors of PIRA Energy, Inc., a private firm providing consulting services to governments, producers and end users regarding the oil and energy industry, and served as the President of PIRA Energy, Inc. from 1972 until December 2006. From 1980 until his retirement in January 2007, he served as President of Energy Policy Research Foundation, Inc., a not-for-profit entity providing research services and information to its members and non-members, and was also a member of its Board of Trustees. Mr. Goldstein is a member of the National Petroleum Council, an advisory council to the Secretary of the U.S. Department of Energy. Mr. Goldstein received a B.A. from City College of New York.

Herbert Goodman has agreed to join our Board of Directors upon the consummation of this offering. Mr. Goodman has served as the President of Sarmar Corporation, a Texas-based consultant to the international oil and gas industry, since September 1987. From January 2000 until December 2004, he served as the Chairman and Chief Executive Officer of PEPEX.net, LLC, an e-commerce trading site for the international oil business. Mr. Goodman is the Chairman of the International Board of Texas A&M University and a member of the Boards of Directors of the Abramson Center for Future of Health at the University of Houston and the Cameron School of Business at St. Thomas University.

Kurt Landgraf has agreed to join our Board of Directors upon the consummation of this offering. Mr. Landgraf has served as the President and Chief Executive Officer of Educational Testing Service, an educational, testing, measurement and research organization, since August 2000. From July 1980 until May 2000, he was employed in various executive capacities with E.I. DuPont De Nemours and Company and its various subsidiaries and joint ventures, serving last as Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company. Mr. Landgraf is a life member of the Navy League of the United States.

The following table sets forth the names and ages of certain other significant employees:

Name	Age	Position

Alan Rae, Ph.D.	55	Vice President, Marketing and Business Development
F. Mark Modzelewski	40	Vice President, Strategic Opportunities
J. Richard Schorr, Ph.D.	67	President, MetaMateria Partners LLC
Caine Finnerty, Ph.D.	33	Vice President, NanoDynamics Energy, Inc.-Fuel Cells

Alan Rae has served as our Vice President of Marketing and Business Development since July 2004. From April 1999 until joining us, Dr. Rae served as Vice President of Technology at Cookson Electronics Inc., a manufacturer of electronics materials and equipment. From January 1986 to April 2004, Dr. Rae served in a number of senior positions at TAM Ceramics Inc., a ceramic materials manufacturing company, including as Vice President and General Manager of TAM’s electronics ceramics business. Dr. Rae holds a B.S. in Chemistry from the University of Aberdeen and received his M.B.A. and Ph.D. from the University of Newcastle upon Tyne.

F. Mark Modzelewski joined us in May 2005 as our Vice President of Strategic Opportunities. In 2004, he co-founded Lux Research, a research and advisory firm focusing on nanotechnology. In 2003, he founded The Benet Group, a private equity firm focused on developing early stage, bio-nanotechnology companies. In 2001, he founded the NanoBusiness Alliance, the first nanotechnology trade association, and continues to serve as its Executive Chairman. Mr. Modzelewski is currently a member of the Nanotechnology Technical Advisory Group to the President’s Council of Advisors on Science and Technology, and previously served as a special assistant to Secretary Cisneros of the U.S. Department of Housing and Urban Development and Secretary Glickman of the U.S. Department of Agriculture during the Clinton administration. Mr. Modzelewski holds a B.A. from Boston University and received a J.D. from the University of Denver College of Law.

J. Richard Schorr has been the President of our subsidiary, MetaMateria Partners, LLC since its inception in May 2002. Dr. Schorr has over 30 years experience managing the development of advanced materials, new processing technology and applications for energy systems. From 1992 to 2002, he served as Chief Executive Officer of Orton Ceramics, a materials manufacturing and research company. Dr. Schorr is a member of the Board of Trustees of the Ohio Fuel Cell Coalition and received his Ph.D. in ceramic engineering from The Ohio State University.

Caine Finnerty has led our SOFC development team as technical director since November 2002 and as Vice President of NanoDynamics Energy, Inc. since December 2006. From February 2000 until joining us in 2002, Dr. Finnerty served as the technical director leading the SOFC technology program at Adelan Ltd., an SOFC research and development company based in the United Kingdom. Dr. Finnerty received his Ph.D. in SOFC Engineering from Keele University and has completed post-doctoral and industrial research programs on various SOFC applications. He has published over 20 papers in the SOFC field that have been printed in a variety of journals and has a variety of patents in key areas of SOFC development.

Founders and Promoters

Allan Rothstein, Norman Rothstein, Keith Blakely and Richard Berger may be deemed founders and promoters of our company.

Business and Technical Advisors

We have recruited a number of experienced and highly regarded individuals to provide advice to us in their areas of specialization or expertise. These advisors have entered into agreements with us to serve for fixed terms ranging from one to three years. We have generally granted these advisors options to purchase our common stock as partial payment for their services. In addition, these advisors receive cash compensation in connection with services rendered and are reimbursed for their reasonable out-of-pocket expenses.

The following sets forth information regarding persons currently serving as our business and technical advisors and their primary professional affiliations:

Name	Professional Affiliation

Allan Rothstein	Chief Executive Officer of Hedge Capital LLC, Manager of Convergent Private Equity Fund I and Convergent Long Short Opportunity Fund (Formerly our Chairman of the Board of Directors)
W. Dale Compton, Ph.D.	Chaired Professor of Industrial Engineering, Purdue University (Formerly Vice President, R&D of Ford Motor Company)
Egon Matijevic, Ph.D.	Professor, Victor K. LaMer Chair in Colloid and Surface Science, Clarkson University
Guy Haemers	Chairman of The InVentures Group Europe (Formerly Executive Vice President of n.v. Bekaert s.a., a Belgian Company)
Roshan Jachuck, Ph.D.	Associate Professor, Chemical and Biomolecular Engineering, Clarkson University
Philip Bond	President and Chief Executive Officer, Information Technology Association of America (Formerly Under Secretary for Technology, U.S. Department of Commerce)
Alan Russell, Ph.D.	Distinguished Professor of Surgery and Director of the McGowan Institute of Regenerative Medicine, University of Pittsburgh and University of Pittsburgh Medical Center
Dan Goia, Ph.D.	Research Associate Professor, Center for Advanced Materials Processing, Clarkson University

Board of Directors

The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. Our Board of Directors meets on a regular basis and additionally as required. Written or electronic materials are distributed in advance of meetings as a general rule and our Board of Directors schedules meetings with, and presentations from, members of our senior management on a regular basis and as required.

Upon the consummation of this offering, our Board of Directors will consist of six members, of which three have been determined to be independent under the rules of the Nasdaq Stock Market. Nasdaq Rule 4350(c) requires that a majority of our Board of Directors be comprised of members who are independent. We intend to appoint one additional independent director in order to comply with this Nasdaq requirement within one year of the date of the listing of our common stock on the Nasdaq Global Market in reliance upon Nasdaq Rule 4350(a)(5), which provides an exemption from this requirement for a period of twelve months from the date of initial listing in connection with an initial public offering.

Our Board of Directors has determined that each of Messrs. Goldstein, Goodman and Landgraf meet the independence standards as currently established by the Nasdaq Stock Market. In considering whether Messrs. Goldstein and Landgraf are independent, the Board of Directors considered that since January 2006, we have had consulting agreements with Mr. Landgraf and DEC Energy Consulting, Inc., a firm wholly-owned by Mr. Goldstein. During 2006, Mr. Landgraf and DEC Energy Consulting each received $4,000 in consulting fees from us. In addition, in January 2004, DEC Energy Consulting received options to purchase 16,000 shares of common stock as a consulting fee. The Board of Directors does not believe that the advisory services previously performed, or the amount of the fees received by Messrs. Goldstein and Landgraf, would interfere with the exercise of independent judgment in carrying out their responsibilities as independent directors. The consulting agreements with Mr. Landgraf and DEC Energy Consulting will be terminated upon the consummation of this offering.

Committees of our Board of Directors

Upon the consummation of this offering, we will have a standing audit committee and compensation committee, each comprised of three directors, all of whom are independent.

Audit Committee

The initial members of the audit committee will be Kurt Landgraf, who will serve as Chairman, Lawrence Goldstein and Herbert Goodman. Our Board of Directors has determined that Messrs. Landgraf, Goldstein and Goodman are “independent” under Rule 10A-3(b) of the Exchange Act.

Our audit committee will appoint our independent accountants to audit our financial statements and to perform services related to the audit, review the scope and results of the audit, review with management and the independent accountants our annual and quarterly operating results, consider the adequacy of the internal accounting procedures, consider the effect of such procedures on the accountants’ independence and establish policies for business values, ethics and employee relations.

Compensation Committee

The initial members of the compensation committee will be Herbert Goodman, who will serve as Chairman, Lawrence Goldstein and Kurt Landgraf.

Our compensation committee will provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters, review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries and provides oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Nominating/Governance Committee

After the consummation of this offering, we will not have a separately designated nominating/corporate governance committee, but we may decide to establish such a committee in the future. As permitted under Nasdaq Rule 4350(c)(4), until such committee is established, a majority of the members of our Board of Directors who are independent will select, or recommend for the Board of Directors’ selection, director nominees and oversee the director nomination process, and compliance with corporate governance.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the fiscal year ended December 31, 2006 and our Board of Directors did not have any independent directors. During 2006, Mr. Rothstein, then our Chairman of the Board of Directors, participated in the negotiations and deliberations of our Board of Directors concerning compensation of Messrs. Blakely, Berger and Spacht, and Messrs. Blakely and Berger determined Mr. Rothstein’s compensation and participated in the deliberations of our Board of Directors concerning compensation of Mr. DeSimone.

Code of Ethics

We have adopted a written code of ethics as part of our Business Conduct Compliance Program for our directors, officers and employees. The Business Conduct Compliance Program sets forth specific ethical policies and principles that will apply to our directors, officers and employees designed to prevent wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	truthful, accurate and timely disclosure, recordkeeping and reporting both for internal and external (including SEC) filings and communications;

•	maintenance of confidential, nonpublic information and avoidance of insider trading;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Business Conduct Compliance Program to an appropriate person or persons identified in the Business Conduct Compliance Program or related policies and procedures; and

•	accountability for adherence to the Business Conduct Compliance Program.

A copy of our Business Conduct Compliance Program is posted on our internet website at www.nanodynamics.com. The information contained on or accessible through our website is not a part of this prospectus. We also intend to disclose, on our internet website and through appropriate SEC filings, any amendments to the Business Conduct Compliance Program and any waivers of its requirements that may be granted by our Board of Directors to any director or executive officer.

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

Our Board of Directors has responsibility for determining and approving the compensation of our executive officers. Upon the consummation of this offering, the compensation committee of the Board of Directors will be established and will be responsible for, among other things, executive compensation. The primary objectives of the Board of Directors with respect to executive compensation are to attract and retain the most talented and experienced individuals with experience primarily in technology commercialization, finance, manufacturing and business development by tying annual and long-term cash and stock incentives to achievement of measurable performance objectives and to align executives’ incentives with continued employment and stockholder value creation. The Board of Directors evaluates individual executive performance with the goal of setting compensation at levels the Board of Directors believes are comparable with executives in other companies of similar size and stage of development operating in the advanced materials or fuel cell industries while taking into account our relative performance and resources and our own strategic goals.

We do not have a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. However, we do vary the mix of these elements based on competitive practices and management level to recognize each individual’s operating responsibilities and ability to impact short- and long-term results. Additionally, the amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of total compensation paid or future pay opportunities.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We regularly benchmark our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a number of sources including public information available with respect to public companies of a similar size and product mix, as well as surveys conducted by various professional sources including the Society of Human Resource Managers.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary.  Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed (1) at the time of renewal of an executive’s employment agreement, or (2) if an executive does not have an employment agreement with us, annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review occurs each year in the anniversary month of the executive’s original employment with us. The same methods were employed by Messrs. Blakely and Berger to determine the compensation of Allan Rothstein, our former Chairman. Mr. Rothstein’s compensation also reflected his time and commitment to his position as Chairman.

Discretionary and Performance-based Bonuses.  During 2006, we entered into employment agreements with Messrs. Blakely and Berger that require the establishment of a performance based bonus program (cash and options) based on performance criteria as established in January each year. During 2006 and as of April 2007, no such program had been adopted or performance criteria established. Messrs. Blakely and Berger have waived their right to receive such compensation for 2006. The Board of Directors expects to adopt a formal process for discretionary performance based annual bonuses in 2007. The Board of Directors intends to utilize annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive, but will relate generally to strategic factors such as establishment and maintenance of key strategic relationships, development of our product candidates, identification and advancement of additional product candidates and to financial factors such as raising capital, improving our results of operations and increasing the price per share of our common stock. Commencing in 2007, the Board of Directors will have the authority to award discretionary annual bonuses to, or enter into commitments for the award of an annual bonus with, our executive officers commencing in 2007.

Long-Term Incentive Program.  We believe that we can encourage long-term performance by our executive officers through ownership in our stock. Our former Chairman, Mr. Rothstein, and three of our executive officers (Messrs. Blakely, Berger and Spacht) are also some of our founders and received a significant number of shares of our common stock in connection with our founding. Our 2004 stock option plan and 2007 incentive plan have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. Our Board of Directors believes that the use of stock and stock-based awards offers the best approach to achieving our compensative object to offer a culture of ownership to motivate our executive officers to create and enhance stockholder value. Other than with respect to the founders, we have historically elected to use stock options as the primary long-term equity incentive vehicle. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method, other than through direct investment in our prior private placements, for our executive officers to acquire equity in our company. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies.

Stock Options.  Our 2004 stock option plan and 2007 incentive plan authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Board of Directors administers our 2004 stock option plan and our 2007 incentive plan until our compensation committee is established. Stock option grants are made at the commencement of employment and, on occasion, following a significant change in job responsibilities or to meet other special retention objectives. Our Board of Directors annually reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Board of Directors to eligible employees, including named executive officers, and, in appropriate circumstances, the Board of Directors considers the recommendations of members of management, such as Messrs. Blakely and Berger. For example, in 2006, Mr. DeSimone was awarded a stock option to purchase 24,000 shares of our common stock in March 2006 as a merit-based grant made by the Board of Directors to a large number of employees to encourage ownership in our company among our employees. Our stock options are generally exercisable for a period of ten years, have an exercise price equal to the fair market value of our common stock on the day of grant and typically vest over a four-year period with 25% vesting twelve months after the vesting commencement date and the remainder vesting 25% per year thereafter based upon continued employment, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code.

We expect to continue to use stock options as a long-term incentive vehicle because:

•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for the stockholders;

•	The value of stock options is based on our performance, because all the value received by the recipient of a stock option is based on the growth of our stock price;

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term; and

•	The vesting period of stock options encourages executive retention and the preservation of stockholder value.

In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.

Stock Appreciation Rights.  Our 2007 incentive plan authorizes us to grant stock appreciation rights. A stock appreciation right represents a right to receive the appreciation in value, if any, of our common stock over the base value of the stock appreciation right. The base value of each stock appreciation right equals the value of our common stock on the date the stock appreciation right is granted. Upon surrender of each stock appreciation right, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the stock appreciation right. Stock appreciation rights typically vest based upon continued employment on a pro-rata basis over a four-year period, and generally expire ten years after the date of grant. To date, we have not granted any stock appreciation right under our 2007 incentive plan.

Restricted Stock and Restricted Stock Units.  Our 2007 incentive plan authorizes us to grant restricted stock and restricted stock units to independent directors, consultants and advisors. To date, we have not granted any restricted stock or restricted stock units under our 2007 incentive plan. We anticipate that in order to implement the long-term incentive goals of the compensation committee we may grant restricted stock units after this offering.

Benefits.  Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Board of Directors, in its discretion, may revise, amend or add to the executive officer’s benefits if it deems it advisable. We believe these benefits are currently lower than median competitive levels for comparable companies. We have no current plans to change the level of benefits provided to our executive officers.

Executive Compensation

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2006 by (1) our principal executive officer, (2) our principal financial officer, and (3) three of our other most highly compensated executive officers serving as executive officers as of December 31, 2006 whose total compensation exceeded $100,000 during that year.

We refer to our principal executive officer, principal financial officer and our other executive officers set forth in this table as our “named executive officers” elsewhere in this prospectus.

Summary Compensation Table

					Option	All Other
		Salary	Bonus		Awards(1)	Compensation	Total
Name and Principal Position	Year	($)	($)		($)	($)	($)
Keith Blakely, Chief Executive Officer	2006	234,616	100,000	(2)	—	—	334,616
Richard Berger, President and Chief Operating Officer	2006	234,616	100,000	(2)	—	—	334,616
Anthony DeSimone, Chief Accounting Officer	2006	106,096	—		28,695	—	134,791
Glenn Spacht, Vice President and Chief Technical Officer	2006	125,000	—		8,375	20,806 (3)	154,181
Allan Rothstein, Chairman of the Board of Directors(4)	2006	23,077	—		—	86,774 (5)	109,851

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123(R) or under prior provisions of SFAS No. 123 had compensation costs for stock options granted been recognized. All options awarded had exercise prices equal to the estimated fair value of our common stock. For a discussion of assumptions made, see Notes 2 and 10 of the notes to our consolidated financial statements included elsewhere in this prospectus.

(2)	The amount represents a signing bonus in connection with entering into an employment agreement with each of Mr. Blakely and Mr. Berger.

(3)	The amount represents the payment of medical and dental premiums.

(4)	Mr. Rothstein resigned as an executive officer and director in April 2007.

(5)	The amount includes the payment of $79,167 for services under a consulting agreement entered into in March 2006 between us and Mr. Rothstein.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers in 2006 were incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each option granted to our named executive officers was, as determined in good faith by our Board of Directors, equal to the fair market value of our common stock as determined by our Board of Directors on the date of the grant. All options granted in 2006 were granted under our 2004 option plan.

The following table presents information concerning grants of plan-based awards to the named executive officers during 2006:

Grants of Plan-Based Awards Table for the Year Ended December 31, 2006

All Other
Option Awards:
		Number of	Exercise or
		Securities	Base Price	Grant Date
		Underlying	of Option	Fair Value of
		Options	Awards	Option Awards
Name	Grant Date	(#)	($ / Sh)(1)	($)

Anthony DeSimone	March 31, 2006	24,000	6.50	128,880

(1)	The stock options were granted in March 2006 in connection with merit-based grants made by the Board of Directors to a large number of employees. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant. The stock option grant coincided with the timing of our private placement of common stock at $6.50 per share. Accordingly, the exercise price of $6.50 is based on our Board of Directors’ determination in connection with the private placement of the fair market value of the underlying shares.

Outstanding Equity Awards at December 31, 2006

The following table provides information regarding our named executive officers’ unexercised stock options as of December 31, 2006. There were no options exercised in 2006.

			Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying	Option Exercise
	Unexercised Options		Unexercised Options	Price	Option Expiration
Name	(#) Exercisable		(#) Unexercised	($)	Date

Anthony DeSimone	11,250	(1)	15,000	3.00	01/19/2014
	3,000	(2)	6,000	5.00	12/01/2014
	6,000	(3)	24,000	6.50	03/31/2016
Glenn Spacht	37,500	(1)	50,000	3.00	01/19/2014

(1)	The unvested portion of this award will vest on January 19, 2008.

(2)	The unvested portion of this award will vest in equal installments on December 1, 2007 and December 1, 2008.

(3)	The unvested portion of this award will vest in equal installments on March 31, 2008, March 31, 2009 and March 31, 2010.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We currently have employment agreements with three of our named executive officers: Keith Blakely, our Chief Executive Officer, Richard Berger, our President and Chief Operating Officer, and Glenn Spacht, our Vice President and Chief Technical Officer.

On April 1, 2006, we entered into employment agreements with each of Keith Blakely and Richard Berger, on substantially identical terms, which terminate on March 31, 2009 unless otherwise terminated according to the terms of the respective agreements. Each of the agreements automatically renews for successive one-year periods unless either party gives the other 60 days’ prior written notice not to renew. We may review Messrs. Blakely’s and Berger’s salaries periodically and increase them in our sole discretion. Each employment agreement provides for a base salary of $275,000 for the 13 months ending April 30, 2007,

$300,000 for the period from May 1, 2007 through April 30, 2008 and $325,000 for the next six months ending October 31, 2008. Each agreement also provided for a signing bonus of $100,000, which amount was paid to each of Messrs. Blakely and Berger upon execution of his agreement, and annual incentive compensation to be determined by us. Messrs. Blakely and Berger are each entitled to receive all customary and usual fringe benefits available to our other executives. In addition, we are reimbursing each of them an amount equal to 1.6 times the premiums paid by him for long-term disability insurance and term life insurance, subject to certain caps. The employment agreements provide for the non-disclosure of confidential information and each of Mr. Blakely and Mr. Berger covenants not to compete with us or solicit any employee from us for a period of 18 months after termination of his employment. Further, we will be the beneficiaries and owners of any business related inventions (as defined in the agreement) generated in whole or in part by either of them.

The agreements provide that we may terminate the executive’s employment at any time for just cause and the executive may voluntarily resign at any time upon 120 days’ advance written notice, at which time he will be entitled to salary and benefits pro-rated through the date of termination. If we terminate either individual’s employment without just cause, and provided that Mr. Blakely or Mr. Berger, as the case may be, abides by the non-solicitation and non-competition covenants contained in the agreement, he is entitled to receive severance payments for the greater of (1) the remaining portion of the current term of his agreement, ending on March 31, 2009 or (2) 18 months if he is terminated without cause by us. Such severance will be paid in regular bi-weekly payroll installments less all applicable taxes. If, however, our working capital is less than $3.0 million at the time of such termination, the severance period will be limited to nine months. In addition, we will pay the cost of continuing their medical, dental, vision and prescription drug benefits during the period of severance payments.

On April 1, 2007, we entered into an employment agreement with Glenn Spacht, which terminates on March 31, 2010 unless otherwise terminated according to its terms. The agreement automatically renews for successive one-year periods unless either party gives the other party 60 days’ prior written notice not to renew. We may review Mr. Spacht’s salary periodically and increase it in our sole discretion. The agreement provides for a base salary of $175,000. The agreement also provides for annual incentive compensation to be determined by us. Mr. Spacht is entitled to receive all customary and usual fringe benefits available to our other executives. In addition, if Mr. Spacht elects not to participate in our health insurance plans, we will reimburse him for the cost of health insurance for him and his family, subject to a cap. The employment agreement provides for the non-disclosure of confidential information and Mr. Spacht covenants not to compete with us or solicit any employee from us for a period of 18 months after the termination of his employment. Further, we will be the beneficiaries and owners of any business related inventions (as defined in the agreement) generated in whole or in part by him while he is employed by us.

The agreement provides that we may terminate Mr. Spacht’s employment at any time for just cause and he may voluntarily resign at any time upon 120 days’ advance written notice, at which time he will be entitled to salary and benefits pro-rated through the date of termination. If we terminate Mr. Spacht’s employment without just cause, and provided that he abides by the non-solicitation and non-competition covenants contained in the agreement, he is entitled to receive his base salary and usual benefits for the lesser of 12 months or the remaining term of the agreement or any renewal term. In addition, if we terminate Mr. Spacht without just cause, he is entitled to his pro-rata share of the cash portion of any incentive compensation granted by us for that calendar year based on the number of months elapsed prior to his month of termination.

Under Mr. Spacht’s employment agreement, he is entitled to receive severance for the lesser of (1) the remaining portion of the current term of the agreement or (2) 12 months if he is terminated without just cause by us. Such severance will be paid in regular bi-weekly payroll installments less all applicable taxes. In addition, we will pay the cost of continuing his medical, dental, vision and prescription drug benefits during the period of severance payments.

Assuming Mr. Blakely and Mr. Berger had been terminated by us without cause on December 29, 2006, we would have incurred severance costs associated with such terminations until March 31, 2009 as set forth in the table below. Also assuming Mr. Spacht had entered into the employment agreement prior to December 29, 2006 and had been terminated by us without cause on December 29, 2006, we would have incurred severance costs associated with such termination until December 31, 2007 as set forth in the table below.

				Term Life
	Salary	Medical/Dental	Disability	Insurance	Total

Keith Blakely	$689,583	$17,353	$4,870	$5,454	$717,260
Richard Berger	689,583	17,353	—	17,271	724,207
Glenn Spacht	175,000	20,806	—	—	195,806

In addition, if we terminate Mr. Blakely or Mr. Berger without just cause, he is entitled to his pro-rata share of the cash portion of any incentive compensation granted by us for that calendar year based on the number of months elapsed prior to his month of termination.

On March 18, 2006, Allan Rothstein entered into a Chairman’s Agreement with us, as an independent contractor. Prior to that time, Mr. Rothstein had been an employee of ours since August 2004. The Chairman’s Agreement, which was terminated on April 26, 2007, provided that Mr. Rothstein would receive an annual fee of $100,000 payable in monthly installments. We also reimbursed Mr. Rothstein for the costs he incurred for additional medical coverage, other than pursuant to our employee benefit plans. Under the Chairman’s Agreement, we leased office space in Great Neck, New York for Mr. Rothstein’s use and reimbursed Mr. Rothstein for expenses associated with office and support staff at that location.

Employee Equity Incentive Plans

2007 Incentive Plan

Our Board of Directors adopted our 2007 incentive plan in April 2007, and we expect our stockholders will approve the plan prior to the completion of this offering. Our 2007 incentive plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any subsidiary’s employees, and for the grant of nonstatutory stock options, restricted stock and stock appreciation rights to our employees, directors and consultants and any subsidiary’s employees, directors and consultants.

Share Reserve.  A maximum of 3,000,000 shares of our common stock, which number may be adjusted as described below, are available for issuance pursuant to options, restricted stock awards or stock appreciation rights, which we refer to in this discussion collectively as awards, granted under the 2007 incentive plan. As of May 1, 2007, options to purchase 10,000 shares have been granted under the 2007 incentive plan. If any award is forfeited or expires without being exercised, or if restricted stock is repurchased by us, the shares of stock subject to the award shall be available for additional grants under the 2007 incentive plan. The number of shares available under the 2007 incentive plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action. The maximum aggregate number of shares of common stock issuable pursuant to awards that a grantee may be granted within one fiscal year is 250,000.

Administration.  The 2007 incentive plan will be administered by a committee of our Board of Directors of not less than two members of the Board of Directors, each of whom shall be an outside director within the meaning of Section 162(m) under the Internal Revenue Code and applicable Treasury Regulations. For purposes of the following discussion, the term “administrator” means the committee to which the Board of Directors delegated its authority as provided above. The administrator has the authority, subject to the terms of the 2007 incentive plan, to determine the individuals to whom awards will be granted, the times at which awards will be granted and the terms and conditions of the awards.

Stock Options.  The exercise price of options granted under our 2007 incentive plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, the option will generally remain exercisable for one month. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights.  Stock appreciation rights may be granted under our 2007 incentive plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same terms that apply to stock options.

Restricted Stock Awards.  Restricted stock may be granted under our 2007 incentive plan to non-employee directors, consultants and advisors. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any such person. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Transferability of Awards.  Unless the administrator provides otherwise and except for transfers of nonstatutory stock options under certain circumstances to a recipient’s family member, our 2007 incentive plan does not allow for the transfer of awards, and only the recipient of an award, or the recipient’s legal representative, may exercise an award during his or her lifetime.

Plan Amendments and Termination.  The 2007 incentive plan may be amended or terminated by the Board of Directors at any time, provided that no amendment requiring stockholder approval by law or by the rules of any securities exchange or other market on which the shares are traded may be made without stockholder approval, and further, that there shall be no amendment to the terms of any options under the 2007 incentive plan that would result in the repricing of an award, the cancellation of an award and substitution with an award with a lower exercise price or any similar amendment without stockholder approval. Also, no amendment or termination may materially adversely affect any outstanding award without the written consent of the participant. No awards may be granted under the 2007 incentive plan after March 15, 2017.

2004 Stock Option Plan

Our Board of Directors adopted and our stockholders approved our 2004 stock option plan in December 2003 and January 2004, respectively. Our 2004 stock option plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our officers, employees and any parent and subsidiary’s employees, and nonstatutory stock options to our employees, directors and consultants and any subsidiary’s employees and consultants.

Share Reserve.  We have reserved a total of 1,000,000 shares of our common stock for issuance pursuant to the 2004 stock option plan. No employee may receive options to purchase more than 100,000 shares in the aggregate in any calendar year. As of May 1, 2007, options to purchase an aggregate of 990,618 shares had been granted under the 2004 stock option plan with exercise prices ranging from $3.00 to $9.42 per share. Of that number, options to purchase up to 79,818 shares were forfeited as a result of termination of employment and became available for future grants under the 2004 stock option plan. Currently, we have 89,200 shares of common stock remaining for future grants under the 2004 stock option plan. The number of shares of our common stock covered by outstanding options and currently received for future grants is subject to adjustment by our Board of Directors under certain circumstances, including, among other things, distributions, stock splits, recapitalizations and business considerations.

Transferability of Awards.  Unless the administrator provides otherwise and except for transfers of nonstatutory stock options under certain circumstances to a recipient’s family member, our 2004 stock option plan does not allow for the transfer of awards, and only the recipient of an award, or the recipient’s legal representative, may exercise an award during his or her lifetime.

Plan Amendments and Termination.  Our 2004 stock option plan will automatically terminate on December 31, 2013, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2004 stock option, plan provided such action does not impair the rights of any participant.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Non-Employee Director Compensation

During 2006, all of our directors were also executive officers. We did not provide cash or incentive compensation for their service as directors. Upon the consummation of this offering, our Board of Directors will consist of three non-employee directors. In April 2007, our Board of Directors approved a compensation package for our non-employee directors. This compensation package provides for the grant of stock options to purchase 10,000 shares of common stock to each new non-employee director upon his or her appointment or election to the Board of Directors and annually thereafter each year that the director is re-elected to the Board of Directors at the annual stockholders’ meeting. These options will have an exercise price equal to the fair market value of the common stock on the date of grant and will fully vest one year after the grant date. In addition, each non-employee director will receive annual cash compensation of $20,000. They may elect to receive this compensation in restricted stock under the 2007 incentive plan, subject to a one-year risk of forfeiture. The chairmen of the audit and compensation committees of our Board of Directors will also receive annual cash compensation of $5,000 that they may elect to receive as a grant of restricted stock, subject to a one-year risk of forfeiture. Each non-employee director will receive $1,000 for attendance at each meeting of the Board of Directors or any committee. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 1, 2007 and as adjusted to reflect the sale of our common stock in this offering by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our named executive officers, directors and director nominees; and

•	all our executive officers, directors and director nominees as a group.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o NanoDynamics, Inc., 901 Fuhrmann Boulevard, Buffalo, New York 14203. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws. We have based our calculation of the percentage of shares beneficially owned prior to the offering on 19,876,212 shares of common stock outstanding on May 1, 2007, and           shares of common stock outstanding after the offering.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 1, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

		Percentage of Shares
		Beneficially Owned
	Number of Shares	Before Offering	After Offering
Name and Address of Beneficial Owner	Beneficially Owned	%	%

Allan Rothstein(1)	6,718,000	33.8
Keith Blakely	1,000,000	5.0
Richard Berger	1,000,000	5.0
Glenn Spacht(2)	137,500	*
Anthony DeSimone(3)	20,250	*
Lawrence Goldstein(4)	62,000	*
Herbert Goodman	0	*
Kurt Landgraf(5)	32,000	*
All executive officers, directors and director nominees as a group (eight individuals)(6)	2,280,917	11.4

*	Less than 1%.

(1)	Includes (a) 2,000,000 shares held by a family trust for which Mr. Rothstein serves as trustee, (b) 200,000 shares held by his wife, (c) 64,800 shares held by his children, and (d) 500,000 shares held by Convergent Private Equity Fund I, for which he serves as a manager. Mr. Rothstein’s address is 98 Cuttermill Road, Great Neck, New York 11021.

(2)	Includes 37,500 shares underlying options.

(3)	Represents shares underlying options.

(4)	Includes 12,000 shares underlying options held by DEC Energy Consulting, Inc., a firm wholly-owned by Mr. Goldstein.

(5)	Includes 12,000 shares underlying options.

(6)	Includes 110,917 shares underlying options.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In 2002, in connection with the founding of our company, we issued shares of our common stock to each of our founders. As a result, Keith Blakely and his designees received 1,060,000 shares of common stock, Richard Berger received 1,000,000 shares of common stock, Allan Rothstein, our former Chairman of the Board of Directors, received 6,050,000 shares of common stock, and Norman Rothstein (Allan Rothstein’s father) and his designees received 2,060,000 shares of common stock. Norman Rothstein currently holds 300,000 shares of our common stock.

In 2003, Allan Rothstein pledged personal assets as collateral for a $2.0 million operating line of credit arrangement with a financial institution. In April 2006, we repaid the loan in full.

In March 2006, Convergent Private Equity Fund I purchased 500,000 shares of our common stock at a price of $6.50 per share in connection with one of our private placements. Allan Rothstein serves as a manager of the fund. The fund’s investment was on the same terms as the investments made by unrelated third parties that purchased our shares in the same offering.

In May 2007, we entered into a consulting agreement with Allan Rothstein pursuant to which he agreed to provide business advisory services to us in connection with technology licenses, joint ventures, acquisitions, partnering arrangements and other transactions. Mr. Rothstein shall receive as compensation for his services, a cash fee of $13,500 per month, payable quarterly, and shall be reimbursed for reasonable and necessary expenses, including travel-related expenses, incurred by Mr. Rothstein in connection with his services. We will also continue to make available to Mr. Rothstein use of our office facilities located in Great Neck, New York. Mr. Rothstein shall receive an additional fee upon the closing of any transaction with respect to which he has performed consulting services ranging from 5% percent of the first $1 million of consideration to 1% of any consideration in excess of $5 million. Mr. Rothstein will be entitled to this transaction fee provided the transaction closes within 12 months after the termination of the agreement, other than for cause. The initial term of the consulting agreement expires on March 31, 2010, subject to automatic one-year renewal periods, unless either party provides 60 days’ notice of non-renewal. Mr. Rothstein may terminate the agreement upon 60 days’ prior written notice to us, and we may terminate the agreement upon Mr. Rothstein’s death, disability or for cause.

We make office space and administrative services available to Norman Rothstein at our Great Neck, New York facility, which he is expected to continue to use pursuant to our consulting agreement with Allan Rothstein.

All ongoing and future transactions between us and any of our executive officers and directors or their respective affiliates, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions, will require prior approval in each instance by a majority of our uninterested “independent” directors or the members of our Board of Directors who do not have an interest in the transaction, in either case who has access, at our expense, to our attorneys or independent legal consult. Upon the consummation of this offering, our audit committee will have responsibility for approving these transactions.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 79,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share, the rights and preferences of which may be established from time to time by the Board of Directors. Prior to the completion of this offering, we will effect a forward stock split in the form of a stock dividend on all of our issued and outstanding common stock. The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Outstanding Shares.  Based on 19,876,212 shares of common stock outstanding as of May 1, 2007 and the issuance of           shares of common stock in this offering, there will be           shares of common stock outstanding upon the closing of this offering. As of May 1, 2007, we had approximately 423 record holders of our common stock. As of May 1, 2007, there were 918,800 shares of common stock subject to outstanding options and 563,971 shares of common stock subject to outstanding warrants.

Voting Rights.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights.  Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any, as described below. Under Delaware law, we can only pay dividends either out of “surplus” or, if no “surplus,” out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights.  Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in the assets available for distribution to the holders of common stock after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters.  The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Our Board of Directors will have the authority, without further action by the stockholders, to issue preferred stock from time to time, in one or more series, and to fix the rights, preferences and privileges of any preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. Any and all of these rights, preferences and privileges may be superior to the rights of the common stock. Our Board of Directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock without stockholder approval. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our amended and restated bylaws, the number of directors comprising our Board of Directors will be as determined from time to time by our Board of Directors, and only a majority of the Board of Directors may fix the number of directors. Upon the closing of this offering, it is anticipated that we will have seven directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our Board of Directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Amendment of Our Amended and Restated Certificate of Incorporation

Under applicable law, our amended and restated certificate of incorporation may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Amendment of Our Amended and Restated Bylaws

Our amended and restated bylaws provide that they can be amended by the vote of the holders of a majority of the shares then entitled to vote or by the vote of a majority of the Board of Directors.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation provides that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; under Section 174 of the General Corporation Law of the State of Delaware, or DGCL, which section governs the unlawful payment of a dividend or an unlawful stock purchase or redemption; or

•	or any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation provides that we will indemnify our directors to the fullest extent from time to time permitted by law. Our amended and restated bylaws provide that we will indemnify our directors, officers, employees and agents against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding arising out of their status as officers, directors, employees or agents or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The right to be indemnified will include the right of a director or an officer to be paid expenses in advance of the final disposition of any proceeding, provided that we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws or resolutions or authorize the entry into contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation or amended and restated bylaws inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Anti-takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Size of Board and Vacancies.  Our amended and restated bylaws provide that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the majority vote of our remaining directors in office.

Delaware Anti-takeover Law.  Upon completion of the offering, we will be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Listing

We intend to apply to list our common stock on the Nasdaq Global Market under the trading symbol “NDMX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of our common stock. Prior to this offering, there has been no public market for our common stock. After completion of the offering, there will be           shares of common stock outstanding. Of these shares, the           shares sold in the offering, or up to           shares if the underwriters fully exercise their option to purchase additional shares, will be freely transferable without restriction under the Securities Act, except by persons who may be deemed to be our affiliates.

In addition to the shares of our common stock sold in this offering, there will be 19,876,212 shares of our common stock outstanding immediately after this offering. As of May 1, 2007, there were 918,800 shares of our common stock subject to outstanding options and 563,971 shares of common stock subject to outstanding warrants. Of these shares, all are restricted securities and may be sold into the public market pursuant to Rule 144 and Rule 144(k) under the Securities Act as described below.

Sales of Restricted Shares

An aggregate of 19,876,212 shares held by our existing stockholders upon completion of this offering will be “restricted securities,” as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144 and Rule 144(k) under the Securities Act, which are summarized below. Taking into account the lock-up agreements described below and the provisions of Rule 144 and Rule 144(k), additional shares will be available for sale in the public market as follows:

•	no shares will be available for immediate sale on the date of this prospectus; and

•	commencing 180 days after the date of this prospectus, the expiration date for the lock-up agreements, shares will be available for sale pursuant to Rule 144, as further described below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a stockholder who has beneficially owned our shares for at least one year, would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not currently an affiliate of ours, and who has not been an affiliate of ours for at least three months before the sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Lock-Up Agreements

We, our executive officers and directors and holders of substantially all of our outstanding common stock will enter into lock-up agreements with Jefferies & Company, Inc., as representative of the underwriters, under which we have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or

•	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc.; provided, that if (1) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such extension. Additionally, the remaining holders of our outstanding common stock have existing agreements with us pursuant to which they have agreed to similar restrictions for the 180-day period following the date of this prospectus.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. We have agreed not to release all or any portion of the securities subject to the lock-up agreements entered into with us prior to the termination of the 180-day period. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. Holder, as defined below, that acquires our common stock pursuant to this offering. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis, or different interpretations. This discussion is limited to non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). As used in this discussion, the term “non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership (including any entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia, other than a partnership treated as foreign under U.S. Treasury regulations;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal gift tax, or U.S. state or local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. Holder’s tax position, including, if the non-U.S. Holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for partnerships or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	the tax consequences for the stockholders or beneficiaries of a non-U.S. Holder;

•	all of the U.S. federal tax considerations that may be relevant to a non-U.S. Holder in light of its particular circumstances or to non-U.S. Holders that may be subject to special treatment under U.S. federal tax laws, such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, pass-through entities, certain trusts, hybrid entities, certain former citizens or residents of the United States, holders subject to U.S. federal alternative minimum tax, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. Holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

This discussion is for general purposes only. Prospective investors are urged to consult their own tax advisors regarding the application of the U.S. federal income and estate tax laws to their particular situations and the consequences under U.S. federal gift tax laws, as well as foreign, state, and local laws and tax treaties.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct by a non-U.S. Holder of a trade or business within the United States and (2) in the case of a non-U.S. Holder that is eligible for the benefits of an income tax treaty with the

United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. Holder complies with applicable IRS certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

If, contrary to our intended policy of not paying dividends, as described under “Dividend Policy,” we make a distribution of cash or property on our common stock, any such distributions of cash or property that we pay on our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rated prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earning and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. A non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. A non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty with respect to any dividends paid on our common stock.

U.S. federal tax withholding generally does not apply to dividends that are U.S. trade or business income, as defined above, of a non-U.S. Holder if such holder provides a properly executed IRS Form W-8ECI, or appropriate substitute or successor form.

Dispositions of our Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding in respect of any gain on a sale or other disposition of our common stock unless:

•	the gain is U.S. trade or business income, as defined above;

•	the non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

•	we are or have been a “U.S. real property holding corporation,” or USRPHC, under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements and associated personal property. We believe that we currently are not a USRPHC. In addition, based on our financial statements and current expectations regarding the value and nature of our assets and other relevant data, we do not anticipate becoming a USRPHC. If we become a USRPHC, a non-U.S. Holder nevertheless generally will not be subject to U.S. federal income tax if our common stock is regularly traded on an established securities market, within the meaning of the Code and applicable Treasury regulations, and the non-U.S. Holder does not hold more than five percent of our outstanding common stock, directly or indirectly, during the five-year testing period for USRPHC status described above. We expect that our common stock will be approved for listing on the Nasdaq Global Market and may be considered to be regularly traded on an established securities market in the United States for this purpose so long as it is so listed and traded.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. Holder at the time of death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to that holder and the amount of tax, if any, withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. Holder is a resident.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. Holder that fails to properly certify its non-U.S. Holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

The payment of the proceeds of the sale or other disposition of our common stock made to a non-U.S. Holder (a) by or through the U.S. office of any broker, U.S. or non-U.S., or (b) by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. Holder either certifies its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of our common stock made to a non-U.S. Holder by or through a non-U.S. office of a non-U.S. broker generally will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States or the broker has certain other documentary evidence in its files establishing that the holder is a non-U.S. Holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder can be refunded or credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. Holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice. Accordingly, each prospective non-U.S. Holder of our common stock should consult that holder’s own tax advisor with respect to the federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2007, the underwriters named below, for whom Jefferies & Company, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares

Jefferies & Company, Inc.

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of           additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share		Total
	Without	With	Without	With
	Overallotment	Overallotment	Overallotment	Overallotment

Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with the offering of shares of common stock, other than the underwriting discounts and commissions referred to above, will be approximately $     .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our executive officers and directors and holders of substantially all of our outstanding common stock have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

•	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc.

This restriction terminates after the close of trading of the shares of common stock on and including the day that is 180 days after the date of this prospectus. However, subject to certain exceptions, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, then in either case the expiration of the 180-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension. Additionally, the remaining holders of our outstanding common stock have existing agreements with us pursuant to which they have agreed to similar restrictions for the 180-day period following the date of this prospectus.

Jefferies & Company, Inc may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. We have agreed not to release all or any portion of the securities subject to the lock-up agreements entered into with us prior to the termination of the 180-day period. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Listing

We will apply to list our common stock on the Nasdaq Global Market under the trading symbol “NDMX.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of the offering, or by their affiliates. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters from bidding for and purchasing shares. However, the representatives may engage in transactions that stabilize the market price of the shares, such as bids or purchases to peg, fix or maintain that price so long as stabilizing transactions do not exceed a specified maximum.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise make short sales of shares of our common stock and may purchase shares of our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriter in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of our stock may be higher than the price that might otherwise exist in the open market.

The representatives may also impose a “penalty bid” on underwriters. A “penalty bid” is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to the underwriters in connection with this offering if the shares of common stock originally sold by the underwriters are purchased by the underwriters in a syndicate covering transaction and have therefore not been effectively placed by the underwriters. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

Neither we, nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

No Public Market

Prior to the offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our shares of common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

Affiliations

The underwriters and their affiliates may in the future provide various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

NOTICE TO INVESTORS

European Economic Area

With respect to each Member State of the European Economic Area which has implemented the Prospectus Directive 2003/71/EC (the “Prospectus Directive”) (each, a “Relevant Member State”), including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, the offering of our common stock in this offering is not being made to the public in any Relevant Member State prior to the publication of a prospectus which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, under the following exemptions under the Prospectus Directive, if they are implemented in that Relevant Member State, any such offering of common stock to the public is only being made:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that such offer will not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that Relevant Member State.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to shares of our common stock in, from or otherwise involving the United Kingdom. In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this offering circular is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons with the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Switzerland

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus is being passed upon for us by Loeb & Loeb LLP, New York, New York. Jones Day will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements included in the prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as any other documents that we have filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements and information that we file electronically with the SEC.

After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once the offering is completed. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
NANODYNAMICS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
NanoDynamics, Inc. and subsidiaries
Buffalo, New York

We have audited the accompanying consolidated balance sheets of NanoDynamics, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2006, the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment.

/s/ Deloitte & Touche LLP

Buffalo, New York
May 4, 2007

NanoDynamics, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2006 and 2005

	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,322,745	$8,087,999
Short-term investments — at fair value	8,422,087	1,002,296
Accounts receivable	477,302	490,235
Inventory	39,885	180,438
Prepaid expenses	222,770	248,528
Refundable tax credits	478,250	300,000
Other current assets	844,223	572,542

Total current assets	12,807,262	10,882,038
PROPERTY AND EQUIPMENT — Net	4,213,398	4,818,283
OTHER ASSETS	665,597	252,989

TOTAL	$17,686,257	$15,953,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Demand loan payable	$—	$1,999,337
Current portion of capital lease obligations	50,387	9,561
Accounts payable	1,914,751	1,763,590
Accrued expenses and other current liabilities	1,089,773	1,122,403

Total current liabilities	3,054,911	4,894,891

LONG-TERM LIABILITIES	556,935	559,336

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001 per share — 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.001 per share — 79,000,000 shares authorized; 19,305,219 and 16,474,563 shares issued and outstanding, at December 31, 2006 and 2005, respectively	19,305	16,474
Common stock subscribed; 228,692 shares at December 31, 2005	—	3,653,554
Common stock subscribed of NanoDynamics Energy Inc.; 450,235 shares at December 31, 2006	2,725,934	—
Additional paid-in capital	45,465,862	27,508,466
Accumulated deficit	(33,884,190)	(19,168,191)
Accumulated other comprehensive loss	—	(24,719)

	14,326,911	11,985,584
Subscriptions receivable	(252,500)	(1,486,501)

Total stockholders’ equity	14,074,411	10,499,083

TOTAL	$17,686,257	$15,953,310

See notes to consolidated financial statements.

NanoDynamics, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

REVENUES	$4,362,447	$3,279,295	$1,105,056
COSTS AND EXPENSES
Costs of revenues	3,525,362	2,553,800	783,594
Research and development	8,836,961	5,612,681	3,176,650
Selling, general and administrative	7,905,687	5,626,167	2,621,751

Total costs and expenses	20,268,010	13,792,648	6,581,995

Operating loss	(15,905,563)	(10,513,353)	(5,476,939)
Interest expense	(41,560)	(103,080)	(31,127)
Interest and dividend income	518,313	183,485	80,449
Other income, net	846,999	160,281	—
Equity in loss of affiliates	(134,188)	(64,797)	(8,380)

NET LOSS	$(14,715,999)	$(10,337,464)	$(5,435,997)

Loss per share:
Basic	$(0.79)	$(0.67)	$(0.41)
Diluted	$(0.79)	$(0.67)	$(0.41)
Weighted-average shares outstanding:
Basic	18,696,235	15,435,721	13,161,769
Diluted	18,696,235	15,435,721	13,161,769

See notes to consolidated financial statements.

NanoDynamics, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2006, 2005 and 2004

					Accumulated
		Common	Additional		Other		Total
	Common	Stock	Paid-In	Accumulated	Comprehensive	Subscriptions	Stockholders’
	Stock	Subscribed	Capital	Deficit	Loss	Receivable	Equity

BALANCE — January 1, 2004	$11,754	$—	$3,938,101	$(3,394,730)	$—	$—	$555,125

Comprehensive loss:
Net loss	—	—	—	(5,435,997)	—	—	(5,435,997)
Other comprehensive loss — unrealized loss on short-term investments	—	—	—	—	(4,464)	—	(4,464)

Comprehensive loss	—	—	—	—	—	—	(5,440,461)

Sale of common stock, 3,526,000 shares, 3,019,000 shares issued, net of offering costs of $1,165,455 and 507,000 shares subscribed at December 31, 2004	3,019	2,535,457	14,026,099	—	—	(2,535,457)	14,029,118
Issuance of common stock in connection with services rendered, 30,000 shares	30	—	149,970	—	—	—	150,000
Stock-based compensation expense	—	—	337,550	—	—	—	337,550

BALANCE — December 31, 2004	14,803	2,535,457	18,451,720	(8,830,727)	(4,464)	(2,535,457)	9,631,332
Comprehensive loss:
Net loss	—	—	—	(10,337,464)	—	—	(10,337,464)
Other comprehensive loss — unrealized loss on short term investments	—	—	—	—	(20,255)	—	(20,255)

Comprehensive loss	—	—	—	—	—	—	(10,357,719)

Payments of common stock subscribed from the 2004 private placement offering, net of offering costs of $247,033	507	(2,535,457)	2,288,427	—	—	2,535,457	2,288,934
Sale of 20,000 shares of common stock related to the 2004 private placement offering	20	—	99,980	—	—	—	100,000
Sale of common stock, 1,706,556 shares, 1,144,471 shares issued, net of offering costs of $770,043 and 562,085 shares subscribed at December 31, 2005	1,144	3,653,554	6,569,039	—	—	(1,486,501)	8,737,236
Stock-based compensation expense	—	—	99,300	—	—	—	99,300

BALANCE — December 31, 2005	16,474	3,653,554	27,508,466	(19,168,191)	(24,719)	(1,486,501)	10,499,083
Comprehensive loss:
Net loss	—	—	—	(14,715,999)	—	—	(14,715,999)
Realized loss on sale of securities reclassified to net loss on short-term investments	—	—	—	—	24,719	—	24,719

Comprehensive loss	—	—	—	—	—	—	(14,691,280)

Sale of common stock, 2,729,488 shares issued and payments of common stock subscribed, net of offering costs of $871,831	2,730	(3,653,554)	16,867,054	—	—	1,486,501	14,702,731
Proceeds from the sale of subscribed common stock of NanoDynamics Energy, Inc., net of offering costs of $200,594	—	2,725,934	—	—	—	(252,500)	2,473,434
Common stock issued in exchange for services	100	—	649,900	—	—	—	650,000
Warrants issued to satisfy expenses	—	—	236,105	—	—	—	236,105
Exercise of warrants, 1,260 shares	1	—	5,081	—	—	—	5,082
Stock-based compensation expense	—	—	199,256	—	—	—	199,256

BALANCE — December 31, 2006	$19,305	$2,725,934	$45,465,862	$(33,884,190)	$—	$(252,500)	$14,074,411

See notes to consolidated financial statements.

NanoDynamics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,715,999)	$(10,337,464)	$(5,435,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	999,121	647,055	289,438
Stock-based compensation — stock options	199,256	99,300	71,471
Stock-based compensation — warrants	236,105	—	266,079
Increase in refundable tax credits	(628,250)	—	—
Reserve for uncollectible loans receivable	100,000	111,470	—
Write-off of warrant and reserve for customer deposit	—	316,112	—
Inventory valuation reserve	211,316	147,124	—
Impairment of long-lived assets	930,502	—	—
Loss on short-term investments and fixed assets	119,577	72,456	—
Equity in loss of affiliates	134,188	64,797	8,380
Common stock issued in exchange for services	650,000	—	150,000
Changes in operating assets and liabilities:
Accounts receivable	19,848	(309,701)	(175,192)
Inventory	(60,951)	(308,842)	—
Prepaid expenses and other current assets	(215,923)	(1,096,569)	—
Other assets	(15,639)	(8,518)	(289,297)
Accounts payable	(26,452)	1,304,005	179,008
Accrued expenses and other current liabilities	198,336	(89,764)	438,574
Other liabilities	94,956	447,557	57,373

Net cash used in operating activities	(11,770,009)	(8,940,982)	(4,440,163)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,216,553)	(2,107,566)	(2,201,242)
Purchase of short-term investments	(16,723,606)	(11,432,319)	(5,837,588)
Proceeds from short-term investments	9,303,815	16,170,436	—
Advances under promissory notes	(350,000)	—	—
Payments received from promissory notes	220,000	—	—
Acquisition of business and advances to affiliates — net of cash acquired	(123,314)	(330,800)	(50,450)

Net cash (used in) provided by investing activities	(8,889,658)	2,299,751	(8,089,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock — net of offering costs	16,950,281	11,372,326	14,008,118
Payment of demand loan payable	(1,999,337)	—	—
Payments under capital leases	(56,531)	—	(30,000)

Net cash provided by financing activities	14,894,413	11,372,326	13,978,118

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,765,254)	4,731,095	1,448,675
CASH AND CASH EQUIVALENTS:
BEGINNING OF YEAR	8,087,999	3,356,904	1,908,229

END OF YEAR	$2,322,745	$8,087,999	$3,356,904

See notes to consolidated financial statements.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

1.	Organization

NanoDynamics, Inc. (the “Company”) was organized in March 2002 to develop and commercialize products, enabling materials and process technologies that provide clean technology solutions for today’s global challenges principally in the energy, environmental and infrastructure markets. The Company’s strategy is focused around exploiting three key elements: (1) the significant intellectual property protecting the processes, materials, components, and devices that it develops or acquires from others, (2) the novel and proprietary materials that it is able to produce at both research and commercial scale, and (3) the products or processes that it is uniquely able to commercially manufacture that address its target markets.

From the Company’s inception in 2002 through 2006, the initial business strategy focused on identifying, acquiring and developing proprietary technologies and determining which target markets could best be served by the products, materials and processes developed from these technologies. The Company manages its business on a basis of a single reportable segment.

2.	Summary of Significant Accounting Policies

Basis of Presentation — The accompanying consolidated financial statements include the accounts of NanoDynamics, Inc. (“NanoDynamics”) and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash, demand deposits and money market funds. The Company maintains its cash in deposit accounts in several banks which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to its cash and cash equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Included in cash and cash equivalents at December 31, 2005 was $1,544,417 of restricted cash relating to funds pledged against any borrowings under the Company’s $2,000,000 line of credit with a bank. The line of credit was terminated during 2006.

Fair Value of Financial Instruments — The carrying amount of financial instruments, including cash and cash equivalents, trade receivables and accounts payable, approximated their fair value as of December 31, 2006 and 2005 because of the relatively short maturity of these instruments.

Accounts Receivable — The Company performs credit evaluations on its customers and does not require collateral or charge interest on accounts receivable. The Company has not recorded any losses due to customer nonpayment. All accounts receivable were considered collectible at December 31, 2006 and 2005. Accordingly, no allowance for doubtful accounts was recorded.

Short-Term Investments — The Company’s short-term investments consist of mutual funds, debt securities and auction rate securities classified as available for sale, which are recorded at fair value determined by quoted market prices. These investments are on deposit with major financial institutions.

Changes in fair value are recorded as comprehensive income (loss) and accumulated as a component of stockholders’ equity. Investment income is recognized on an accrual basis; interest and dividends are recorded when earned. The Company has not recorded material realized gains or losses. The Company’s investments are placed with high credit-quality financial institutions and issuers.

Investments in Affiliates — The equity method of accounting is used for investments in affiliated companies over which the Company has significant influence, but does not have effective control. Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

2.  Summary of Significant Accounting Policies (Continued)

investee of between 20% and 50%, although other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Income and losses of investments accounted for using the equity method are reported in equity in income or loss of affiliate in the accompanying consolidated statements of operations.

The Company periodically reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. The Company monitors these investments for impairment and makes appropriate reductions in carrying values if the Company determines that an impairment charge is required based primarily on the financial condition and near-term prospects of these companies. If the decline in fair value is deemed to be other than temporary, the cost basis of the investment is written down to fair value, and a new cost basis is established. The Company’s assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company’s estimates and judgments.

Inventory — Inventories include material, direct labor, and related manufacturing overhead, and are stated at the lower of cost (computed on a first-in, first-out basis) or market. The Company assesses its inventory for obsolescence and excess based upon assumptions about future demand and market conditions. The Company recorded an inventory reserve of $211,316 and $147,124 as of December 31, 2006 and 2005, respectively.

Refundable Tax Credits — The Company conducts operations in a designated New York State Empire Zone and is qualified to benefit from certain investments in production, equipment, and human capital. The tax credits are recognized over the estimated lives of the investment assets for which the credits were derived. Tax credits relating to human capital or research and development costs are recognized as the expenditures are incurred.

Property and Equipment — Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets or the lease terms (including renewal options that are reasonably assured) for leasehold improvements.

Intangible Assets — Acquired intangible assets other than goodwill and trademark and tradenames consist primarily of patented and unpatented technology. The Company amortizes its definite-lived intangible assets on a straight-line basis over their estimated useful lives of five to ten years.

Included in other assets in the consolidated balance sheet at December 31, 2006 are intangible assets related to an acquisition in 2006. Amortization expense was $3,610, $54,853 and $54,853 in 2006, 2005 and 2004, respectively. The amortization expense in 2005 and 2004 was related to intangibles previously acquired, which were fully amortized in 2005.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell, and depreciation ceases. During the year ended December 31, 2006, the Company determined that the carrying amount of certain production equipment would not be recovered. As a result, the Company recorded an impairment charge of $930,502. The impairment charge is recorded in research and development expense in the consolidated statement of operations. There were no impairment charges recorded in 2005 and 2004.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

2.	Summary of Significant Accounting Policies (Continued)

Goodwill and trademark and tradenames are not amortized but are periodically tested for impairment. The Company assesses goodwill for impairment by comparing the fair value of the Company to its carrying amount on the last day of each fiscal year, or more frequently if certain events occur or circumstances change, to determine if there is potential impairment. If the fair value is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than its carrying value. Fair value is determined based on discounted cash flows, market multiples or appraised values as appropriate. Indefinite lived intangible assets such as trademark and tradenames are assessed for impairment on an annual basis, or more frequently if certain events occur or circumstances change, by comparing the fair value of the asset to their carrying value. The Company has determined that, based on the impairment tests performed, no impairment of goodwill or trademark and tradenames has occurred.

Common Stock Subscribed and Subscriptions Receivable — Common stock subscribed represents the Company’s obligation to issue shares of its common stock upon acceptance and payment of the final subscription balances by those who have subscribed for common stock. Subscriptions receivable represents the amounts yet to be collected from the sale of common stock before subscribed stock will be issued.

License and Royalty Agreements — The Company enters into various license agreements with entities for the right of the Company to use certain intellectual property, patents and related technology. The Company expenses all fees and royalties incurred in connection with its license agreements in the year in which the expense is incurred.

Research and Development Expenses — Expenditures for research and development are charged to operations when incurred. Research and development expenses consist of salaries, employee benefits, license fees, research and development related equipment costs, and payments to research organizations and consultants.

Advertising and Marketing Expenses — Advertising and marketing costs are charged to operations when incurred and approximated $234,000, $350,000 and $269,000 for 2006, 2005 and 2004, respectively.

Stock-Based Compensation — Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) replaces SFAS No. 123 and supersedes Accounting Principles Board Opinion No. 25 (“APB Opinion 25”). The Company adopted the provisions of SFAS No. 123(R) using the prospective transition method and related Securities and Exchange Commission (“SEC”) rules included in Staff Accounting Bulletin (“SAB”) No. 107. The prospective transition method requires the Company to record compensation cost in accordance with SFAS No. 123(R) only for awards issued, modified, repurchased or cancelled after January 1, 2006. Additionally, as required under the prospective transition method, the Company will continue to account for previously issued awards that remain outstanding at January 1, 2006 using pre-existing accounting standards (i.e., APB Opinion 25 or the minimum value method of SFAS No. 123), which did not require the Company to record compensation expense for fixed stock options if the exercise price of the option equaled or exceeded the fair market value of the Company’s common stock at the grant date.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

2.	Summary of Significant Accounting Policies (Continued)

As a result of the adoption of SFAS No. 123(R), the Company recorded stock-based compensation expense of $199,256, or $(0.01) per basic and diluted loss per share, relating to options granted to employees and non-employees in 2006, of which $108,140 and $91,116 are included in research and development expenses and selling, general and administrative expenses, respectively. Stock-based compensation expense for employees included in the consolidated statements of operations was $96,528, of which $72,391 was included in research and development expenses and $24,137 was included selling, general, and administrative expenses, respectively. Had compensation cost for stock options granted to employees in 2005 and 2004 been determined in accordance with SFAS No. 123, the Company’s results from operations would approximate the following pro forma amounts for 2006, 2005 and 2004:

	2006	2005	2004

Net loss — as reported	$(14,715,999)	$(10,337,464)	$(5,435,997)
Total stock-based employee compensation expense determined under a fair value based method (minimum value method) for options issued in 2004 and 2005	(66,225)	(64,693)	(42,987)

Net loss — pro forma	$(14,782,224)	$(10,402,157)	$(5,478,984)

Net loss per share:
Basic and diluted — as reported	$(0.79)	$(0.67)	$(0.41)
Basic and diluted — pro forma	$(0.79)	$(0.67)	$(0.42)

During 2006, 2005 and 2004, there were options to purchase approximately 242,000, 154,000, and 97,000 shares of common stock, respectively, which were not included in the computation of diluted EPS because the effect would have been antidilutive.

The Company estimated the fair value of stock awards granted in 2006 using the Black-Scholes pricing model, consistent with that used for pro forma disclosures. Management is required to make certain assumption with respect to selected model inputs, including expected volatility and expected life of the options. The Company determined that it was not practical to estimate the expected volatility of its share price. Accordingly, the Company applied the provisions of SFAS No. 123(R), which permit the use of a “Calculated Value.” The Company identified several public entities that operate in similar lines of business, which included both fuel cell entities and nanotechnology/materials entities. The Company believes that the entities that it has identified exhibit similar characteristics. The Company then calculated the weighted-average of the entities in determining the calculated volatility of 102% for options and warrants granted in 2006. The expected life of the options granted to employees, which represents the period of time that the options are expected to be outstanding, is based on guidance as prescribed by SAB No. 107. Other selected model inputs include expected dividend yield and risk-free rate. The Company has never paid any cash dividends on common stock and does not anticipate paying any cash dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period commensurate with the estimated expected life of the option. If factors change and result in different assumptions in the application of SFAS No. 123(R) in future periods, the stock option expense that the Company records for future grants may differ significantly from what the Company has recorded in the current period.

Stock-based compensation expense is only recorded for those awards that are expected to vest. Forfeiture estimates for determining appropriate stock-based compensation expense are estimated at the time of grant based on historical experience and demographic characteristics. A 5% annual forfeiture rate estimate was used for the stock-based compensation expense recorded during 2006.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

2.	Summary of Significant Accounting Policies (Continued)

The following table summarizes the weighted-average assumptions for the Black-Scholes pricing model used in determining the fair value of options granted to employees in 2006, 2005 and 2004.

		Minimum Value
	SFAS No.	Method under
	123(R)	APB Opinion 25
	2006	2005	2004

Dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	4.83%	4.11%	4.22%
Expected volatility	102.0%	0.0%	0.0%
Expected life (years)	6.25	10	10

For employee stock options granted during 2006, the weighted-average fair value of options on the date of grant, estimated using the Black-Scholes pricing model, was $5.37. The weighted-average estimated fair value of stock options granted during 2005 and 2004 was $1.32 and $0.87 per share, respectively. The fair value of the options granted to non-employees during 2006 and 2004 was $5.96 and $3.34 per share, respectively. There were no options granted to non-employees in 2005.

Stock-based compensation arrangements for non-employees are accounted for in accordance with SFAS No. 123(R) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” using a fair value approach. Under the fair value approach, compensation cost is measured based upon the fair value of the option calculated using the Black-Scholes pricing model.

Revenue Recognition — The Company receives payments under research and development contracts and government grants. These payments are non-refundable but are reported as deferred revenue until they are recognizable as revenue. The Company follows the following principles in recognizing revenue:

Fixed-Fee Agreements — Fixed-fee research and development contracts generally provide the Company with an up-front fee on scheduled progress payments and a contractually defined period of service. Fees for services the Company performs under fixed-fee research and development contracts are primarily recognized ratably over the period the Company performs the services based on costs incurred as compared to estimated total contract costs.

Variable-Fee Agreements — Variable-fee research and development contracts generally provide the Company with fees based upon an agreed-upon rate for time incurred by full-time equivalent research staff. Fees for services the Company performs under variable-fee research and development contracts generally provide the Company with payments based on costs incurred over a contractually defined period of research. Payments received under contracts are recognized as revenues as costs are incurred over the period the Company performs the research. The Company retains ownership and exclusive rights to all inventions made under these arrangements except for nonexclusive, nontransferable, irrevocable, paid-up licenses granted to the United States government to practice directly or indirectly the subject invention throughout the world.

Under all arrangements, revenue is not recognized unless there is persuasive evidence of an arrangement, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable, and the collection of the related receivable is probable. Upon the completion of each of the Company’s current research and development contracts and government contracts, no further obligations exist under these arrangements. The Company retains the rights to commercialize the technology it developed under research and development contracts and government contracts without any royalty obligations.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

2.	Summary of Significant Accounting Policies (Continued)

Product Revenues — Revenue for sales of goods is recognized when a firm sales agreement is in place, delivery has occurred and collectibility of the fixed or determinable sales price is reasonably assured. This occurs when title to the goods passes, which is generally upon shipment.

Grant Income — Income from grants is recognized when earned over the estimated lives of the assets for which the grant was derived or at the time wages were incurred.

Income Taxes — Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and from net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established to the extent necessary to reduce deferred income tax assets to amounts that more likely than not will be realized.

Earnings (Loss) Per Share (“EPS”) — Basic earnings per share is calculated by dividing net income (loss) by the average number of shares outstanding during the period. Diluted earnings per share is calculated by adjusting for potential common shares, which consist of stock options and stock warrants. During 2006, 2005 and 2004, there were options to purchase approximately 242,000, 154,000, and 97,000 shares of common stock, respectively that were not included in the computation of diluted EPS because the effect would have been antidilutive.

Comprehensive Loss — Comprehensive income or loss includes all changes to stockholders’ equity during a period except those resulting form investments by owners and distribution to owners. For all periods presented, the Company’s comprehensive loss is comprised of its net loss and unrealized gains and losses on its short term investments for the periods.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Supplemental Cash Flow Information — Cash paid for interest was $55,253 in 2006. Cash paid for interest was $68,371 and $28,581 in 2005 and 2004, respectively, net of capitalized interest.

The Company acquired certain property and equipment for which amounts remain unpaid at year end. Non-cash investing activities related to the acquisition of property and equipment approximated $173,600 and $204,400, respectively, and are included in current liabilities at December 31, 2006 and 2005. Property and equipment purchases are recorded as purchases of property and equipment in the consolidated statements of cash flows in the year paid. In addition, the Company incurred offering costs associated with the Company’s private placements for which amounts remain unpaid at December 31, 2006 and 2005 (see Note 9). Non-cash financing activities related to net proceeds from the issuance of common stock approximated $15,200 and $246,200 and are included in accrued expenses and other current liabilities at December 31, 2006 and 2005, respectively.

In connection with the acquisition of Pourous Ceramic Shapes, LLC in 2006, the Company issued warrants for 20,000 shares of common stock of the Company exercisable at a price of $6.50 per share. In addition, the Company issued warrants to consultants in 2004 and 2006 (see Note 9).

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

2.	Summary of Significant Accounting Policies (Continued)

A capital lease obligation in the amount of $146,700 was incurred in 2006 when the Company entered into a lease for production equipment. A capital lease obligation in the amount of $32,754 was incurred in 2005 when the Company entered into a lease for new office furniture.

Recent Accounting Pronouncements — In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes and reduces the diversity in current practice associated with the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return by defining a “more-likely-than-not” threshold regarding the sustainability of the position. The Company adopted FIN 48 effective January 1, 2007. The Company expects that the adoption of FIN 48 will not have a material impact to the Company’s consolidated results of operations and financial condition.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB No. 108 was effective for the Company in 2006 and its adoption did not have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. The pronouncement serves to clarify the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect that fair-value measurements have on earnings. SFAS No. 157 is to be applied whenever another standard requires or allows assets or liabilities to be measured at fair value. The pronouncement is effective January 1, 2008. The Company is currently evaluating the impact the adoption of SFAS No. 157 will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” This statement provides entities with an option to choose to measure eligible items at fair value at specified election dates. If elected, an entity must report unrealized gains and losses on the item in earnings at each subsequent reporting date. The fair value option: may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; is irrevocable (unless a new election date occurs); and is applied only to entire instruments and not to portions of instruments. The Company is still evaluating the impact of SFAS No. 159 on its consolidated financial statements, which is effective beginning in fiscal year 2008.

3.	Acquisition

Acquisition of Pourous Ceramic Shapes, LLC — On January 1, 2006, the Company acquired certain assets of Pourous Ceramic Shapes, LLC (“PCS”) for $123,314 in cash. PCS was acquired to further broaden research and development opportunities relating to water filtration and remediation applications. The acquisition has been accounted for using the purchase method of accounting and accordingly, the results of the operations of PCS have been included in the consolidated financial statements since the date of acquisition. The Company does not have any contingent purchase price payments and all purchase price allocations have been finalized. Supplemental pro forma information for 2005 is not material to the consolidated financial statements.

The estimated fair values of the assets acquired and liabilities assumed by the Company include current assets of $16,727, equipment of $21,820, identifiable intangible assets of $57,900, and goodwill of $26,867. The $57,900 of acquired intangible assets includes a patent, tradenames, unpatented technology and a

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

3.	Acquisition (Continued)

customer list valued at $6,000, $21,800, $24,900 and $5,200, respectively. These items were assigned useful lives of five to ten years, except for the tradenames, which have indefinite lives. The goodwill is deductible for tax purposes. Annual amortization expense is estimated to be $8,590 in 2007, $6,100 in 2008 through 2010, and $1,120 in 2011 through 2015.

PCS was previously owned by two employees of the Company. In connection with the purchase of PCS, the Company issued stock warrants to purchase 20,000 shares of the Company’s common stock to the sellers (see Note 9).

The Company purchased approximately $41,000 in contract services from PCS in 2005.

4.	Consolidated Financial Statement Details

Short-Term Investments — Short-term investments consisted of the following at December 31, 2006 and 2005:

	2006	2005

Restricted — mutual funds	$—	$1,002,296

Unrestricted:
Money market fund	1,022,087	—
Municipal securities	1,600,000	—
Auction rate securities	5,800,000	—

Total unrestricted	8,422,087	—

Total	$8,422,087	$1,002,296

The aggregate fair value of the short-term investments was the same as the cost basis at December 31, 2006 and 2005. The Company recorded in other comprehensive loss $4,675, $92,711 and $4,464 in unrealized losses on its short-term investments for 2006, 2005 and 2004, respectively. In 2006 and 2005, the Company recorded in other income — net, realized losses of $29,394 and $72,456, respectively, on the disposition of investments. These amounts were reclassified from other comprehensive loss to other income, net in the respective years.

Other Assets — Noncurrent other assets consisted of the following at December 31, 2006 and 2005:

	2006	2005

Identifiable intangible assets	$54,290	$—
Goodwill	26,867	—
Investment in affiliate	61,615	195,803
Refundable tax credits	450,000	—
Other	72,825	57,186

Total	$665,597	$252,989

Investment in affiliate represents an investment in a development company organized to identify and commercialize early stage technologies primarily from research institutions located in Upstate New York. At December 31, 2006 and 2005, the Company’s remaining basis in its investment in non-voting convertible stock was $61,615 and $195,803, respectively. The Company’s share of losses from this investment were $134,188

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

4.	Consolidated Financial Statement Details (Continued)

and $54,197 for 2006 and 2005, respectively, and is included in equity in loss of affiliates in the consolidated statements of operations. The Company’s chief executive officer, chief operating officer, and general counsel (effective March 2007) are directors of this affiliate.

Property and Equipment — Net — Property and equipment consisted of the following at December 31, 2006 and 2005:

	Useful Lives
	(Years)	2006	2005

Equipment	3 - 7	$3,701,666	$3,496,099
Leasehold improvements	5 - 8	1,403,232	1,301,818
Computer and information technology equipment	5 - 7	550,849	280,781
Furniture and fixtures	5 - 7	171,748	145,967
Construction in progress	N/A	282,577	522,448

		6,110,072	5,747,113
Less accumulated depreciation		1,896,674	928,830

Property and equipment — net		$4,213,398	$4,818,283

Depreciation expense was $995,511, $592,202 and $234,585 for 2006, 2005 and 2004, respectively.

Construction in-progress relates primarily to expenditures for research and development equipment at December 31, 2006, and equipment and computer software at December 31, 2005. Interest amounting to approximately $14,400 and $42,000 associated with construction in progress was capitalized for 2005 and 2004, respectively. There was no interest capitalized in 2006.

Accrued Expenses and Other Current Liabilities — Accrued expenses and other current liabilities consisted of the following at December 31, 2006 and 2005:

	2006	2005

Salaries and benefits	$228,708	$135,041
Commissions payable to broker-dealers	15,190	246,156
Deferred revenue	155,390	269,983
Customer deposit	250,000	250,000
Other	440,485	221,223

Total	$1,089,773	$1,122,403

5.	Demand Loan Payable

At December 31, 2005, the Company had borrowings outstanding of $1,999,337 under a $2,000,000 operating line of credit arrangement with a financial institution. Borrowings were secured by investments held at the financial institution by a major stockholder of the Company and accrued interest at the LIBOR rate plus 2% (6.5% at December 31, 2005). On April 25, 2006, the Company paid off the borrowings outstanding of $1,999,337 and the interest accrued. The operating line of credit was subsequently terminated by the Company.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

6.	License Agreements

The Company enters into various license agreements with entities for the right of the Company to use certain intellectual property, patents, and related technology. The terms of the agreements vary between seven years and the expiration of the related patents. The Company can terminate these agreements at anytime upon 60 to 90 days’ prior written notice, or the agreements expire upon the expiration or abandonment of the related license patents. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. The Company may also be obligated to pay specified royalty fees based on percentages of sales as defined in the agreements.

The following table reflects the Company’s minimum royalty or other obligations payable to the entities in the next five years subsequent to December 31, 2006, assuming the agreements are not terminated.

2007	$112,000
2008	252,000
2009	349,000
2010	444,000
2011	475,000

Nanocluster Devices Limited — In October 2005, NanoCluster Devices, Inc. (a wholly-owned subsidiary of NanoDynamics, Inc.) entered into a business development agreement and a license agreement with New Zealand-based Nanocluster Devices Limited, an unrelated corporation. Under terms of the development agreement, NanoDynamics, Inc., as guarantor of NanoCluster Devices, Inc., was to fund certain research and development through at least March 31, 2008. In October 2006, the parties to the agreement entered into a mutual settlement agreement to terminate the business development relationship. Under terms of the settlement agreement, the Company agreed to pay Nanocluster Devices Limited for satisfaction of amounts owed. In addition, minimum payment obligations under the development agreement and any payments required under the license agreement were discharged and released. Payments under the settlement agreements totaled $515,000 in 2006, including a settlement payment of $140,000, which are included in research and development expenses.

7.	Leases

Operating Leases — The Company leases its headquarters and related factory space under a noncancelable operating lease through November 2009, with one three-year renewal option remaining under the original lease, which is not considered reasonably assured. Related lease expense was $102,370 in 2006 and $98,674 in each of 2005 and 2004. Under the terms of the lease agreement to rent the office space, the lessor has agreed to waive the rent for the first four years. Therefore, in accordance with SFAS No. 13, “Accounting for Leases,” the Company is recognizing rent expense on a straight-line basis over the life of the lease, which resulted in a deferred rental obligation of $183,121 and $163,266 at December 31, 2006 and 2005, respectively. The deferred rent is included in long-term liabilities in the consolidated balance sheets.

In addition, the Company leases certain other laboratory and office space under various operating leases through February 2010.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

7.	Leases (Continued)

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2006, including reasonably assured renewal option periods, approximate the following:

2007	$313,000
2008	289,000
2009	282,000
2010	29,000
2011	—

Total	$913,000

Rent expense for all operating leases was approximately $406,000, $288,000 and $157,000 for 2006, 2005 and 2004, respectively. The Company received $13,200 in both 2005 and 2004 from an entity owned by two employees of the Company for certain office and laboratory space. The amounts received are included as an offset to the rent expense for 2005 and 2004.

Capital Leases — As of December 31, 2006, the Company was party to two capital leases for various equipment and office furniture. The assets acquired by the capital leases are included in property and equipment and the current portion of capitalized lease obligations are included in accrued expenses and other current liabilities and the non-current portion is included in long-term obligations. Present value of minimum capital lease payments under the capital leases to be made in each of the years subsequent to December 31, 2006 are $57,047 for 2007 and $68,532 for 2008 including interest of $8,828.

8.	Commitments and Contingencies

The Company enters into various research and development agreements. The Company believes that it has the ability to satisfy the various requirements under such agreements.

In connection with a purchase order entered into with an unrelated party in 2005 and 2004, the Company recorded a deferred credit of $66,112 and a deferred deposit of $250,000. Both amounts, to be offset against certain costs under the purchase order, are included in accrued expenses and other current liabilities in the consolidated balance sheets at December 31, 2006 and 2005.

In April 2005, the Company entered into a two-year services agreement with an unrelated management company for various management services, including investor relations, marketing and other business services. The monthly fee payable under this agreement is $10,548 through April 2007, with a provision for automatic renewal for one additional year.

In March 2006, the Company entered into a consulting agreement with the majority stockholder for services as set forth in the Company’s by-laws or as otherwise delegated by the board of directors. The agreement also provides for the use of office space and support staff. The annual fee payable monthly under this agreement is $100,000. The agreement is indefinite but may be terminated by either party upon thirty day’s written notice.

9.	Stockholders’ Equity

Private Placements — In 2004, the Company sold, pursuant to a private placement memorandum dated February 2, 2004 and June 14, 2004, 2,378,000 shares of the Company’s common stock at a price of $5.00 per share. On October 7, 2004, a supplemental offering was made in connection with the February 2, 2004 private

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

9.	Stockholders’ Equity (Continued)

placement memorandum, in which an additional 1,148,000 shares of common stock were sold under the same terms. At December 31, 2004, $3,204,540 was received for 641,000 of the 1,148,000 shares. The proceeds for the remaining 507,000 shares plus an additional 20,000 shares were received in 2005 and were recorded as subscriptions receivable and common stock subscribed as of December 31, 2004.

In 2005, the board of directors of the Company authorized the sale of up to 2,000,000 shares of common stock of the Company at a price of $6.50 per share pursuant to a private placement memorandum dated August 8, 2005. On March 23, 2006, the board of directors authorized an increase in the number of shares offered to 4,000,000 shares. The private placement closed on March 31, 2006. As of December 31, 2005, the Company issued 1,144,471 shares of common stock and received net proceeds of $6.6 million. In addition, the Company received $3.7 million as of December 31, 2005 for 562,085 shares of common stock subscribed of which $2.2 million was received as of December 31, 2005 as partial payments on the common stock subscribed resulting in a subscription receivable of $1,486,896 at December 31, 2005. In 2006, the Company issued 2,729,488 shares of common stock and received net proceeds of $16,869,785.

NanoDynamics Energy, Inc. — In August 2006, the board of directors of NanoDynamics Energy, Inc. (“ND Energy”), a wholly-owned subsidiary of the Company, authorized the sale of up to 1,000,000 shares of common stock of ND Energy at a price of $6.50 per share pursuant to a private placement memorandum dated August 16, 2006. As of December 31, 2006, ND Energy received $2,674,028 in subscriptions. The private placement closed on January 31, 2007. A total of $5,280,250 was received in subscriptions. Subsequent to the closing of the private placement, the Company determined that the offering of ND Energy common stock would be rescinded. In lieu of the offering of common stock of ND Energy, the subscribed investors were given a choice to either exchange their subscribed shares of ND Energy at $6.50 per share for shares of the Company’s common stock at $9.42 per share, or to receive a refund of their investment plus interest. As of April 10, 2007, 560,525 shares of the Company’s common stock were sold pursuant to the ND Energy private placement. In connection with the rescission of the ND Energy private placement, $240,000 plus interest of $5,909 was returned to investors who opted to not participate in the exchange.

In connection with the ND Energy private placement memorandum dated August 16, 2006, the offering memorandum provided for the issuance of warrants to selling broker-dealers as compensation. As a result of the rescission to offer ND Energy common stock to the subscribed investors, the selected advisors, brokers, and dealers were given the opportunity to receive warrants for shares of the Company’s common stock. As of April 10, 2007, warrants to purchase 19,618 shares of Company stock are to be issued to the selected advisors, brokers, and dealers. The warrants become exercisable one year after the issuance date, at a price of $10.36 per share.

Warrants — In connection with the private placements in 2004, the Company issued warrants to purchase 248,700 shares of the Company’s common stock to selected advisors, brokers and dealers. The warrants issued to selected advisors, brokers and dealers became exercisable one year after the issuance date, at a price of $5.50 per share for a two-year period thereafter. The warrants, valued utilizing the Black-Scholes pricing model, amounted to $635,346 and had no net effect on the Company’s stockholders’ equity because they were netted against the proceeds from the offering and included in additional paid-in capital in the consolidated balance sheet.

In 2004, the Company also issued warrants to purchase 73,332 shares of the Company’s common stock to consultants for various purposes related to research and development. The warrants, valued utilizing the Black-Scholes pricing model, amounted to $266,079 and were recorded as stock-based compensation in research and development expenses. The warrants issued to consultants are immediately exercisable, and are exercisable at prices that range from $3.30 to $5.00 per share for a three-year to ten-year period.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

9.	Stockholders’ Equity (Continued)

In connection with the private placement memorandum dated August 8, 2005, the Company issued stock warrants to purchase 135,903 shares of the Company’s common stock to selected advisors, brokers and dealers in 2006 and was obligated to issue additional stock warrants to one further broker to purchase 40,838 shares. The warrants issued to selected advisors, brokers and dealers become exercisable one year after the issuance date, at a price of $7.15 per share for a two-year period thereafter. The 135,903 and 40,838 warrants, valued utilizing the Black-Scholes pricing model, amounted to approximately $558,000 and $168,000 and had no net effect on the Company’s stockholders’ equity because they were netted against the proceeds from the offering and included in additional paid-in capital in the consolidated balance sheet. The 40,838 stock warrants were issued on May 1, 2007.

In connection with the purchase of PCS, the Company issued warrants to purchase 20,000 shares of the Company’s common stock to the sellers. The warrants, valued utilizing the Black-Scholes pricing model, amounted to $100,371 and were recorded in selling, general and administrative expense as compensation expense. The warrants became exercisable one year after the issuance date, at a price of $6.50 per share, for a five-year period from the issuance date.

In 2006, the Company issued warrants to purchase 26,600 shares of the Company’s common stock to consultants for research and development services. The warrants issued in 2006 coincided with the timing of the Company’s private placement of common stock. The Company believes that the common stock sold via private placement was made at arms-length and approximated the fair value of the warrants issued in 2006. The warrants, valued utilizing the Black-Scholes pricing model, amounted to $135,734 and were recorded as stock-based compensation in research and development expenses. The warrants issued to consultants are immediately exercisable, and are exercisable at $6.50 per share for a five-year to eight-year period.

The following is a summary of the warrant activity for the three years ended December 31, 2006. There were no warrants issued in 2005.

		Weighted-Average
	Number of	Exercise Price
	Shares	per Share

Balance at January 1, 2004	24,000	$3.30
Granted in 2004	322,032	5.33

Balance at January 1, 2004 and 2005	346,032	5.19
Granted in 2006	181,903	6.94
Exercised in 2006	(1,260)	4.03

Balances at December 31, 2006	526,675	5.80

Exercisable at December 31, 2006	343,932	5.20

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

9.	Stockholders’ Equity (Continued)

Warrants outstanding and exercisable at December 31, 2006 are comprised of the following:

	Warrants Outstanding
		Weighted-Average
		Remaining		Warrants Exercisable
	Number of	Contractual	Weighted-Average	Number of	Weighted-Average
	Warrants	Life in years	Exercise Price	Warrants	Exercise Price

$3.30	33,160	2.3	$3.30	32,600	$3.30
$5.00	69,332	5.8	5.00	63,332	5.00
$5.50	248,280	0.7	5.50	248,000	5.50
$6.50	40,000	4.3	6.50	—	—
$7.15	135,903	2.2	7.15	—	—

Total	526,675	2.1	5.80	343,932	5.20

The following are the weighted average assumptions used in the Black-Scholes pricing model for warrants granted in 2006 and 2004.

	2006	2004

Dividend yield	0.0%	0.0%
Risk-free interest rate	4.79%	3.37%
Expected volatility	102.0%	80.0%
Expected life (years)	3.19	4.19

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

10.	Stock-Based Compensation

The Company sponsors a stock option plan (the “2004 Stock Option Plan”) that provides for the issuance of incentive and non-qualified stock options to key employees and non-employee directors and consultants of the Company. Effective July 1, 2005, the Board of Directors of the Company increased the number of shares of common stock available for stock option grants from 600,000 to 1,000,000. As of December 31, 2006, 392,200 shares remained available for future grants under the plan.

A committee designated by the Company’s Board of Directors determines the individuals eligible for the plan, the number of shares, and the option price and exercise methods. The purchase price cannot be less than the fair market value of a share of common stock on the date the option is granted. Upon termination without cause, the options must be exercised within 30 days or will be forfeited. Forfeitures become available for future grants under the plan. Exercised options shall be paid in cash or, if available, by cashless exercise, as prescribed. The Company has the right of first refusal and a call option allowing the Company a period of 30 days from an employee’s termination date to acquire all shares issued to the employee under the plan at a purchase price equal to the fair market value as of the Company’s notification date. The options granted under the plan vest over periods determined by the Board of Directors, generally up to four years, and expire no more than ten years after the date of grant. The Company has a policy to reserve shares of common stock for redemption upon the exercise of stock options.

In March 2006, the Board of Directors approved the grant of 117,350 and 20,000 shares of incentive stock options and non-qualified stock options, respectively, at an exercise price of $6.50 per share. The stock options granted in 2006 coincided with the timing of the Company’s private placement of common stock. The Company believes that the common stock sold via private placement was made at arms-length and approximated the fair value of the options granted in 2006.

On March 2, 2007, the Board of Directors approved the grant of 170,000 shares of incentive stock options at an exercise price of $9.42 per share. The Company used a concurrent internal valuation analysis to determine the fair value of the common stock of $9.42 per share. This analysis included certain factors, such as current operational and product developments, new research initiatives, management infrastructure and certain strategic business relationships. The analysis also included the Company’s projected future cash flows, and an implied market value analysis based on the market capitalization of the Company’s most comparable public company peers.

A portion of the Company’s granted options qualify as incentive stock options for income tax purposes. As such, a tax benefit is not recorded at the time the compensation cost related to the options is recorded for book purposes due to the fact that an incentive stock option does not ordinarily result in a tax benefit unless there is a disqualifying disposition. Stock option grants of non-qualified options result in the creation of a deferred tax asset, which is a temporary difference as a deduction is not currently allowed for tax purposes until the time that the option in exercised. Due to the Company recording a valuation allowance against any deferred income tax assets, there was no tax expense or benefit recorded in the accompanying consolidated financial statements.

On December 1, 2006, the Board of Directors of ND Energy adopted the “2006 Stock Option Plan” for employees of ND Energy. The 2006 Stock Option Plan provides for the grant of up to 1,000,000 non-qualified or incentive stock options of ND Energy common stock. As of March 31, 2007, there were no awards granted under the 2006 Stock Option Plan.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

10.	Stock-Based Compensation (Continued)

Stock option activity for the period from inception of the plan (January 1, 2004) through December 31, 2006 is as follows:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Exercise	Contractual	Value(1)
	Shares	Price	Term	($000)

Inception of Plan (January 1, 2004)	—	$—
Options granted	517,268	3.88
Options forfeited	(63,668)	3.00

Balance at December 31, 2004	453,600	4.00
Options granted	31,000	6.02
Options forfeited	(10,000)	3.80

Balance at December 31, 2005	474,600	4.13
Options granted	137,350	6.50
Options forfeited	(4,150)	4.09

Balance at December 31, 2006	607,800	4.67	7.9	$1,113

Exercisable at December 31, 2006	237,408	4.12	4.2	$565

(1)	The aggregate intrinsic value, or the amount by which the fair value of the underlying stock exceeds the exercise price of an option, is calculated for in-the-money options outstanding and/or exercisable at December 31, 2006.

Stock options outstanding and exercisable at December 31, 2006 are comprised of the following:

	Options Outstanding
		Weighted-Average
		Remaining		Options Exercisable
	Number of	Contractual	Weighted-Average	Number of	Weighted-Average
	Options	Life in years	Exercise Price	Options	Exercise Price

$3.00	219,166	7.1	$3.00	109,583	$3.00
$5.00	220,434	7.8	5.00	117,575	5.00
$6.00	30,000	8.5	6.00	10,000	6.00
$6.50	138,200	9.3	6.50	250	6.50

Total	607,800	7.9	4.67	237,408	4.12

Stock-based compensation expense for non-employees under the 2004 Stock Option Plan included in the consolidated statements of operations was $102,728, $99,300 and $71,471 for 2006, 2005 and 2004, of which, $35,747, $35,096 and $34,729 was included in research and development expenses and $66,981, $64,204 and $36,742 was included selling, general, and administrative expenses, respectively.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

10.	Stock-Based Compensation (Continued)

The following table summarizes the weighted-average assumptions for the Black-Scholes pricing model used in determining the fair value of options granted to non-employees for 2006 and 2004. There were no options granted to non-employees in 2005.

	2006	2004

Dividend yield	0.0%	0.0%
Risk-free interest rate	4.86%	4.18%
Expected volatility	102.0%	80.0%
Expected life (years)	10	10

11.	Business Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer and Chief Operating Officer. The Company’s chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for products or components below the consolidated level. Accordingly, the Company reports as a single operating segment. Revenue, which is primarily derived from research and development grants is attributed by geographic location of the grant issuer. There were no material revenues outside of the United States, and all of the Company’s long-lived assets are located within the United States.

Customer Concentration — The majority of the Company’s revenues have been generated from activities related to grant contracts with the United States government and other government-related entities. Because these contracts all have finite lives, the Company’s revenues may be adversely affected at the termination of these contracts. The United States government accounted for 81%, 50% and 44% of the revenues in 2006, 2005 and 2004, respectively, and 54% of the accounts receivable balance at December 31, 2006. A second customer accounted for 8%, 19% and 30% of the revenues in 2006, 2005 and 2004, respectively, and 10% of the accounts receivable balance at December 31, 2006. A third customer accounted for 0%, 12% and 26% of the revenues in 2006, 2005 and 2004, respectively, and 0% of the accounts receivable balance at December 31, 2006.

12.	Income Taxes

The Company has had no current federal or state income tax expense in any period because the Company has incurred losses since its inception. Any other state taxes have been recorded as selling, general and administrative expenses.

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

12.	Income Taxes (Continued)

A reconciliation of income taxes computed at the federal statutory rate to income tax expense recorded in the Company’s consolidated statements of operations for 2006, 2005 and 2004 is as follows:

	2006	2005	2004

Federal benefit at statutory rate	$(4,999,000)	$(3,510,000)	$(1,847,000)
Change in valuation allowance	6,069,000	4,302,000	2,244,000
State taxes	(690,000)	(483,000)	(257,000)
Research and development credit — net	(370,000)	(192,000)	(129,000)
Other	(10,000)	(117,000)	(11,000)

Income taxes	$—	$—	$—

Significant components of the Company’s deferred income tax assets and liabilities for federal and state income taxes at December 31, 2006 and 2005 are as follows:

	2006	2005

Deferred income tax assets:
Net operating loss carryforwards	$12,354,000	$7,186,000
Federal credits	1,153,000	603,000
Other	984,000	408,000

	14,491,000	8,197,000
Less — valuation allowance	(14,007,000)	(7,938,000)

Net deferred income tax assets	484,000	259,000

Deferred income tax liabilities:
Depreciation and amortization	(208,000)	(239,000)
Refundable tax credit income	(275,000)	(17,000)
Other	(1,000)	(3,000)

Deferred income tax liabilities	(484,000)	(259,000)

Net deferred income taxes	$—	$—

Realization of the Company’s deferred income tax assets is dependent upon the future earnings of the Company, the timing and amount of which are uncertain. Accordingly, the Company’s net deferred income tax asset has been fully offset by a valuation allowance. The net change in the total valuation allowance for the year ended December 31, 2006, 2005 and 2004 was an increase of $6,069,000, $4,302,000 and $2,244,000, respectively.

As of December 31, 2006, the Company had net operating loss carryforwards for federal income tax purposes of approximately $31,676,000, which will expire commencing in 2022 through 2026, if not utilized. At December 31, 2006, the Company had tax credit carryforwards of approximately $1,153,000, which expire beginning in 2022.

The Company conducts operations in a designated New York State Empire Zone and is qualified to benefit from certain investments in production, equipment, and human capital. The Company generated refundable tax credits of $450,000 and $478,250 in 2006 and 2005, respectively. The tax credits are

NanoDynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)
As of December 31, 2006 and 2005 and for the Years Ended December 31, 2006, 2005 and 2004

12.	Income Taxes (Continued)

recognized over the estimated lives of the investment assets for which the credits were derived. Included in other income are tax credits recognized of $659,287 and $44,600 in 2006 and 2005, respectively. The remaining tax credits of $224,363 have been deferred at December 31, 2006. Included in accrued expenses and other liabilities at December 31, 2006 is $29,001 with the noncurrent deferred portion of $195,362 included in long-term liabilities. Refundable tax credits of $928,250 remains outstanding at December 31, 2006 of which $450,000 is included in other assets in the consolidated balance sheet.

13.	Non-Operating Income

During 2005, the Company was awarded a $1,600,000 economic development grant from the New York State Urban Development Corporation d/b/a Empire State Development Corporation (“NY Grant”) and a $200,000 opportunity grant from the Department of Community and Economic Development of the Commonwealth of Pennsylvania (“PA Grant”). The NY Grant provides for the reimbursement of certain leasehold improvements and new machinery and equipment acquired at the Company’s facility in Buffalo, New York and based on the achievement of certain levels of employment through April 2010. The PA Grant provides for the reimbursement of certain working capital requirements of the Company’s wholly-owned subsidiary, NanoDynamics Life Sciences, Inc., located in Pittsburgh, Pennsylvania. Included in 2006 other income — net, are grant revenues recognized of $53,571 and $63,125 related to the NY Grant and PA Grant, respectively. Also, included in the 2005 other income — net, are grant revenues recognized of $40,144 and $36,875 related to the NY Grant and PA Grant, respectively. As of December 31, 2006, the PA Grant receivable is included in other current assets in the consolidated balance sheet. The grants are recognized over the estimated lives of the assets for which the grant was derived. The grants are contingent, in part, upon the Company maintaining certain operations in New York State and the Commonwealth of Pennsylvania and achieving and maintaining certain employment levels.

* * * * * *

Until          , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC registration fee		$3,001
NASD filing fee		10,275
Nasdaq listing fee		*
Transfer agent fees		*
Accounting fees and expense		*
Printing and engraving expenses		*
Legal fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Our amended and restated bylaws provide that we shall indemnify our officers, directors, employees and agents whose good-faith actions or inactions on our behalf result in a proceeding against them. Further, our amended and restated certificate of incorporation provides that all of our directors shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the registrant has not sold its securities without registration under the Securities Act of 1933 except as described below:

In April 2007, an aggregate of 101,511 shares of common stock were sold to six investors at $9.42 per share for aggregate gross proceeds of $956,234, and an additional 459,014 shares of common stock were issued to 22 accredited investors in exchange for 665,234 shares of our subsidiary, NanoDynamics Energy, Inc., at an effective exchange price of $9.42 per share. We issued warrants to purchase 19,618 shares of common stock with an exercise price of $10.36 to registered brokers-dealers as commissions related to this offering.

Between August 2005 and March 2006, an aggregate of 3,873,959 shares of common stock were sold to 143 accredited investors at $6.50 per share for aggregate gross proceeds of $25,180,734. We issued warrants to purchase 176,741 of common stock with an exercise price of $7.15 to registered brokers-dealers as commissions related to this offering.

Between February 2004 and December 2004, an aggregate of 3,546,000 shares of common stock were sold to 79 accredited investors at $5.00 per share for aggregate gross proceeds of $17,730,000. We issued warrants to purchase 248,700 shares of common stock with an exercise price of $5.50 to registered brokers-dealers as commissions related to this offering.

Between May 2003 and October 2003, an aggregate of 1,334,000 shares of common stock were sold to 59 accredited investors at $3.00 per share for aggregate gross proceeds of $4,002,000. We issued warrants to purchase 24,000 shares of common stock with an exercise price of $3.30 to registered brokers-dealers as commissions related to this offering.

The issuances of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about us.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement
3.1		Certificate of Incorporation, as amended
3.2		Form of Amended and Restated Certificate of Incorporation
3.3		Amended and Restated Bylaws
4	.1*	Specimen Common Stock Certificate
5	.1*	Opinion of Loeb & Loeb LLP
10.1		License and Royalty Agreement dated June 15, 2003 between NanoDynamics, Inc. and Clarkson University together with Amendment dated August 12, 2004
10.2		License and Royalty Agreement dated March 26, 2004 between NanoDynamics, Inc. and Clarkson University
10.3		License and Royalty Agreement dated February 1, 2007 between ND Fusion, Inc. and Clarkson University
10.4		Research Agreement dated June 2, 2006 between NanoDynamics, Inc. and Clarkson University
10.5		License Agreement dated December 20, 2002 between NanoDynamics, Inc. and Purdue Research Foundation together with Amendment dated September 18, 2006
10.6		Nonexclusive License between NanoDynamics, Inc. and United States Department of the Navy
10.7		Technology Commercialization Agreement dated as of January 26, 2006 between NanoDynamics, Inc. and Otsuka Chemical Co. Ltd.
10.8		Employment Agreement dated April 1, 2006 between NanoDynamics, Inc. and Keith A. Blakely
10.9		Employment Agreement dated April 1, 2006 between NanoDynamics, Inc. and Richard L. Berger
10.10		Employment Agreement dated April 10, 2007 between NanoDynamics, Inc. and Glenn Spacht
10.11		Consulting Agreement dated May 1, 2007 between NanoDynamics, Inc. and Allan Rothstein
10.12		NanoDynamics, Inc. 2004 Stock Option Plan
10.13		NanoDynamics, Inc. 2007 Incentive Plan
10.14		Lease Agreement dated November 15, 2002 between NanoDynamics, Inc. and Niagara Frontier Transportation Authority together with Amendment dated September 19, 2006
10.15		Lease Agreement dated September 11, 2006 between NanoDynamics, Inc. and Niagara Frontier Transportation Authority
10.16		Lease Agreement dated July 1, 2006 between NanoDynamics, Inc. and IsleChem, LLC
10.17		Sublease Agreement dated August 7, 2006 between MetaMateria Partners, LLC and TechColumbus
10.18		Sublease Agreement dated October 1, 2006 between NanoDynamics, Inc. and Jeffords Steel Specialty Company
21.1		List of Subsidiaries
23	.1*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.2		Consent of Deloitte & Touche LLP
24.1		Power of Attorney (included on page II-7)

*	To be filed by amendment.

(b) The following financial statement schedule is filed as part of this registration statement:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
NanoDynamics, Inc. and subsidiaries
Buffalo, New York

We have audited the consolidated financial statements of NanoDynamics, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and have issued our report thereon dated May 4, 2007 (included elsewhere in the Registration Statement, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for stock-based compensation on January 1, 2006, to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment). Our audits also included the financial statement schedule of the Company listed in Item 16(b). This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
Buffalo, New York
May 4, 2007

VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to
	Beginning of	Costs and		Charged to		Balance at
Description	Period	Expenses		Other Accounts	Deductions	End of Period

Year Ended December 31, 2006:
Reserve for inventory obsolescence	$147,124	$64,192		$—	$—	$211,316
Valuation allowance for deferred income tax assets	7,938,000	6,069,000	(1)	—	—	14,007,000
Allowance against notes receivable and advances	361,470	100,000		—	—	461,470
Year Ended December 31, 2005:
Reserve for inventory obsolescence	$—	$147,124		$—	$—	$147,124
Valuation allowance for deferred income tax assets	3,637,000	4,301,000	(1)	—	—	7,938,000
Allowance against notes receivable and advances	—	361,470		—	—	361,470
Year Ended December 31, 2004:
Valuation allowance for deferred income tax assets	$1,392,000	$2,245,000	(1)	$—	$—	$3,637,000

(1)	Represents the establishment of a valuation allowance for deferred income tax assets relating to certain net operating losses and tax credits.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its U.S. counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on May 4, 2007.

NANODYNAMICS, INC.

By:	/s/ Keith Blakely
Keith Blakely, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith Blakely and Richard Berger, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this registration statement, any subsequent registration statement for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Keith Blakely Keith Blakely	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 4, 2007

/s/ Richard Berger Richard Berger	President, Chief Operating Officer and Director	May 4, 2007

/s/ Anthony DeSimone Anthony DeSimone	Vice President and Chief Accounting Officer (Principal Financial and Accounting Officer)	May 4, 2007

/s/ Glenn Spacht Glenn Spacht	Vice President, Chief Technical Officer and Director	May 4, 2007

/s/ Lawrence Goldstein Lawrence Goldstein	Director	May 4, 2007

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement
3.1		Certificate of Incorporation, as amended
3.2		Form of Amended and Restated Certificate of Incorporation
3.3		Amended and Restated Bylaws
4	.1*	Specimen Common Stock Certificate
5	.1*	Opinion of Loeb & Loeb LLP
10.1		License and Royalty Agreement dated June 15, 2003 between NanoDynamics, Inc. and Clarkson University together with Amendment dated August 12, 2004
10.2		License and Royalty Agreement dated March 26, 2004 between NanoDynamics, Inc. and Clarkson University
10.3		License and Royalty Agreement dated February 1, 2007 between ND Fusion, Inc. and Clarkson University
10.4		Research Agreement dated June 2, 2006 between NanoDynamics, Inc. and Clarkson University
10.5		License Agreement dated December 20, 2002 between NanoDynamics, Inc. and Purdue Research Foundation together with Amendment dated September 18, 2006
10.6		Nonexclusive License between NanoDynamics, Inc. and United States Department of the Navy
10.7		Technology Commercialization Agreement dated as of January 26, 2006 between NanoDynamics, Inc. and Otsuka Chemical Co. Ltd.
10.8		Employment Agreement dated April 1, 2006 between NanoDynamics, Inc. and Keith A. Blakely
10.9		Employment Agreement dated April 1, 2006 between NanoDynamics, Inc. and Richard L. Berger
10.10		Employment Agreement dated April 10, 2007 between NanoDynamics, Inc. and Glenn Spacht
10.11		Consulting Agreement dated May 1, 2007 between NanoDynamics, Inc. and Allan Rothstein
10.12		NanoDynamics, Inc. 2004 Stock Option Plan
10.13		NanoDynamics, Inc. 2007 Incentive Plan
10.14		Lease Agreement dated November 15, 2002 between NanoDynamics, Inc. and Niagara Frontier Transportation Authority together with Amendment dated September 19, 2006
10.15		Lease Agreement dated September 11, 2006 between NanoDynamics, Inc. and Niagara Frontier Transportation Authority
10.16		Lease Agreement dated July 1, 2006 between NanoDynamics, Inc. and IsleChem, LLC
10.17		Sublease Agreement dated August 7, 2006 between MetaMateria Partners, LLC and TechColumbus
10.18		Sublease Agreement dated October 1, 2006 between NanoDynamics, Inc. and Jeffords Steel Specialty Company
21.1		List of Subsidiaries
23	.1*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.2		Consent of Deloitte & Touche LLP
24.1		Power of Attorney (included on page II-7)

*	To be filed by amendment.